Exhibit 2.1

PURCHASE AND SALE AGREEMENT
among
NOBLE ENERGY, INC.,
as Seller,
and
HG ENERGY II APPALACHIA, LLC,
as Purchaser

Executed May 1, 2017

TABLE OF CONTENTS
PAGE
ARTICLE I DEFINED TERMS; INTERPRETATION    1
1.1    Defined Terms    1
1.2    Interpretation    1
ARTICLE II PURCHASE AND SALE    2
2.1    Purchase and Sale of Assets    2
2.2    Acquired Assets    2
2.3    Excluded Assets    4
2.4    Assumption of Liabilities    6
2.5    Effective Time    6
ARTICLE III PURCHASE PRICE    6
3.1    Purchase Price    6
3.2    Deposit    7
3.3    Adjustments to Fixed Purchase Price    7
3.4    Preliminary Settlement Statement; Closing Amount    9
3.5    Final Settlement Statement; Final Fixed Purchase Price    10
3.6    Allocation of Fixed Purchase Price    12
ARTICLE IV DUE DILIGENCE REVIEW; DISCLAIMERS    12
4.1    Due Diligence    12
4.2    Access to Records    13
4.3    Access to Acquired Properties    14
4.4    Limitations and Disclaimers    15
ARTICLE V TITLE MATTERS    16
5.1    Defensible Title    16
5.2    Permitted Encumbrances    18
5.3    Title Defect    22
5.4    Title Defect Value    23
5.5    Title Defect Notices    25
5.6    Waiver; Cure; Adjustment; Deductible    25
5.7    Remedies for Title Defects    27
5.8    Limitations on Losses.    28
5.9    Interest Additions    29
5.10    Dispute Resolution    30
5.11    Special Warranty of Title in the Assignment    31
5.12    Changes in Prices; Well Events    32
5.13    Exclusive Remedy    32
ARTICLE VI ENVIRONMENTAL MATTERS    32
6.1    Environmental Defect    32
6.2    Environmental Defect Value    32
6.3    Environmental Defect Notices    33
6.4    Waiver; Remediation; Adjustment; Deductible    33
6.5    Indemnification for Environmental Defects    35
6.6    Agreement on Environmental Defects    36

i

6.7    Dispute Resolution    37
6.8    Exclusive Remedy    39
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF SELLER    39
7.1    Organization, Existence, and Qualification    39
7.2    Authority, Approval, and Enforceability    39
7.3    Bankruptcy    40
7.4    Brokers’ Fees    40
7.5    Foreign Person    40
7.6    Taxes    40
7.7    No Conflicts    40
7.8    Consents    40
7.9    Preferential Rights    40
7.10    Litigation    41
7.11    No Violation of Laws    41
7.12    Environmental    41
7.13    Material Contracts    41
7.14    Current Commitments    42
7.15    Imbalances    42
7.16    Suspense Accounts    42
7.17    Wells; Plugging and Abandonment    42
7.18    Compliance with Leases and Easements    43
7.19    Advance Payments    43
7.20    Non-Consent Operations    43
7.21    Employee Benefits    43
7.22    Hedge Instruments    43
7.23    Payout    43
7.24    Certain Limitations    43
ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF PURCHASER    44
8.1    Organization, Existence, and Qualification    44
8.2    Authority, Approval, and Enforceability    44
8.3    Bankruptcy    44
8.4    Brokers’ Fees    44
8.5    No Conflicts    44
8.6    Consents    44
8.7    Litigation    44
8.8    Financing    45
8.9    Regulatory    45
8.10    Independent Evaluation    45
8.11    Accredited Investor    45
ARTICLE IX CERTAIN COVENANTS AND AGREEMENTS    45
9.1    Conduct of Business prior to Closing    45
9.2    Successor Operator    47
9.3    HSR Act    48
9.4    Governmental Bonds; Guarantees    48
9.5    Material Required Consents    48
9.6    Preferential Rights    50
9.7    Casualty Loss    50
9.8    Revenues    51

9.9    Suspense Accounts    51
9.10    Employee Matters    51
9.11    Non-Solicitation; No-Hire    52
9.12    Confidentiality    52
9.13    Public Announcements    52
9.14    Record Retention    53
9.15    Breaches before Closing.    53
9.16    Amendment of Schedules    53
9.17    Hedging Contracts    53
9.18    Water Assets    53
9.19    Firm Transportation Agreements    54
9.20    Financing Statements and Cooperation.    54
ARTICLE X CONDITIONS TO CLOSING    54
10.1    Mutual Conditions to Closing    54
10.2    Seller’s Conditions to Closing    55
10.3    Purchaser’s Conditions to Closing    56
ARTICLE XI CLOSING    56
11.1    Date of Closing    56
11.2    Closing Obligations    56
11.3    Records    57
11.4    Risk of Loss    58
ARTICLE XII TERMINATION    58
12.1    Termination    58
12.2    Effect of Termination    58
12.3    Return of Documentation and Confidentiality    60
ARTICLE XIII TAX MATTERS    60
13.1    Apportionment    60
13.2    Tax Reports and Returns    61
13.3    Transfer Taxes    61
13.4    Form 8594    61
13.5    Section 1031 Exchange Accommodation    62
13.6    Cooperation    62
ARTICLE XIV ASSUMPTION; INDEMNIFICATION; SURVIVAL    63
14.1    Assumption by Purchaser    63
14.2    Indemnities of Seller    63
14.3    Indemnities of Purchaser    64
14.4    No Third-Party Claims    64
14.5    Limitation on Liability    64
14.6    Express Negligence    65
14.7    Exclusive Remedy    66
14.8    Indemnification Procedures    66
14.9    Survival    68
14.10    Waiver of Right to Rescission    69
14.11    Subrogation    69
14.12    Non-Compensatory Damages    69

ARTICLE XV MISCELLANEOUS    70
15.1    Legal Fees    70
15.2    Expenses    70
15.3    Governing Law    70
15.4    Jurisdiction and Venue    70
15.5    Waiver of Jury Trial    71
15.6    Time of the Essence; Calculation of Time    71
15.7    Notices    71
15.8    Entire Agreement; Conflicts    72
15.9    Amendments and Waivers    72
15.10    Binding Effect; Assignment    72
15.11    Counterparts    73
15.12    Third-Party Beneficiaries    73
15.13    Severability    73
15.14    DTPA    73
15.15    Headings    74
15.16    Removal of Name    74
15.17    Litigation Support    74
15.18    Further Assurances    74
15.19    Filings, Notices, and Certain Governmental Approvals    74
15.20    No Recourse    75

APPENDIX

Appendix:	Description:
Appendix A	Defined Terms

EXHIBITS

Exhibits:		Description:
Exhibit A-1	-	Acquired Leases
Exhibit A-2	-	Acquired Mineral Fee Interests
Exhibit A-3	-	Acquired Wells
Exhibit A-4	-	Acquired Easements
Exhibit A-5	-	Acquired Real Estate
Exhibit A-6	-	Acquired Personal Property
Exhibit B	-	Allocated Values
Exhibit C	-	Specific Excluded Assets
Exhibit D-1	-	Form of Assignment
Exhibit D-2	-	Form of Mineral Deed
Exhibit D-3	-	Form of Assignment and Assumption Agreement
Exhibit E	-	Form of Transition Services Agreement
Exhibit F	-	Form of Closing Certificate
Exhibit G	-	Form of Non-Foreign Certificate
Exhibit H-1	-	Marcellus Formation Log
Exhibit H-2	-	Rhinestreet Formation Log
Exhibit H-3	-	Utica/Point Pleasant Formation Log
Exhibit I	-	Marketing Solution
Exhibit J	-	Specified Designated Areas
Exhibit K	-	Covered Areas
Exhibit L	-	Form of Water Services Agreement
Exhibit M	-	Hedging Solution
Exhibit N	-	Contract Solution

v

SCHEDULES
Seller’s Disclosure Schedules

Schedules:		Description:
Schedule 3.3(a)(i)	-	Renewals and Extensions
Schedule 3.3(a)(ii)	-	Completion Costs
Schedule 7.6	-	Taxes
Schedule 7.8	-	Consents
Schedule 7.9	-	Preferential Rights
Schedule 7.10	-	Litigation
Schedule 7.11	-	No Violation of Laws
Schedule 7.12	-	Environmental
Schedule 7.13	-	Material Contracts
Schedule 7.14	-	Current Commitments
Schedule 7.15	-	Imbalances
Schedule 7.16	-	Suspense Accounts
Schedule 7.23	-	Payout Balances
Schedule 9.1	-	Certain Operations
Schedule 9.4	-	Guarantees

Purchaser’s Disclosure Schedules
None.

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated May 1, 2017 (the “Execution Date”), is by and between HG Energy II Appalachia, LLC, a Delaware limited liability company (“Purchaser”), and NOBLE ENERGY, INC., a Delaware corporation (“Seller”). Purchaser and Seller are sometimes referred to herein collectively as the “Parties” and each individually as a “Party”.
RECITALS
A.    Seller owns and desires to sell certain oil and gas interests and other assets and properties in exchange for the cash purchase price and other consideration to be paid by Purchaser under the terms of, and subject to the conditions in, this Agreement.
B.    Purchaser desires to purchase such oil and gas interests and other assets and properties under the terms of, and subject to the conditions in, this Agreement.
AGREEMENT
For and in consideration of the mutual promises contained in this Agreement, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINED TERMS; INTERPRETATION
1.1    Defined Terms. Capitalized terms used in this Agreement that are not otherwise defined in this Agreement are defined in Appendix A.
1.2    Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require:
(a)    the words “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;
(b)    the word “or” is not exclusive;
(c)    references to an “Article”, “Section”, “preamble”, “recital”, or any other subdivision, or to an “Appendix”, “Exhibit”, or “Schedule”, are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, or schedule to this Agreement, respectively;
(d)    the words “this Agreement”, “hereby”, “hereof”, “herein”, “hereunder”, and comparable words refer to all of this Agreement, including the Appendix, Exhibits, and Schedules to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, or Schedule to this Agreement;
(e)    any pronoun in masculine, feminine, or neuter form shall include each other gender;
(f)    any word in the singular form includes the plural and vice versa;

(g)    references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement;
(h)    references to any Law are references to such Law as amended, modified, supplemented, and restated now or from time to time after the date of this Agreement, and to any corresponding provisions of successor Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated and Orders issued thereunder;
(i)    references to any Person include such Person’s respective permitted successors and permitted assigns;
(j)    references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; and
(k)    any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale of Assets. At the Closing, under the terms of, and subject to the conditions in, this Agreement, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and receive from Seller, all of Seller’s right, title, and interest in and to the Acquired Assets.
2.2    Acquired Assets. The term “Acquired Assets” means all of Seller’s right, title, and interest in and to the following, but excluding the Excluded Assets and subject to the terms and reservations herein:
(a)    the oil and gas leases and subleases located in the Covered Areas, including the leases and interests described in Exhibit A-1 (the “Acquired Leases”), together with any and all other rights, titles, and interests of Seller in and to the lands covered or burdened thereby and all other interests of Seller of any kind or character in and to the Acquired Leases;
(b)    the oil and gas mineral fee interests located in the Covered Areas, including the interests described in Exhibit A-2 (the “Acquired Mineral Fee Interests”);
(c)    all existing and effective unitization, pooling, and communitization agreements, declarations, and orders covering any of the lands covered or burdened by any of the Acquired Leases or Acquired Mineral Fee Interests (such lands, together with all other lands pooled or unitized under such agreements, declarations, and orders, are referred to herein as the “Lands”) and the units created thereby, including the Units described in Exhibit A-3 (the “Acquired Units”);
(d)    all royalties, overriding royalties, reversionary interests, carried interests, convertible interests and net profits interests applicable to the Acquired Leases and Lands;
(e)    all wells (including all Hydrocarbon wells, water wells, disposal wells, injection wells, abandoned wells, and any other wells) and all associated lateral pipelines located on the Lands, including the Hydrocarbon wells listed on Exhibit A-3, whether producing or non-producing (the “Acquired Wells” and together with the Acquired Leases and the Acquired Mineral Fee Interests, the “Acquired Properties”);

(f)    (i) all Hydrocarbons in, on, or under, or that may be produced from, the Lands on or after the Effective Time, (ii) all Hydrocarbon inventories from or attributable to the Lands in storage on the Effective Time, and (iii) all Hydrocarbons attributable to make-up rights and obligations with respect to imbalances attributable to the Lands;
(g)    to the extent transferable (with consent, if applicable, which Seller shall use commercially reasonable efforts to obtain at no out-of-pocket cost or expense to Seller), all Easements on or over the Lands to the extent used or held for use as of the Closing Date in connection with the ownership of or Operations applicable to the Acquired Properties (the “Acquired Easements”), including those Easements listed on Exhibit A-4, but excluding the Midstream Easements;
(h)    to the extent transferable or assignable (with consent, if applicable, which Seller shall use commercially reasonable efforts to obtain at no out-of-pocket cost or expense to Seller), all Permits that have been granted or issued as of the Closing Date in connection with Operations applicable to the Acquired Properties or any other Acquired Assets;
(i)    all fee interests in surface real property and leasehold estates in surface real property, in each case, that cover any part of the lands or are primarily used or held for use in connection with the ownership or operation of the Acquired Assets (the “Acquired Real Estate”), including those interests listed on Exhibit A-5;
(j)    all owned and leased (i) vehicles listed on Exhibit A-6, (ii) interests in the Equipment and Operating Inventory primarily used or held for use as of the Closing Date in connection with Operations applicable to the Acquired Properties and (iii) SCADA and wellhead communication systems hardware located on the Acquired Leases, Acquired Mineral Fee Interests or Acquired Easements (collectively, the “Acquired Personal Property”), including the Equipment, Operating Inventory and SCADA systems listed on Exhibit A-6;
(k)    to the extent transferable (with consent, if applicable, which Seller shall use commercially reasonable efforts to obtain at no out-of-pocket cost or expense to Seller), all Hydrocarbon sales, purchase, gathering, and processing contracts, transportation contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout and farmin agreements, area of mutual interest agreements, surface use agreements, contribution agreements, and other contracts and agreements, in each case, to the extent the foregoing cover, are attributable to, or relate to any of the Acquired Assets or to Operations on the Acquired Assets (the “Acquired Contracts”), including the Material Contracts listed on Schedule 7.13 and the Assumed FT Agreements; provided, however, that Acquired Contracts does not include any (i) Acquired Lease, Acquired Mineral Fee Interest, Acquired Easement, Permit, or Acquired Real Estate, (ii) master services agreement (other than any master services agreement specifically listed on Schedule 7.13, which agreement, if any, is an Acquired Contract), or (iii) contract or agreement to the extent primarily relating to any Excluded Asset;
(l)    except to the extent relating to any Excluded Assets, and except for Claims, payments, and proceeds under insurance policies (other than proceeds which are to be transferred in connection with any Casualty Losses pursuant to Section 9.7), all rights, claims, and causes of action (including warranty and indemnity claims and defenses) to the extent arising on or after the Effective Time, and to the extent and only to the extent), in each case, (i) assignable, (ii) such rights, claims, and causes of action relate to any of the Acquired Assets or the ownership or operation thereof or under Acquired Contracts and (iii) relating to any of the Assumed Liabilities;
(m)    to the extent transferable (with consent, if applicable, which Seller shall use commercially reasonable efforts to obtain at no out-of-pocket cost or expense to Seller) without payment of a transfer, license or similar fee, penalty, or other consideration under Third Party agreements (unless advanced by Purchaser) all Technical Data in Seller’s possession that primarily relates to the Acquired Properties (the “Acquired Data”); provided, however, Purchaser shall be responsible for the payment of any transfer or other fees, costs, and expenses associated with the assignment or transfer to Purchaser of any such Acquired Data and, if applicable, the Acquired Data will only be assigned following Purchaser’s acquisition, at its sole cost, of a license from the applicable Third Party; and
(n)    to the extent transferable (with consent, if applicable, which Seller shall use commercially reasonable efforts to obtain at no out-of-pocket cost or expense to Seller), all Records to the extent relating to the Acquired Assets described in Section 2.2(a) through (l) that are in the possession of Seller or any of its Affiliates; provided, however, that (i) Seller’s Income Tax records, (ii) those items referenced above in this sub-section (n) that are subject to a valid legal privilege or to disclosure restrictions (other than title records), (iii) those items referenced above in this sub-section (m) that are not transferable without payment of additional consideration (and Purchaser has not agreed in writing to pay such additional consideration), (iv) all e-mails, and (v) all employee files, in each case, shall be excluded (the foregoing items in this subpart (m), less the items listed above as being excluded, and less the other Excluded Assets, collectively, the “Acquired Records”); provided further, however, Seller may retain a copy of all such Acquired Records and shall have no obligation to delete electronic file Acquired Records from Seller’s or its Affiliates servers and networks.
2.3    Excluded Assets. Notwithstanding Section 2.2, the Acquired Assets shall not include, and there is excepted, reserved, and excluded from the Contemplated Transactions, all of the following of Seller and its Affiliates (the “Excluded Assets”):
(a)    all accounts receivable or rights to payment, refund, or indemnity accruing or attributable to any period before the Effective Time or to any Excluded Assets, including the right to any payments with respect to any Royalties, the full benefit of all Liens, security for such accounts or rights to payment accruing or attributable to any period before the Effective Time, and all rights, Claims, refunds, causes of action, or choses in action relating to the foregoing, except in each case with respect to Property and Production Taxes for which Purchaser is responsible under Section 13.1;
(b)    all production of Hydrocarbons from or attributable to the Acquired Properties with respect to any period before the Effective Time (other than Hydrocarbons in storage on the Effective Time and make-up Hydrocarbons with respect to imbalances described in Section 2.2(f)), including (i) all proceeds attributable to any such pre-Effective Time production, and (ii) all rights, Claims, refunds, causes of action, or choses in action relating to such production or proceeds (including settlement of take-or-pay disputes);
(c)    except as contemplated in Section 9.7 in respect of Casualty Losses, all insurance policies, and all Claims, payments, and proceeds under any such insurance policies;
(d)    all Hedging Instruments of Seller and its Affiliates, and all rights under any such Hedging Instruments;
(e)    all deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any Liability or obligation of Seller in respect of the Acquired Assets;
(f)    all rights or interest of Seller in any Intellectual Property;

(g)    all information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions), and all information, records, and data relating to the Excluded Assets;
(h)    all of Seller’s and its Affiliates’ studies related to reserve assessments and economic estimates and analyses;
(i)    records relating to the auction, marketing, acquisition, or disposition (or proposed acquisition or disposition) of the Acquired Assets, including the existence, identity, and inquiries and proposals received from or made to, and records of negotiation with, any Person, and any economic analyses associated therewith (which shall be Acquired Assets to the extent transferable and related to any other Acquired Assets);
(j)    all assets and properties specifically listed in Exhibit C, regardless of whether such assets and properties are used or held for use in connection with the Acquired Assets, including the Water Assets, but excluding (from and after the time actually transferred to Purchaser) any Applicable Fully Owned Water Assets that are required to be transferred to Purchaser pursuant to Section 9.18;
(k)    all proceeds from the settlement or disposition of any Claims, Proceedings, or disputes, and all other rights, claims, refunds, causes of action, and choses in action, in each case, owed or paid to or in favor of Seller or any of its Affiliates, in each case, (i) under the Transaction Documents, (ii) arising out of or relating to any of the other Excluded Assets or to any matters for which Seller is obligated hereunder to indemnify any Person (including with respect to any Indemnified Title Defect or Indemnified Environmental Defect), (iii) attributable to Title Defects or Environmental Defects to the extent the Base Fixed Purchase Price has been reduced as a result of such Title Defect or Environmental Defect, or (iv) to the extent related to the period prior to the Effective Time and not to any Assumed Liabilities;
(l)    audit rights under operating agreements or other contracts or agreements to the extent attributable or relating to periods before the Effective Time, any other Excluded Assets, or any matters for which Seller has agreed to indemnify the Indemnified Purchaser Parties hereunder (and Purchaser will cooperate with Seller to facilitate Seller’s exercise of such rights);
(m)    corporate, financial, Income Tax, and legal data and records of Seller (other than title records pertaining to the Acquired Assets), and all other information, records, and data that relate to Seller’s business generally (whether or not relating to the Acquired Assets) or to businesses of each Seller and any Affiliate of any Seller other than the exploration and production of Hydrocarbons;
(n)    information, data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;
(o)    (i) copies of all Acquired Data and (ii) any and all interpretive data and analysis of Technical Data;
(p)    any Claims of Seller or any Affiliate of Seller for any refunds of or loss carry forwards with respect to any Seller Tax;

(q)    all vehicles not listed on Exhibit A-6, offices, office leases not listed on Exhibit A-5, office furniture, office supplies, personal computers and associated peripherals, licensed software, all radio (excluding SCADA and wellhead communication equipment), cell phones and telephone equipment;
(r)    all overhead costs and expenses paid or payable by Third Party non-operators to Seller or any of its Affiliates pursuant to any applicable joint operating agreement with respect to periods of time prior to Closing;
(s)    the Midstream Easements;
(t)    the Retained FT Agreements; and
(u)    all other assets and properties expressly excluded from the Contemplated Transactions pursuant to the terms of this Agreement.
2.4    Assumption of Liabilities. At the Closing, Purchaser shall assume and agree to timely and fully pay, perform, and otherwise discharge, the Assumed Liabilities, under the terms of, and subject to the conditions in, this Agreement.
2.5    Effective Time. Notwithstanding that the Closing may occur on another date and at another time, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities shall be effective as of the Effective Time.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. Subject to the other terms and provisions of this Agreement, the purchase price payable by Purchaser to Seller for the Acquired Assets shall equal One Billion Two Hundred Twenty-Five Million Dollars ($1,225,000,000.00) (the “Purchase Price”). The Purchase Price shall consist of the Fixed Purchase Price and the Earn-Out Payments.
(a)    Fixed Purchase Price. The “Fixed Purchase Price” means an aggregate amount equal to: (a) One Billion One Hundred Twenty-Five Million Dollars ($1,125,000,000.00) (the “Base Fixed Purchase Price”), plus or minus (b) the net amount of the adjustments under Section 3.3 (as so adjusted, the “Final Fixed Purchase Price”). The adjustments under Section 3.3 shall be preliminarily determined under Section 3.4 pursuant to the Preliminary Settlement Statement and subject to final adjustment after the Closing under Section 3.5 pursuant to the Final Settlement Statement.
(b)    Earn-Out Payments. As additional consideration to Seller hereunder, if and to the extent required by this Section 3.1(b), Seller shall be entitled to receive from Purchaser additional cash payments in amounts equal to the Earn-Out Payments, which Earn-Out Payments (each if and to the extent owing) shall be paid strictly in accordance with this Section 3.1(b). If the average Appalachia Dominion, South Point index price as reported by Platts Inside FERC’s Gas Market Report in its first of calendar month publication (a) during the 2018 calendar year is equal to or exceeds an amount equal to $3.30 per dth, then Seller shall be entitled to an additional cash payment from Purchaser in an amount equal to Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333,333.33) (the “Earn-Out Payment 1”), (b) during the 2019 calendar year is equal to or exceeds an amount equal to $3.30 per dth, then Seller shall be entitled to an additional cash payment from Purchaser in an amount equal to Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333,333.33) (the “Earn-Out Payment 2”), and/or (c) the 2020 calendar year is equal to or exceeds an amount equal to $3.30 per dth, then Seller shall be entitled to an additional cash payment from Purchaser in an amount equal to Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 34/100 Dollars ($33,333,333.34) (the “Earn-Out Payment 3” and with Earn-Out Payment 1 and Earn-Out Payment 2, collectively, the “Earn-Out Payments” and, individually, each an “Earn-Out Payment”). Each Earn-Out Payment is a separate stand-alone payment obligation and Seller’s entitlement to any Earn-Out Payment is not contingent upon any other Earn-Out Payment having accrued. Each Earn-Out Payment owing to Seller hereunder shall be due and payable (i) with respect to Earn-Out Payment 1, on December 28, 2018; (ii) with respect to Earn-Out Payment 2, on December 27, 2019; (iii) with respect to Earn-Out Payment 3, on and December 30, 2020 in the applicable calendar year for determining whether such Earn-Out Payment is owing. If Purchaser fails to pay any Earn-Out Payment owing to Seller pursuant to this Section 3.1(b) within the time period specified herein, then Purchaser shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Seller in connection with any Proceeding taken to collect payment of such amount, together with interest on such unpaid amount at the Applicable Rate, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Any disputes between the Parties as to the amount, if any, of an Earn-Out Payment owed to Seller under this Section 3.1(b) shall be exclusively resolved through binding dispute resolution by the Accounting Referee in accordance with the dispute resolution procedures set forth in Sections 3.5(d)-3.5(f), mutatis mutandis. The contingent right of Seller to receive Earn-Out Payments is solely a contractual right and is not a security for purposes of any federal or state securities laws.
3.2    Deposit.
(a)    Deposit. Within one (1) Business Day following the execution by the Parties of this Agreement, Purchaser shall pay to Seller by wire transfer in same day funds an amount in cash equal to Fifty Million Dollars ($50,000,000.00) (the “Deposit”) as an earnest money deposit. No interest shall accrue on the Deposit. If the Closing occurs, then the Deposit shall be applied towards the Closing Amount under Section 3.4(b). If the Closing does not occur, then the Deposit shall be released as provided in Section 12.2.
(b)    Hedging Deposit. In addition to Purchaser’s obligation under Section 3.2(a), within one (1) Business Day following the execution by the Parties of this Agreement, Purchaser shall pay to Seller by wire transfer in same day funds an amount in cash equal to Fifty Million Dollars ($50,000,000.00) (the “Hedging Deposit”) as cash collateral to secure Purchaser’s obligations under Exhibit M. No interest shall accrue on the Hedging Deposit. The Hedging Deposit shall be retained by Seller and/or returned to Purchaser as and to the extent provided in the Hedging Solution.
3.3    Adjustments to Fixed Purchase Price. All adjustments to the Fixed Purchase Price under this Section 3.3 shall be without duplication of other adjustments under this Section 3.3:
(a)    Upward Adjustments. The Base Fixed Purchase Price shall be adjusted upward by the following:
(i)    the amount of all Property Expenses (other than Overhead Costs which are covered in Section 3.3(a)(iii) below) attributable to the Acquired Assets or the operation or ownership thereof during the period from and after the Effective Time that are paid by or on behalf of, but have not been reimbursed to, Seller or its Affiliates; and also, to the extent attributable to the Acquired Assets or the operation or ownership thereof during the period from and after the Effective Time, the following (regardless of whether the following constitute Property Expenses): (A) Royalties, (B)  shut-in payments, and other lease maintenance payments, (C) renewals and/or extensions of Acquired Leases to the extent set forth on Schedule 3.3(a)(i), and (D) prepaid Property Expenses, including and such costs and expenses paid by Seller or its Affiliates on behalf of any Third Party co-owner of any property or asset, a portion of which constitutes an Acquired Asset, provided that no upward adjustment made pursuant to this Section 3.3(a)(i) shall affect Purchaser’s liability with respect to Assumed Liabilities;
(ii)    the amount of all Completion Costs with respect to those Acquired Wells listed on Schedule 3.3(a)(ii) that are paid by or on behalf of Seller or its Affiliates (to the extent attributable to periods after October 1, 2016);
(iii)    an amount equal to $240,000.00 per calendar month for the period from the Effective Time up to the Closing Date (pro-rated for partial months), which represents overhead costs (net to Seller’s interests in the Acquired Assets) attributable to those Acquired Properties operated by Seller or its Affiliates (the “Overhead Costs”);
(iv)    the amount of all Property and Production Taxes prorated to Purchaser under Section 13.1 that are paid or to be paid or otherwise economically borne by Seller or its Affiliates (excluding, for the avoidance of doubt, any Property and Production Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 3.3(b)(iii) applies, and therefore were taken into account in determining the “proceeds received” by Seller for purposes of applying Section 3.3(b)(iii) with respect to such transaction);
(v)    the amount of all revenues and proceeds attributable to the Acquired Assets during the period prior to the Effective Time that are received by Purchaser or its Affiliates (net of any marketing fees and Royalties in connection therewith), other than amounts held in suspense for the benefit of a Third Party;
(vi)    an amount equal to all Hydrocarbons attributable to the Acquired Properties that, at the Effective Time, constitute linefill or that are in storage tanks, or above the load level connection or within processing plants, multiplied by the applicable price paid or, if not yet sold, the applicable price for which the applicable production from the Acquired Properties was sold most recently prior to the Effective Time; and
(vii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Purchaser.
(b)    Downward Adjustments. The Base Fixed Purchase Price shall be adjusted downward by the following:
(i)    the amount of all pre-Effective Time Property Expenses attributable to the Acquired Properties or the ownership or operation thereof during the period prior to the Effective Time that are paid by, but have not been reimbursed to, Purchaser or its Affiliates;
(ii)    the amount of all Property and Production Taxes prorated to Seller under Section 13.1 that are paid or to be paid or otherwise economically borne by Purchaser or its Affiliates (excluding, for the avoidance of doubt, any Property and Production Taxes that were withheld or deducted from the gross amount paid or payable to Purchaser in connection with a transaction to which Section 3.3(a)(v) applies, and therefore were taken into account in determining the “proceeds received” by Purchaser for purposes of applying Section 3.3(a)(v) with respect to such transaction);
(iii)    the amount of all revenues and proceeds attributable to the Acquired Properties during the period from and after the Effective Time that are received by Seller or its Affiliates (net of any marketing fees and Royalties in connection therewith), other than amounts held in suspense for the benefit of a Third Party;

(iv)    any adjustments for Title Defects in accordance with Article V;
(v)    any adjustments for Environmental Defects in accordance with Article VI;
(vi)    any adjustments for Casualty Loss in accordance with to Section 9.7;
(vii)    the Allocated Value of any Acquired Assets excluded from this Agreement pursuant to Section 5.7(c), Section 6.4(c), Section 9.5(b) or Section 9.6(b); and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Purchaser.
(c)    Imbalance Adjustments. The Base Fixed Purchase Price shall be further adjusted upward or downward, as appropriate, by (i) the volume of wellhead imbalances as of the Effective Time attributable to Seller’s interest in the Acquired Assets, multiplied by $2.30 per MMBtu (upward for underage and downward for overage); and (ii) the volume of any pipeline or transportation imbalances as of the Effective Time attributable to Seller’s interest in the Acquired Assets, multiplied by the then current monthly price applicable to deliveries to the applicable pipeline (upward for over-deliveries and downward for under-deliveries).
(d)    Overpayment Adjustments. For the avoidance of doubt, in the event Seller or its Affiliates receive an overpayment of proceeds for which Purchaser receives an adjustment to the Base Fixed Purchase Price under Section 3.3(b) and Seller is subsequently required to reimburse or otherwise account for such overpayment to a Third Party, Seller shall be entitled to a reimbursement from Purchaser of such overpayment amount, which if such amount is known prior to the issuance of the Final Settlement Statement, shall be reflected as an adjustment on the Final Settlement Statement.
3.4    Preliminary Settlement Statement; Closing Amount.
(a)    Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Seller shall prepare, in good faith and in accordance with the terms and conditions set forth in this Agreement, and submit to Purchaser a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth (i) the Base Fixed Purchase Price, (ii) estimates of the adjustments under Section 3.3, and (iii) the resulting Closing Amount and Closing Payment. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes with the explanation therefor that Purchaser proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Base Fixed Purchase Price at Closing; provided, however, if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then, absent manifest error, the amount of such adjustment used to adjust the Base Fixed Purchase Price at Closing shall be that amount set forth by Seller in the draft Preliminary Settlement Statement delivered by Seller to Purchaser pursuant to this Section 3.4(a).
(b)    Closing Amount. The Base Fixed Purchase Price as increased or decreased (but not below zero) by the net amount of the estimated upward and downward adjustments under Section 3.3, as set forth in the Preliminary Settlement Statement, is referred to herein as the “Closing Amount”. At the Closing, an amount equal to (A) the Closing Amount, minus (B) subject to the terms of Exhibit M, the sum of the Deposit and the Hedging Deposit, shall be paid by Purchaser to Seller by federal funds wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser (the “Closing Payment”).

3.5    Final Settlement Statement; Final Fixed Purchase Price.
(a)    Final Settlement Statement. Seller, with the assistance and cooperation of Purchaser and Purchaser’s Entity Representatives (including by means of access to such Acquired Records and other Purchaser information and records as Seller reasonably deems necessary or appropriate), shall prepare, in good faith and in accordance with the terms and conditions set forth in this Agreement, and deliver to Purchaser a final settlement statement (the “Final Settlement Statement”) not later than 5:00 p.m., Houston, Texas time on the date that is one hundred twenty (120) days after the Closing Date (the date on which such Final Settlement Statement is delivered by Seller, the “Final Settlement Date”). The Final Settlement Statement will (A) except as otherwise provided below in this Section 3.5(a) or in Article V, Article VI or Section 13.1(c) take into account all final adjustments to the Fixed Purchase Price provided in this Agreement, including each adjustment under Section 3.3 not finally determined or that was estimated or incorrectly determined at the Closing pursuant to the Preliminary Settlement Statement, (B) include the final Title Defect adjustments, if any, and final Interest Addition adjustments, if any, if such final adjustments have been finally agreed upon by the Parties and/or determined by the Title Expert on or prior to the Final Settlement Date, (C) include the final Environmental Defect Adjustment, if any, if such final adjustment has been finally agreed upon by the Parties or determined by the Environmental Expert on or prior to the Final Settlement Date, and (D) set forth a reconciliation of the Closing Amount to the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date).
(b)    Objection Report. As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but in any case not later than 5:00 p.m., Houston, Texas time on the date that is thirty (30) days after receipt of Seller’s proposed Final Settlement Statement (the “Objection Date”), Purchaser may deliver to Seller a detailed written report (an “Objection Report”) containing: (i) those particular items or amounts in Seller’s proposed Final Settlement Statement as to which Purchaser objects; (ii) the reasons, in reasonable detail, for each such objection, together with any supporting documentation available to Purchaser; and (iii) Purchaser’s calculation of the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date). Any particular amounts or items contained or omitted in Seller’s proposed Final Settlement Statement that are not specifically objected to by Purchaser in a proper and timely delivered Objection Report shall be deemed accepted by Purchaser and shall be final, binding, and conclusive on both Parties not subject to dispute. If Purchaser does not deliver a proper Objection Report by the Objection Date, then Seller’s proposed Final Settlement Statement and calculation of the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date) shall be deemed final, binding, and conclusive on both Parties and not subject to dispute.
(c)    Negotiation Period. If an Objection Report is properly and timely delivered by Purchaser, then Purchaser and Seller shall negotiate in good faith during the twenty (20) Business Day period after such delivery (the “Negotiation Period”) to reach an agreement on the disputed items or amounts to determine the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date). If Seller and Purchaser agree as to such Final Fixed Purchase Price or any particular amount or item thereof that is specifically objected to in the Objection Report, then Purchaser and Seller shall execute a written acknowledgement of such agreement, and such Final Fixed Purchase Price or any amounts or items thereof that are the subject of such agreement, as applicable, shall be deemed final, binding, and conclusive on both Parties and not subject to dispute.
(d)    Submission to Accounting Referee. If Purchaser and Seller are unable to agree on the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date) and all such items or amounts by the expiration of the Negotiation Period, then any remaining dispute, controversy, or matters of difference relating to the Final Settlement Statement or the determination of the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date) (collectively, “Final Settlement Disputes”) shall be resolved by Grant Thornton, LLP, or if such firm declines to act in such capacity, by another nationally recognized firm of independent accountants that does not have a material relationship with either Party and that is reasonably acceptable to Seller and Purchaser (the “Accounting Referee”). To the extent necessary, Seller and Purchaser shall act in good faith to promptly agree on the Accounting Referee and to execute such engagement letters and other documents as shall be necessary to engage the Accounting Referee within ten (10) Business Days after the expiration of the Negotiation Period. The fees and expenses of the Accounting Referee shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.
(e)    Materials to Accounting Referee. Seller and Purchaser shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on each Final Settlement Dispute, together with a copy of this Agreement, the Preliminary Closing Statement, Seller’s draft Final Settlement Statement, Purchaser’s Objection Report, and any supporting material that such Party desires to furnish, not later than fifteen (15) Business Days after appointment of the Accounting Referee. Each of Seller and Purchaser shall in no event attempt to communicate with the Accounting Referee with respect to each Final Settlement Dispute without providing the other Party the opportunity to jointly discuss or confer with the Accounting Referee with respect to each such Final Settlement Dispute.
(f)    Decisions of Accounting Referee. The Accounting Referee shall make its determination and provide to the Parties written findings within twenty (20) Business Days after it has received the materials under Section 3.5(e). In making a determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party (except as may be specifically requested by the Accounting Referee), may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The decision of the Accounting Referee shall be final, conclusive, binding, non-appealable and shall be enforceable against any of the Parties in any court of competent jurisdiction, provided that the Accounting Referee (i) shall be limited to determining the specific Final Settlement Disputes submitted to it, (ii) shall set forth a calculation of the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date) and any item or component thereof that was not finally determined during or before the Negotiation Period and a line-item comparison (showing increases and decreases) to the calculations contained in the Final Settlement Statement and the Objection Report, together with explanations of each variance, (iii) may not determine a Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date) that is more than the applicable amount in Seller’s draft Final Settlement Statement or that is less than the applicable amount in Purchaser’s Objection Report, (iv) shall incorporate the final Title Defect adjustments, if any, and final Interest Addition adjustments, if any, if such final adjustments have been finally agreed upon by the Parties and/or determined by the Title Expert on or prior to the Final Settlement Date, and (v) shall incorporate the final Environmental Defect adjustments, if any, if such final adjustment has been finally agreed upon by the Parties or determined by the Environmental Expert on or prior to the Final Settlement Date. THE ACCOUNTING REFEREE SHALL ACT AS AN EXPERT FOR THE LIMITED PURPOSE OF DETERMINING THE SPECIFIC FINAL SETTLEMENT STATEMENT MATTERS PRESENTED TO IT, SHALL NOT HAVE THE POWERS OF AN ARBITRATOR, SHALL BE LIMITED TO THE PROCEDURES SET FORTH IN THIS SECTION, MAY NOT HEAR OR DECIDE ANY MATTERS EXCEPT THE SPECIFIC FINAL SETTLEMENT STATEMENT MATTERS PRESENTED TO IT AND MAY NOT AWARD DAMAGES, INTEREST, COSTS, ATTORNEY’S FEES, EXPENSES, OR PENALTIES TO EITHER PARTY.

(g)    Final Determination Date. The final Fixed Purchase Price, as finally determined under this Section 3.5, and including any final adjustments thereto determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date, shall be deemed final, binding, and conclusive on both Parties and not subject to dispute (the “Final Fixed Purchase Price”). The date on which the Final Fixed Purchase Price (less any final adjustments to be determined thereafter under Article V, Article VI and/or Section 13.1(c)) shall be deemed to have been determined (the “Final Determination Date”) shall be the earliest of: (i) the Objection Date, if Purchaser has not delivered an Objection Report by the Objection Date; (ii) the date during the Negotiation Period that Purchaser and Seller have resolved all disputed amounts with respect to the Final Fixed Purchase Price (less any final adjustments to be determined under Article V, Article VI and/or Section 13.1(c) after the Final Settlement Date), if all such disputed amounts are resolved during the Negotiation Period; and (iii) the date on which the Accounting Referee delivers its report as to the final determination pursuant to Section 3.5(f), if submitted to the Accounting Referee.
(h)    Cooperation. Seller and Purchaser shall, and shall cause their respective Entity Representatives and independent accountants to, cooperate and assist as requested by the Parties and the Accounting Referee in the preparation of the Final Settlement Statement and the calculation of the Final Fixed Purchase Price and in providing access and conducting reviews referred to in this Section 3.5, including making available to the extent necessary their respective books, records, work papers, and appropriate personnel.
(i)    Payment of Final Fixed Purchase Price. If the Final Fixed Purchase Price as finally determined under this Section 3.5 (less any final adjustments still to be determined under Article V, Article VI and/or Section 13.1(c)) is more than the Closing Amount, then Purchaser shall pay to Seller, within ten (10) Business Days after the Final Determination Date, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Seller. If the Final Fixed Purchase Price as finally determined under this Section 3.5 (less any final adjustments still to be determined under Article V, Article VI and/or Section 13.1(c)) is less than the Closing Amount, then Seller shall pay to Purchaser, within ten (10) Business Days after the Final Determination Date, the amount of such difference by wire transfer of immediately available funds to an account or accounts designated by Purchaser. For clarity, except as otherwise provided in Article V, Article VI, or Section 13.1(c) and except for Earn-Out Payments determined and required to be paid pursuant to Section 3.1(b), thereafter there shall be no further adjustments to the Purchase Price between the Parties under this Agreement, including for any Property Expenses.
3.6    Allocation of Fixed Purchase Price. Purchaser and Seller agree that the Base Fixed Purchase Price shall be allocated among the Acquired Assets as set forth on Exhibit B. Each Acquired Asset or portion thereof to which a value is separately allocated on Exhibit B is referred to herein as an “Asset” and such separate value is referred to herein as the “Allocated Value” of such Asset. The Parties agree that the Allocated Values set forth on Exhibit B represent reasonable estimates of the fair market values of the Assets described therein. Such Allocated Values shall be used in calculating adjustments to the Fixed Purchase Price as provided herein.
ARTICLE IV
DUE DILIGENCE REVIEW; DISCLAIMERS
4.1    Due Diligence.
(a)    Seller shall provide Purchaser and its Entity Representatives with access in accordance with this Article IV to the Acquired Assets, including the Acquired Records and the Acquired Properties of Seller, as well as reasonable access to Seller’s and its Affiliates’ employees, to permit Purchaser to perform a due diligence review of the Acquired Assets (the “Due Diligence Review”);

provided, however, such Due Diligence Review and all such access shall be: (A) subject to the terms and conditions of this Article IV; (B) conducted at Purchaser’s sole risk, cost, and expense; and (C) conducted during Seller’s normal business hours and in a manner so as not to unreasonably interfere with the normal Operations of the Acquired Properties or the business of Seller.
(b)    Notwithstanding Section 4.1(a) or any other provision in this Agreement to the contrary, any obligation of Seller under this Agreement to make any such Acquired Assets, including Acquired Records and Acquired Properties available to Purchaser shall be: (i) only to the extent that doing so does not violate any Law or any confidentiality or other obligation under any contract or agreement of Seller or any of its Affiliates to any Third Party (provided that Seller shall use commercially reasonable efforts to obtain the consent of, or waiver from, any Third Party to the extent required, but at no out-of-pocket cost or expense to Seller); and (ii) only to the extent such Acquired Records or other information are not, in the judgment of Seller or its counsel, protected by the attorney-client privilege, the work product doctrine, or other applicable privilege or any such privilege would be likely to be waived, voided, rendered voidable or destroyed by disclosure to Purchaser or any of its Entity Representatives (excluding title records).
(c)    During all periods that Purchaser or its Entity Representatives or environmental contractors are on the Acquired Properties or in Seller’s offices to perform the Due Diligence Review, Purchaser shall maintain in effect, at its sole expense, such policies of insurance of the types and in the amounts not less than as set forth on Exhibit C to the Form of Water Services Agreement attached as Exhibit L to this Agreement. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering onto the Acquired Properties.
(d)    Purchaser acknowledges that any entry into Seller’s or its Affiliates’ offices or onto the Acquired Properties to perform the Due Diligence Review shall be at Purchaser’s sole risk and that none of the Indemnified Seller Parties shall be liable in any way for any injury, loss, or damage arising out of such entry that may occur to any Indemnified Purchaser Parties pursuant to this Agreement. IN CONNECTION WITH THE GRANTING OF ACCESS TO THE ACQUIRED ASSETS TO PERFORM THE DUE DILIGENCE REVIEW, PURCHASER HEREBY WAIVES, RELEASES, AND AGREES TO DEFEND, INDEMNIFY, SAVE, AND HOLD HARMLESS THE INDEMNIFIED SELLER PARTIES AND THE THIRD PARTY OPERATORS OF THE ACQUIRED PROPERTIES FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES RELATING TO THE PERSONAL INJURY OR DEATH OF ANY INDEMNIFIED PURCHASER PARTY OR PROPERTY DAMAGE ARISING FROM OR IN ANY WAY RELATED TO THE ACCESS AFFORDED TO, OR ANY INVESTIGATIONS, ASSESSMENTS, OR OTHER DUE DILIGENCE REVIEW ACTIVITIES CONDUCTED BY, ANY INDEMNIFIED PURCHASER PARTIES OR ANY OF THEIR CONTRACTORS OR OTHER REPRESENTATIVES, EVEN IF SUCH CLAIMS OR LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED SELLER PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. This Section 4.1(d) shall survive the Closing or the earlier termination of this Agreement indefinitely.
4.2    Access to Records.
(a)    Within five (5) Business Days following the Execution Date, to facilitate the Due Diligence Review, Seller shall provide Purchaser with access to electronic copies of those Acquired Records to the extent available and maintained by Seller in electronic form as of the Execution Date. Subject to Section 4.1, during the period from the Execution Date until the Closing Date or the earlier termination of this Agreement, Seller shall make physical copies of the Acquired Records available to Purchaser at the Houston, Texas or Canonsburg, Pennsylvania offices of Seller during Seller’s normal business hours to complete its Due Diligence Review.

(b)    Except for the representations and warranties specifically contained in this Agreement, Seller makes no warranty or representation of any kind as to the accuracy, completeness, or materiality of any Acquired Records, Background Materials, or any other information provided by Seller, any of its Affiliates, or any of its respective Entity Representatives to Purchaser, its Entity Representatives, or their respective representatives, agents, or attorneys. Purchaser agrees that any conclusions drawn from its Due Diligence Review or from the Acquired Records, Background Materials, or any such other information shall be the result of its own independent review and judgment.
4.3    Access to Acquired Properties.
(a)    Subject to the terms and conditions of this Article IV and to the extent permitted at Law or under applicable contracts, during the period from the Execution Date until the Defect Notice Deadline or the earlier termination of this Agreement, (i) with respect to all Acquired Properties and Water Assets in the Covered Areas, in each case, operated by Seller or to which Seller otherwise has the authority to unilaterally grant access to Purchaser, Seller shall allow Purchaser to conduct on-site visual inspections of such Acquired Assets and allow Purchaser to engage a qualified environmental contractor to conduct an environmental review, including a visual inspection, record reviews, interviews with applicable Persons, a regulatory compliance review and a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (collectively, an “Environmental Assessment”) of such Acquired Assets and (ii) with respect to all Acquired Properties as to which Seller does not have the authority to unilaterally grant access to Purchaser, Seller shall use commercially reasonable efforts (at no cost, expense, or Liability to Seller) to allow Purchaser to conduct on-site visual inspections of such Acquired Properties and engage a qualified environmental contractor to conduct an Environmental Assessment of such Acquired Properties; provided, however, in connection with any such permitted on-site visual inspection or Environmental Assessment of an Acquired Property, (A) Purchaser shall notify Seller in writing at least five (5) Business Days prior thereto and coordinate the conduct thereof with Seller’s Entity Representatives (and Seller or its designee shall have the right to accompany Purchaser and its Entity Representatives and environmental contractor whenever on site at any Acquired Property), (B) Purchaser shall, and shall cause all of its Entity Representatives and environmental contractors to, comply in all material respects with all applicable Laws and all of Seller’s and any applicable Third Party operator’s requirements, rules, and safety policies and procedures, and (C) any contractor engaged to perform all or any portion of an Environmental Assessment shall execute and deliver to Seller a confidentiality agreement in a form reasonably acceptable to Seller.
(b)    If, following the conduct of any Environmental Assessment, Purchaser, in its reasonable discretion based on the findings and results of the Environmental Assessment, believes that further investigation, sampling or testing or other invasive investigation is necessary to determine the existence or magnitude of an Environmental Defect or Environmental Defect Value, Purchaser shall furnish to Seller for its review a proposed scope of such sampling, boring, drilling or other invasive investigation activities, including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted. Following the receipt and review of such proposal by Seller, Seller shall elect, in its reasonable discretion, to permit or refuse to permit the conduct of any such activities by Purchaser.
(c)    Purchaser agrees to provide to Seller, but in any event not later than five (5) days after Purchaser’s or any of its Entity Representative’s receipt or creation, copies of all final non-privileged reports prepared by Purchaser’s environmental contractors in connection with any Environmental Assessment of Acquired Properties. None of Purchaser, any other Indemnified Purchaser Party, Seller or any other Indemnified Seller Party shall be deemed, by Seller’s or any Indemnified Seller Party’s receipt of said documents or otherwise, to have made any representation or warranty, expressed, implied, or statutory, as to the condition of the Acquired Properties or to the accuracy of said documents or the information contained therein.
(d)    Upon completion of Purchaser’s Due Diligence Review, Purchaser shall, at its sole cost and expense and without any cost or expense to Seller or its Affiliates: (i) repair all damage done to the Acquired Properties to the extent resulting from Purchaser’s due diligence and (ii) remove all equipment, tools, and other property brought onto the Acquired Properties in connection with Purchaser’s due diligence.
4.4    Limitations and Disclaimers.
(a)    EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS SET FORTH IN ARTICLE VII AND SELLER’S CERTIFICATE DELIVERED AT CLOSING AND EXCEPT FOR THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT, SUBJECT TO THE TERMS OF ARTICLE V AND ARTICLE VI, (I) PURCHASER ACKNOWLEDGES THAT NONE OF SELLER OR ANY OTHER INDEMNIFIED SELLER PARTY HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (ON ITS BEHALF AND ON BEHALF OF THE OTHER INDEMNIFIED SELLER PARTIES), AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, INCLUDING RELATING TO PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY, OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ACQUIRED ASSETS, OR THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY BACKGROUND MATERIALS, ACQUIRED RECORDS, OR OTHER RECORDS, INFORMATION, DATA, OR MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO ANY INDEMNIFIED PURCHASER PARTY BY OR ON BEHALF OF ANY INDEMNIFIED SELLER PARTY, OR THE ENVIRONMENTAL OR OTHER CONDITION OF THE ACQUIRED ASSETS, AND (II) SELLER EXPRESSLY DISCLAIMS AND NEGATES (ON ITS BEHALF AND ON BEHALF OF THE OTHER INDEMNIFIED SELLER PARTIES), AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY AND ALL LIABILITY AND RESPONSIBILITY OF ANY INDEMNIFIED SELLER PARTY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY INDEMNIFIED PURCHASER PARTY (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON BY SELLER OR ANY OTHER INDEMNIFIED SELLER PARTY).
(b)    EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS SET FORTH IN ARTICLE VII AND SELLER’S CERTIFICATE DELIVERED AT CLOSING AND EXCEPT FOR THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT TO THE TERMS OF ARTICLE V AND ARTICLE VI, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, AS TO ANY OF THE FOLLOWING: (I) THE CONTENTS, CHARACTER, ACCURACY, COMPLETENESS, OR MATERIALITY OF RECORDS, INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER OR ANY INDEMNIFIED PURCHASER PARTY BY OR ON BEHALF OF ANY INDEMNIFIED SELLER PARTY, INCLUDING ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY INDEMNIFIED SELLER PARTY OR THIRD PARTY WITH RESPECT TO THE ACQUIRED ASSETS; (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL, OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ACQUIRED ASSETS; (III) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES GENERATED BY, THE ACQUIRED ASSETS; (IV) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY, VOLUME, OR RECOVERABILITY OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ACQUIRED ASSETS OR SELLER’S INTEREST THEREIN; (V) TITLE TO ANY OF

THE ACQUIRED ASSETS; (VI) MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE ACQUIRED ASSETS; (VII) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM RETURN OF THE PURCHASE PRICE; (VIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN; (IX) ANY IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; (X) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT; AND (XI) THE ENVIRONMENTAL OR OTHER CONDITION OF THE ACQUIRED ASSETS, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES, OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR OF HUMAN HEALTH, SAFETY, OR NATURAL RESOURCES. IT IS THE EXPRESS INTENTION OF PURCHASER AND SELLER THAT, EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS SET FORTH IN ARTICLE VII AND SELLER’S CERTIFICATE DELIVERED AT CLOSING AND THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT, SUBJECT TO THE TERMS OF ARTICLE V AND ARTICLE VI, THE ACQUIRED ASSETS ARE BEING ACCEPTED BY PURCHASER, “AS IS” AND “WHERE IS” AND WITH ALL FAULTS AND DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE, OR UNDISCOVERABLE) AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PURCHASER HAS MADE ANY AND ALL SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.
(c)    PURCHASER ACKNOWLEDGES THAT THE ACQUIRED ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF HYDROCARBONS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN NORM OR OTHER HAZARDOUS MATERIALS. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE ACQUIRED ASSETS OR INCLUDED IN THE ACQUIRED ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS MATERIALS. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS, OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM, AND OTHER HAZARDOUS MATERIALS FROM THE ACQUIRED ASSETS.
(d)    SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.4 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
ARTICLE V
TITLE MATTERS
5.1    Defensible Title. The term “Defensible Title” means, with respect to the Target Formation of any Acquired Undeveloped Lease, Acquired Undeveloped Mineral Fee Interest, or Acquired Unit that has an Allocated Value greater than zero, title of Seller in and to (or, with respect to any interest not yet earned under the DTI Farmout, a contractual right to earn) such Acquired Property, deducible of record or evidenced by documentation that, although not constituting perfect, merchantable, or marketable title, can be successfully defended if challenged and, subject to and except for any Permitted Encumbrances:
(a)    as to each such Acquired Undeveloped Lease and Acquired Unit, entitles Seller to receive (i) in the case of an Acquired Undeveloped Lease, located in a Designated Area that is not a Specified Designated Area, not less than the lesser of (A) an eighty percent (80.0%) Net Revenue Interest (relative to Seller’s fractional working interest in such Acquired Lease) or (B) the Net Revenue Interest set forth for such Acquired Undeveloped Lease in Exhibit A-1, in each case, in respect of Target Formation production of Hydrocarbons from such Acquired Undeveloped Lease (as to such Acquired Undeveloped

Lease located in a Designated Area that is not a Specified Designated Area, its “Target NRI”), throughout the productive life of such Acquired Undeveloped Lease, (ii) in the case of an Acquired Undeveloped Lease located in a Specified Designated Area, not less than the Net Revenue Interest set forth for such Acquired Undeveloped Lease in Exhibit A-1 in respect of Target Formation production of Hydrocarbons from such Acquired Undeveloped Lease (as to such Acquired Undeveloped Lease located in a Specified Designated Area, its “Target NRI”) throughout the productive life of such Acquired Undeveloped Lease and (iii) in the case of an Acquired Unit, not less than the Net Revenue Interest set forth in Exhibit A-3 in respect of Target Formation production of Hydrocarbons , throughout the productive life of such Acquired Unit; except, in each case of subparts (i), (ii) and (iii) of this Section 5.1(a): (1) to the extent permitted pursuant to the terms of this Agreement, decreases resulting from the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein), whether voluntary or by Order; (2) decreases resulting from the exercise or reversion after the Execution Date of Third Party non-consent rights under applicable operating agreements; (3) to the extent permitted pursuant to the terms of this Agreement, decreases resulting from the entry into of pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; (4) decreases resulting from Operations after the Execution Date as permitted or required by the terms of this Agreement; and (5) decreases resulting from actions by (or undertaken at the request of) Purchaser;
(b)    as to each such Acquired Unit, obligates Seller to bear not greater than the Working Interest set forth in Exhibit A-3 for such Acquired Unit; except: (i) increases in such Working Interest accompanied by at least a proportionate increase in the Net Revenue Interest for such Acquired Unit; (ii) increases resulting from contribution requirements provided for under provisions similar to those contained in an operating agreement; (iii) to the extent permitted pursuant to the terms of this Agreement, increases resulting from the establishment after the Execution Date of units, or changes in existing units (or the participating areas therein), whether voluntary or by Order; (iv) increases resulting from the exercise after the Execution Date of Third Party non-consent rights under applicable operating agreements; (v) to the extent permitted pursuant to the terms of this Agreement, increases resulting from the entry into pooling, spacing, proration, communitization, unitization, or similar agreements after the Execution Date; (vi) increases resulting from Operations after the Execution Date as permitted or required by the terms of this Agreement; and (vii) increases resulting from actions by (or undertaken at the request of) Purchaser;
(c)    (i) as to the sum of each such Acquired Undeveloped Leases to the extent located in a particular Designated Area that is not a Specified Designated Area, entitles Seller, in the aggregate and on a Target Formation-by-Target Formation basis, to not less than the Aggregate Net Mineral Acres of Acquired Undeveloped Leases set forth on Exhibit B for such Designated Area and Target Formation; and (ii) as to the sum of each such Acquired Undeveloped Mineral Fee Interests to the extent located in a particular Designated Area that is not a Specified Designated Area, entitles Seller, in the aggregate and on a Target Formation-by-Target Formation basis, to not less than the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests set forth on Exhibit B for such Designated Area and Target Formation;
(d)    (i) as to each such Acquired Undeveloped Lease that is located in a Specified Designated Area, entitles Seller to not less than the remainder of (A) the Net Mineral Acres for the Acquired Lease (of which such Acquired Undeveloped Lease is all or a portion) set forth on Exhibit A-1, less (B) as applicable, the stated number (on the applicable unit designation) of Net Mineral Acres for such Acquired Lease located within any Acquired Unit(s) (as to such Acquired Undeveloped Lease, its “Target NMA”); and (ii) as to each Acquired Undeveloped Fee Mineral Interest that is located in a Specified Designated Area, entitles Seller to not less than the remainder of (A) the Net Mineral Acres for the Acquired Undeveloped Fee Mineral Interest (of which such Acquired Undeveloped Fee Mineral Interest is all or a portion) set forth on Exhibit A-2, less (B) as applicable, the stated number (on the applicable unit designation) of Net Mineral Acres for such Acquired Fee Mineral Interest located within any Acquired Unit(s) (as to such Acquired Undeveloped Fee Mineral Interest, its “Target NMA”); and
(e)    is free and clear of any and all Liens.
5.2    Permitted Encumbrances. The term “Permitted Encumbrance” means, with respect to any Acquired Asset, any one or more of the following:
(a)    any Royalties, back-in interests, reversionary interests, and other burdens if the net cumulative effect of the foregoing does not: (i) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Undeveloped Lease below its applicable Target NRI; (ii) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Unit below the Net Revenue Interest set forth in Exhibit A-3; (iii) operate to increase the Working Interest with respect to the Target Formation of an Acquired Unit above that set forth in Exhibit A-3 without at least a proportionate increase in the Net Revenue Interest with respect to such Acquired Unit; (iv) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Leases located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Leases set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Lease located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Lease and Target Formation; or (v) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Mineral Fee Interest located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Undeveloped Mineral Fee Interests;
(b)    Liens for current period Property and Production Taxes not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the Ordinary Course of Business and reference to such contest is set forth on Schedule 7.10;
(c)    all (i) consents, approvals, and authorizations of, and required notices to, filings with, or other actions by, Third Parties required to be obtained in connection with the purchase and sale of the Acquired Assets and the other Contemplated Transactions, including Customary Post-Closing Consents, and (ii) Preferential Rights;
(d)    to the extent not triggered prior to Closing, rights of reassignment upon the surrender or expiration of any Acquired Lease;
(e)    the Acquired Leases, Acquired Mineral Fee Interests, Acquired Contracts, and Acquired Easements, the terms and conditions thereof, and any effects thereof or thereunder, if the net cumulative effect of the foregoing has not as of Closing: (i) operated to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Undeveloped Lease below its applicable Target NRI; (ii) operated to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Unit below the Net Revenue Interest set forth in Exhibit A-3; (iii) operated to increase the Working Interest with respect to the Target Formation of an Acquired Unit above that set forth in Exhibit A-3 without at least a proportionate increase in the Net Revenue Interest with respect to such Acquired Unit; (iv) operated to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Leases located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Leases set forth in Exhibit B for such Designated Area and

Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Lease located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Lease; or (v) operated to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Mineral Fee Interest located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Undeveloped Mineral Fee Interests;
(f)    rights of a common owner of any interest in an Acquired Asset held by Seller and such common owner as tenants in common or through common ownership, to the extent such rights do not: (i) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Undeveloped Lease below its applicable Target NRI; (ii) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Unit below the Net Revenue Interest set forth in Exhibit A-3; (iii) operate to increase the Working Interest with respect to the Target Formation of an Acquired Unit above that set forth in Exhibit A-3 without at least a proportionate increase in the Net Revenue Interest with respect to such Acquired Unit; (iv) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Leases located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Leases set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Lease located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Lease; or (v) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Mineral Fee Interest located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Undeveloped Mineral Fee Interests;
(g)    Easements and other rights with respect to surface Operations, on, over, or in respect of any of the Acquired Assets or any restriction on access thereto, in each case that do not (i) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Undeveloped Lease below its applicable Target NRI; (ii) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Unit below the Net Revenue Interest set forth in Exhibit A-3; (iii) operate to increase the Working Interest with respect to the Target Formation of an Acquired Unit above that set forth in Exhibit A-3 without at least a proportionate increase in the Net Revenue Interest with respect to such Acquired Unit; (iv) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Leases located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Leases set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Lease located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Lease; or (v) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Mineral Fee Interest located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Undeveloped Mineral Fee Interests;

(h)    materialmens’, mechanics’, repairmen’s, employees’, contractors’, operators’, or other similar Liens arising in the Ordinary Course of Business or incidental to the operation of the Acquired Assets not yet delinquent, or, if delinquent, payment is being withheld as provided by Law or their validity or amount is being contested in good faith in the Ordinary Course of Business and reference to such contest is set forth on Schedule 7.10;
(i)    applicable Laws, Orders, and Permits; and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Acquired Asset in any manner, (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license, or permit (unless such right, power, franchise, grant, license or permit is terminated prior to the Defect Notice Deadline) or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Acquired Assets, (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently operated, or (iv) to enforce any obligations or duties affecting the Acquired Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;
(j)    Liens arising under leases, rights-of-way, easements, operating agreements, unitization and pooling agreements, and production sales contracts securing amounts not yet due, or, if due, being contested in good faith in the Ordinary Course of Business;
(k)    defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successors or heirship or estate proceedings absent affirmative evidence provided by Purchaser in its Title Defect Notice that such action was not authorized and resulted in another Person’s superior claim of title to the relevant Acquired Asset;
(l)    defects or irregularities that have been cured by possession under any applicable statutes of limitation for adverse possession or for prescription or under marketable title or similar Laws or standards or the doctrine of laches, or that have existed for more than twenty (20) years and Purchaser has not provided affirmative evidence showing that another Person has asserted a superior claim of title to the Acquired Assets;
(m)    defects arising out of the lack of a survey, unless a survey is required by applicable Law;
(n)    Claims and Proceedings set forth on Schedule 7.10;
(o)    Liens released at or before the Closing;
(p)    defects based on Seller not having acquired title to any interest that is subject to the DTI Farmout, so long as Seller has the right to earn such interest in accordance with and subject to the terms thereof;
(q)    lack of corporate or other entity authorization, unless Purchaser provided affirmative evidence that such corporate action was not authorized and resulted in another Person’s actual and superior claim of title to the relevant Acquired Asset;
(r)    unreleased instruments (including oil and gas leases), unless Purchaser provides evidence that such instruments continue in force and effect and may reasonably result in another Person’s actual and superior claim of title to the relevant Acquired Asset;

(s)    defects or irregularities resulting from the failure to record releases of liens, production payments, or mortgages that have expired on their own terms or the enforcement of which are barred by applicable statute of limitations;
(t)    defects based on any Permitted Gap in Production;
(u)    any Liens created under deeds of trust, mortgages, and similar instruments by the lessor under an oil and gas lease covering the lessor’s surface and/or mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing such lease and for which such Lien is not in foreclosure proceedings of which Seller has received service or written notice of process or, to Seller’s Knowledge, is not in default;
(v)    any gap in the chain of title, unless such gap is shown to exist by an abstract of title, title opinion, or landman’s title chain or run sheet (which documents shall be included in a Notice of Title Defects) and that may reasonably result in another Person’s actual and superior claim of title to the relevant Acquired Interest;
(w)    to the extent permitted pursuant to the terms of this Agreement, any Lien or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;
(x)    any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Acquired Property;
(y)    permits, easements, pooling agreements or authorizations, unit designations, or production or drilling units not yet obtained, formed, or created, so long as the same are not required in connection with the ownership or operation of the Acquired Assets as currently owned and operated;
(z)    any lease amendment that was previously obtained from any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest, or mineral interest, in each case that do not (i) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Undeveloped Lease below its applicable Target NRI; (ii) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Unit below the Net Revenue Interest set forth in Exhibit A-3; (iii) operate to increase the Working Interest with respect to the Target Formation of an Acquired Unit above that set forth in Exhibit A-3 without at least a proportionate increase in the Net Revenue Interest with respect to such Acquired Unit; (iv) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Leases located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Leases set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Lease located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Lease; or (v) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Mineral Fee Interest located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Undeveloped Mineral Fee Interests;
(aa)    any limitations (including drilling and operating limitations) imposed on the Acquired Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners), provided that such limitations do not, individually or collectively, prevent or substantially impair the present operation or use of the Acquired Assets subject thereto for the purpose of oil and gas development and operations;
(bb)    “free gas” arrangements under the terms of any oil and gas lease that is part of the Acquired Assets;
(cc)    defects based solely on (i) lack of information in Seller’s files, lack of Third Party records, or the unavailability of production history information from regulatory agencies, (ii) references to an unrecorded document to which neither Seller nor any of its Affiliates is a party and which is dated earlier than January 1, 1990, or (iii) an unrecorded document for which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded document in a recorded document (or a reference to a further unrecorded document in such unrecorded document), if no claim has been made under such unrecorded documents within the last twenty (20) years, or (iv) any Tax assessment, Tax payment, or similar records or the absence of such activities or records;
(dd)    defects arising from any change in Laws following the Execution Date;
(ee)    Liens, irregularities, defects, or loss of title affecting ownership interests in formations other than the applicable Target Formation;
(ff)    any matters referenced in Exhibit A-1, Exhibit A-2, or Exhibit A-3, but only to the extent expressly identified therein;
(gg)    such Title Defects as Purchaser has expressly waived in writing; and
(hh)    all other Liens, contracts, agreements, instruments, Orders, Proceedings, Permits, Liabilities, defects, and irregularities affecting the Acquired Assets that do not: (i) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Undeveloped Lease below its applicable Target NRI; (ii) operate to reduce the Net Revenue Interest with respect to the Target Formation of an Acquired Unit below the Net Revenue Interest set forth in Exhibit A-3; (iii) operate to increase the Working Interest with respect to the Target Formation of an Acquired Unit above that set forth in Exhibit A-3 without at least a proportionate increase in the Net Revenue Interest with respect to such Acquired Unit; (iv) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Leases located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Leases set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Lease located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Lease; or (v) operate to reduce the (A) Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests located in a Designated Area that is not a Specified Designated Area as to any applicable Target Formation to less than the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests set forth in Exhibit B for such Designated Area and Target Formation, or (B) Net Mineral Acres of any Acquired Undeveloped Mineral Fee Interest located in a Specified Designated Area as to any applicable Target Formation to less than the Target NMA for such Acquired Undeveloped Mineral Fee Interests.
5.3    Title Defect. The term “Title Defect” means any Lien or other defect in title that causes Seller’s title to the Target Formation of an Acquired Undeveloped Lease, Acquired Undeveloped Mineral Fee Interest, or Acquired Unit to be less than Defensible Title as of the Defect Notice Deadline. Notwithstanding the foregoing, no Permitted Encumbrance shall be considered a Title Defect.

5.4    Title Defect Value. The term “Title Defect Value” means, with respect to an uncured Title Defect affecting an Acquired Property, the reduction in such Acquired Property’s Allocated Value as of the Defect Notice Deadline caused by such Title Defect; provided that:
(a)    in determining the Title Defect Value, the reduction in the applicable Acquired Property’s value shall be based on the Allocated Value;
(b)    the aggregate amount of Title Defect Values attributable to all Title Defects affecting the applicable Acquired Property shall not exceed the Allocated Value of such Acquired Property;
(c)    subject to the foregoing, if a Title Defect is a Lien which is undisputed and liquidated in amount, the Title Defect Value shall be such liquidated amount necessary to be paid to fully and forever remove the lien from the applicable Acquired Property;
(d)    if a Title Defect affects the applicable Acquired Property for less than its full productive life, then the Title Defect Value shall be reduced to take into account the applicable time period only, using generally accepted engineering analysis and present value calculations;
(e)    if a Title Defect affects less than all of the Target Formations for the applicable Acquired Property, then the Title Defect Value shall be reduced to take into account the affected Target Formation(s) only;
(f)    in determining the Title Defect Value of any individual Title Defect, such Title Defect Value shall be without duplication of any other Title Defect Value calculated hereunder with respect to the applicable Acquired Property or Acquired Properties; and
(g)    subject to Sections 5.4(a) through (f) above, if a Title Defect as to any Acquired Property represents:
(i)    a negative discrepancy between the actual Net Revenue Interest for any Acquired Undeveloped Lease located within a Designated Area that is not a Specified Designated Area and the Target NRI for such Acquired Undeveloped Lease, then the Title Defect Value shall be equal to the product of (A) the Allocated Value of such Acquired Undeveloped Lease, multiplied by (B) a fraction, the numerator of which is (1) the Target NRI for such Acquired Undeveloped Lease, minus the actual Net Revenue Interest for such Acquired Undeveloped Lease to which Seller is entitled after giving effect to such Title Defect, and the denominator of which is (2) the Target NRI for such Acquired Undeveloped Lease;
(ii)    a negative discrepancy between the actual Net Revenue Interest for any Acquired Undeveloped Lease located within a Specified Designated Area and the Target NRI, for such Acquired Undeveloped Lease, then the Title Defect Value shall be equal to the product of (A) the Allocated Value of such Acquired Undeveloped Lease, multiplied by (B) a fraction, the numerator of which is (1) the Target NRI for such Acquired Undeveloped Lease, minus the actual Net Revenue Interest for such Acquired Undeveloped Lease to which Seller is entitled after giving effect to such Title Defect, and the denominator of which is (2) the Target NRI for such Acquired Undeveloped Lease;
(iii)    a negative discrepancy between the actual Net Revenue Interest for any Acquired Unit and the Net Revenue Interest percentage stated in Exhibit A-3 for such Acquired Unit, then the Title Defect Value shall be equal to the product of (A) the Allocated Value of such Acquired Unit, multiplied by (B) a fraction, the numerator of which is (1) the Net Revenue Interest stated in Exhibit A-3 for such Acquired Unit, minus the actual Net Revenue Interest for such Acquired Unit to which Seller is entitled after giving effect to such Title Defect, and the denominator of which is (2) the Net Revenue Interest stated in Exhibit A-3 for such Acquired Unit;
(iv)    a negative discrepancy between the actual number of Aggregate Net Mineral Acres of Acquired Undeveloped Leases in a Designated Area that is not a Specified Designated Area and Target Formation and the Aggregate Net Mineral Acres of Acquired Undeveloped Leases stated in Exhibit B for such Designated Area and Target Formation, then the Title Defect Value shall be equal to the product of (A) the Per Net Mineral Acre Price stated in Exhibit B for Acquired Undeveloped Leases in such Designated Area and Target Formation, multiplied by (B) the remainder of (1) the number of Aggregate Net Mineral Acres of Acquired Undeveloped Leases stated in Exhibit B for such Designated Area and Target Formation, minus (2) the actual number of Aggregate Net Mineral Acres of Acquired Undeveloped Leases in such Designated Area and Target Formation to which Seller is entitled after giving effect to such Title Defect;
(v)    a negative discrepancy between the actual number of Net Mineral Acres of an Acquired Undeveloped Lease located in a Specified Designated Area and Target Formation and the Target NMA for such Acquired Undeveloped Lease and Target Formation, then the Title Defect Value shall be equal to the product of (A) the Allocated Value of such Acquired Undeveloped Lease, multiplied by (B) a fraction, the numerator of which is (1) the Target NMA for such Acquired Undeveloped Lease, minus the actual Net Mineral Acres for such Acquired Undeveloped Lease to which Seller is entitled after giving effect to such Title Defect, and the denominator of which is (2) the Target NMA for such Acquired Undeveloped Lease;
(vi)    a negative discrepancy between the actual number of Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests in a Designated Area that is not a Specified Designated Area and Target Formation and the Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests stated in Exhibit B for such Designated Area and Target Formation, then the Title Defect Value shall be equal to the product of (A) the Per Net Mineral Acre Price stated in Exhibit B for Acquired Undeveloped Mineral Fee Interests in such Designated Area and Target Formation, multiplied by (B) the remainder of (1) the number of Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests stated in Exhibit B for such Designated Area and Target Formation, minus (2) the actual number of Aggregate Net Mineral Acres of Acquired Undeveloped Mineral Fee Interests in such Designated Area and Target Formation to which Seller is entitled after giving effect to such Title Defect;
(vii)    a negative discrepancy between the actual number of Net Mineral Acres of an Acquired Undeveloped Mineral Fee Interest located in a Specified Designated Area and Target Formation and the Target NMA for such Acquired Undeveloped Mineral Fee Interest and Target Formation, then the Title Defect Value shall be equal to the product of (A) the Allocated Value of such Acquired Undeveloped Mineral Fee Interests, multiplied by (B) a fraction, the numerator of which is (1) the Target NMA for such Acquired Undeveloped Mineral Fee Interests, minus the actual Net Mineral Acres for such Acquired Undeveloped Mineral Fee Interests to which Seller is entitled after giving effect to such Title Defect, and the denominator of which is (2) the Target NMA for such Acquired Undeveloped Mineral Fee Interests; or
(viii)    if the Title Defect represents an obligation, Lien upon or other defect in title to the applicable Acquired Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the applicable Acquired Property, the portion of the applicable Acquired Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the applicable Acquired Property, the values placed upon the Title Defect by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation.

5.5    Title Defect Notices.
(a)    Deadline. As a condition to asserting any claim with respect to any alleged Title Defect, Purchaser must deliver to Seller a valid written Notice of Title Defect as to such alleged Title Defect no later than 5:00 p.m., Houston, Texas time on June 20, 2017 (the “Defect Notice Deadline”).
(b)    Notice of Title Defects. On or before the Defect Notice Deadline, Purchaser shall deliver to Seller a written notice (a “Notice of Title Defects”) that sets forth Title Defects affecting the Acquired Leases, Acquired Mineral Fee Interests, and/or Acquired Wells that Purchaser desires to assert under this Agreement and Interest Additions discovered by Purchaser or of which Purchaser has been notified under Section 5.9. Each Notice of Title Defects to be valid shall, with respect to each Title Defect or Interest Addition set forth therein: (i) describe such Title Defect or Interest Addition and the Assets affected thereby; (ii) describe the basis for the assertion of such Title Defect or Interest Addition; (iii)  in the case of each Title Defect, describe Purchaser’s good faith estimate of the Title Defect Value with respect to each Acquired Lease, Acquired Mineral Fee Interest, and/or Acquired Well affected by such Title Defect in accordance with and subject to the limitations in Section 5.4; (iv) in the case of each Interest Addition, describe Purchaser’s good faith estimate of the value of such Interest Addition; and (v) include reasonable documentation to establish the existence and basis of such Title Defect or Interest Addition and Purchaser’s estimate of value included in subpart (iii) or (iv) of this Section 5.5(b).
(c)    Preliminary Notice. To give Seller an opportunity to commence reviewing and curing Title Defects asserted by Purchaser, Purchaser shall give Seller, on or before the end of every two (2) calendar week period prior to the Defect Notice Deadline, written notice of all alleged Title Defects discovered by Purchaser during the preceding two (2) calendar weeks, which notice may be preliminary in nature and supplemented prior to the Defect Notice Deadline; provided, however, that in no event shall Purchaser’s failure to provide such preliminary notices be deemed a waiver of any remedies or adjustment for Title Defects available to Purchaser pursuant to this Article V.
5.6    Waiver; Cure; Adjustment; Deductible.
(a)    Waiver. Except solely for Purchaser’s rights under the special warranty of title in the Assignment, each and every Title Defect shall be and is hereby conclusively waived by Purchaser, and Purchaser shall not be entitled to any remedies or adjustment for such Title Defect, if: (i) Purchaser fails to provide a valid Notice of Title Defect to Seller of such Title Defect in accordance with Section 5.5 on or before the Defect Notice Deadline; (ii) the Title Defect Value with respect to such Title Defect is less than the Title Defect Threshold; or (iii) the Allocated Value of the Acquired Asset affected by such Title Defect is less than the Title Defect Threshold.
(b)    Cure. Seller shall have the right and option, but not the obligation, to attempt to cure any Title Defects that are not waived under Section 5.6(a) at any time on or before the ninetieth (90th) day following the Closing Date (the “Cure Period”). Seller’s election to attempt to cure a Title Defect shall be without prejudice to its rights under Section 5.10 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature, or Title Defect Value of such Title Defect. During the period following the Closing and until the expiration of the Cure Period, Purchaser shall provide (or cause to be provided) to Seller and its representatives access to the Acquired Records in connection with Seller’s efforts to cure alleged Title Defects. Each Title Defect that is (i) not waived under Section 5.6(a), (ii) not cured under this Section 5.6(b) and (iii) not an Indemnified Title Defect is referred to in this Agreement as a “Surviving Title Defect”. The following shall apply with respect to each Title Defect that Seller attempts to cure pursuant to this Section 5.6(b):

(i)    At any time prior to Closing, Seller may provide Purchaser written notice that it will attempt to cure a Title Defect (each, a “Subject Title Defect”). If the Subject Title Defect is cured by Seller prior to Closing, the Acquired Asset subject to such Subject Title Defect shall be assigned to Purchaser at Closing, and there shall be no adjustment to the Base Fixed Purchase Price in respect of such Subject Title Defect. If the Subject Title Defect is not cured by Seller prior to Closing, (A) the Acquired Assets subject to such Subject Title Defect (and any associated Acquired Assets to the extent relating thereto) shall not be conveyed to Purchaser at Closing, (B) the Parties shall enter into the Escrow Agreement, (C) the Base Fixed Purchase Price shall be reduced at Closing by the aggregate Allocated Value of such Acquired Assets (and any such associated Acquired Assets) and such aggregate amount shall be deposited by Purchaser with the Escrow Agent at Closing in the escrow account established under the Escrow Agreement (the “Escrow Account”), and (D) Seller and Purchaser shall deliver to the Escrow Agent a fully executed Assignment or Mineral Deed, as applicable, of such Acquired Assets (and any such associated Acquired Assets) (the “Escrowed Assignment”).
(ii)    The amount deposited into the Escrow Account and the Escrowed Assignment with respect to a Subject Title Defect will remain therein until released as provided in this Section 5.6(b)(ii), and any such Title Defect Property shall be referred to as an “Escrowed Title Defect Property”.
(A)    During the Cure Period, if Seller and Purchaser mutually agree, in their reasonable and good faith opinion, that a Subject Title Defect with respect to an Escrowed Title Defect Property has been completely cured, then Seller and Purchaser shall jointly instruct the Escrow Agent to (1) pay to Seller from the Escrow Account an amount equal to the Allocated Value of such Escrowed Title Defect Property (together with any interest earned thereon) and (2) deliver to Purchaser the Escrowed Assignment attributable to such Escrowed Title Defect Property; in each case, in accordance with the terms of the Escrow Agreement.
(B)    If, at the end of the Cure Period, Seller and Purchaser mutually agree, in their reasonable and good faith opinion, that a Subject Title Defect with respect to an Escrowed Title Defect Property has been partially cured, then, subject to Section 5.6(a), Section 5.6(b)(ii)(E), and Section 5.8, Seller and Purchaser shall jointly instruct the Escrow Agent to (1) pay to Purchaser from the Escrow Account the portion of the Title Defect Amount attributable to such Escrowed Title Defect Property attributable to the uncured portion of such Subject Title Defect (together with interest earned thereon), (2) to pay to Seller the Allocated Value of such Escrowed Title Defect Property less the amount distributed to Purchaser pursuant to subpart (B)(1) above (together with any interest earned thereon) and (3) deliver to Purchaser the Escrowed Assignment attributable to such Escrowed Title Defect Property; in each case, in accordance with the terms of the Escrow Agreement.
(C)    If, at the end of the Cure Period, Purchaser and Seller mutually agree, in their reasonable and good faith opinion, that Seller has been unable to cure a Subject Title Defect with respect to an Escrowed Title Defect Property, then, subject to Section 5.6(a), Section 5.6(b)(ii)(E), and Section 5.8, Seller and Purchaser shall jointly instruct the Escrow Agent to (1) pay to Purchaser from the Escrow Account an amount equal to the agreed upon Title Defect Amount attributable to such Escrowed Title Defect Property (together with any interest earned thereon), (2) pay to Seller from the Defect Escrow an amount equal to the Allocated Value of such Escrowed Title Defect Property less the amount distributed to Purchaser pursuant to subpart(C)(1) above and (3) deliver to Purchaser the Escrowed Assignment attributable to such Escrowed Title Defect Property; in each case, in accordance with the terms of the Escrow Agreement.
(D)    If at the end of the Cure Period, Purchaser and Seller, in their reasonable and good faith opinion, have not agreed whether there has been, or the extent to which there has been, a cure of a Subject Title Defect with respect to an Escrowed Title Defect Property or the extent to which any Party is entitled to any disbursement from the Escrow Account pursuant to this Section 5.6(b)(ii), then such disagreement shall be resolved as provided in Section 5.10 and, subject to Section 5.6(a), Section 5.6(b)(ii)(E), and Section 5.8, following such determination by the Title Expert, Seller and Purchaser shall jointly instruct the Escrow Agent to (1) pay the amount owed to Purchaser and/or Seller from the Escrow Account to the applicable Parties up to an amount equal to the Allocated Value of the applicable Escrowed Title Defect Property (together with any interest earned thereon) and (2) deliver to Purchaser the Escrowed Assignment attributable to such Escrowed Title Defect Property; in each case, in accordance with the terms of the Escrow Agreement.
(E)    Notwithstanding anything to the contrary herein, if the Parties have mutually agreed, in their reasonable and good faith opinion, or the Title Expert has determined pursuant to Section 5.10 that, following Seller’s attempts to cure, a Subject Title Defect with respect to an Escrowed Title Defect Property has not been completely cured, Seller may, at its sole option, elect (in lieu of applying the provision of Section 5.6(b)(ii)(B), Section 5.6(b)(ii)(C) or Section 5.6(b)(ii)(D), as applicable):

(1)
if Purchaser consents in writing, the remedy set forth in Section 5.7(b), upon which Seller and Purchaser shall (X) execute the Title Indemnity Agreement and (Y) jointly instruct the Escrow Agent to (I) pay to Seller from the Escrow Account an amount equal to the Allocated Value of such Escrowed Title Defect Property (together with any interest earned thereon) and (II) deliver to Purchaser the Escrowed Assignment attributable to such Escrowed Title Defect Property; in each case, in accordance with the terms of the Escrow Agreement; or

(2)
if, and only if, the aggregate Title Defect Amount(s) with respect to any Title Defect Property equals the Allocated Value of such Title Defect Property, the remedy set forth in Section 5.7(c), upon which Seller and Purchaser shall jointly instruct the Escrow Agent to (X) pay to Purchaser from the Escrow Account an amount equal to the Allocated Value of such Escrowed Title Defect Property (together with any interest earned thereon) and (Y) deliver to Seller the Escrowed Assignment attributable to such Escrowed Title Defect Property; in each case, in accordance with the terms of the Escrow Agreement.

(F)    Notwithstanding anything to the contrary herein, all disbursements from the Escrow Account to Purchaser or Seller with respect to any Escrowed Title Defect Property assigned to Purchaser shall be subject to further adjustments in accordance with Section 3.3 (effective as of the Effective Time). To the extent any additional funds are owed by either Party to the other Party as a result of such adjustments and were not already accounted for under Section 3.4 or Section 3.5, such additional amounts shall be paid by the applicable Party to the other Party at the time provided in Section 3.5(i) or within five days following the applicable disbursement from the Escrow Account to Purchaser or Seller, as applicable, whichever is later.
5.7    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Value asserted with respect thereto and subject to the rights of the Parties pursuant to Section 12.1(f), in the event that any Title Defect timely asserted by Purchaser in accordance with Section 5.5(b) is not waived in writing by Purchaser or waived pursuant to Section 5.6(a) or cured on or before Closing, then, subject to the Title Defect Threshold and the Title Defect Deductible,

Seller shall, at its sole option (except with respect to clause (b) below, which is subject to Purchaser’s consent), elect to:
(a)    reduce the Purchase Price by the Title Defect Value determined pursuant to Section 5.4 or Section 5.10;
(b)    if, and only if, Purchaser agrees in writing, indemnify Purchaser against all Liability resulting from such Title Defect with respect to the Acquired Assets pursuant to an indemnity agreement in form and substance acceptable to Purchaser, at its sole discretion (each, a “Title Indemnity Agreement” and such indemnified Title Defect, an “Indemnified Title Defect”); or
(c)    if, and only if, the aggregate Title Defect Value(s) with respect to any Acquired Property equals or exceeds the Allocated Value of such Acquired Property, retain the entirety of the Acquired Property that is subject to such Title Defect, together with all associated Acquired Assets, in which event the Base Fixed Purchase Price shall be reduced by an amount equal to the Allocated Value of such Acquired Property and such associated Acquired Assets, and such Acquired Property and such associated Acquired Assets shall be deemed to be Excluded Assets.
5.8    Limitations on Losses. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Base Fixed Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed the Title Defect Threshold; and (ii) in no event shall there be any adjustments to the Base Fixed Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Title Defect Threshold unless (A) the sum of the Title Defect Values of all such Title Defects that exceed the Title Defect Threshold (excluding any Title Defects cured by Seller, waived in writing by Purchaser or waived pursuant to Section 5.6(a)), minus all Interest Additions, exceeds (B) the Title Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Base Fixed Purchase Price or other remedies only with respect to such Title Defects in excess of such Title Defect Deductible. The Parties also agree as follows:
(a)    Attempt to Agree. With respect to each Title Defect that is not an Indemnified Title Defect and that the Parties do not agree has been waived or cured under Section 5.6 (each, an “Open Title Defect”), from the receipt by Seller of Purchaser’s Notice of Title Defects until the Closing Date (or, with respect to Title Defects that are subject to a Post-Closing Curative Election, until the expiration of the Cure Period) or the earlier acknowledgement of Purchaser in writing that it is not entitled to a Title Defect adjustment in respect thereof, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Title Defect Value of each such Open Title Defect.
(b)    Agreement. If Seller and Purchaser agree on the existence and Title Defect Value of any such Open Title Defect, then the Title Defect Value for such Open Title Defect shall be the agreed Title Defect Value for purposes of determining the Title Defect adjustments, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.
(c)    Agreement before Closing. If, before the Closing Date, Seller and Purchaser agree on the existence and Title Defect Values of any Open Title Defects (other than those that are the subject of a Post-Closing Curative Election), then, subject to Section 5.6(b), the amount of the preliminary Title Defect adjustments (i.e. not taking into account any Title Defects that are the subject of a Post-Closing Curative Election or any Title Disputed Matters), if any, shall be deducted from the Base Fixed Purchase Price at the Closing and shall be reflected in the Closing Amount (which Title Defect adjustments shall be finalized and, as and to the extent necessary, adjusted pursuant to the final settlement under Section 3.5 or thereafter (to the extent determined by the Title Expert following the Final Determination Date), as applicable, in respect of Title Defects that are the subject of a Post-Closing Curative Election and any Title Disputed Matters).
(d)    Failure to Agree. If, before the Closing Date, Seller and Purchaser do not agree on the existence and Title Defect Values of all Open Title Defects (other than those that are the subject of a Post-Closing Curative Election), then (1) the existence and Title Defect Value of such Open Title Defects that are not agreed (but only those that are not agreed), shall be Title Disputed Matters settled after Closing by the Title Expert under Section 5.10, and (2) the following shall apply with respect to each Title Disputed Matter:
(i)    (A) The Acquired Assets subject to such Title Disputed Matter shall not be conveyed to Purchaser at Closing, (B) the Parties shall enter into the Escrow Agreement, (C) the Base Fixed Purchase Price shall be reduced at Closing by the aggregate Allocated Value of such Acquired Assets and such aggregate amount shall be deposited by Purchaser into the Escrow Account, and (D) Seller and Purchaser shall deliver to the Escrow Agent a fully executed Escrowed Assignment of such Acquired Assets.
(ii)    The amount deposited into the Escrow Account and the Escrowed Assignment with respect to a Title Disputed Matter will remain therein until released as provided in Section 5.10(d)
5.9    Interest Additions.
(a)    Notice of Interest Additions. If Purchaser or Seller discovers any title benefits or additional interests in or constituting Acquired Assets that are not listed in Exhibit A, including any benefit or interest that (i) entitles Seller to (A) more than the Target NRI for any Acquired Undeveloped Lease located in a Specified Designated Area or (B) more than the Net Revenue Interest set forth in Exhibit A-3 for any Acquired Unit, (ii) entitles Seller to (A) more than the Aggregate Net Mineral Acres for the Acquired Undeveloped Leases located within a Designated Area that is not a Specified Designated Area or (B) more than the Target NMA for any Acquired Undeveloped Lease located within a Specified Designated Area, (iii) entitles Seller to more than the Net Revenue Interest set forth on Exhibit A-1 or Exhibit A-3, as applicable, for any Acquired Undeveloped Mineral Fee Interest, (iv) entitles Seller to (A) more than the Aggregate Net Mineral Acres for the Acquired Undeveloped Mineral Fee Interests located within a Designated Area that is not a Specified Designated Area or (B) more than the Target NMA for any Acquired Undeveloped Mineral Fee Interests located within a Specified Designated Area (v) obligates Seller to bear costs and expenses in an amount less than the Working Interest set forth in Exhibit A-3 as to any Acquired Well, or (vi) an Acquired Lease or Acquired Mineral Fee Interest that is not listed on Exhibit A-1 or Exhibit A-3 as applicable (each for the foregoing, less and except any such Net Mineral Acre benefit or Net Revenue Interest benefit affecting any Acquired Lease described on Exhibit A-1 that is not a term assignment and also has “0.000” or “N/A” set forth in the “Lease Net Acres” column or the “Net Revenue Interest” column, an “Interest Addition”), then the discovering Party shall promptly after discovery (but in any event before the Closing Date) provide written notice to the other Parties of such Interest Addition. Such notice shall be in writing and shall include: (A) a description of each such Interest Addition; (B) the basis for the assertion of each such Interest Addition, and supporting documentation with respect thereto; (C) the Acquired Assets and the Allocated Value of the Acquired Assets affected by each such Interest Addition (unless such Interest Addition is an Acquired Lease, Acquired Mineral Fee Interest, or Acquired Well not set forth in Exhibit A-1, Exhibit A-2, or Exhibit A-3); and (D) the amount by which the notifying Party reasonably believes the Allocated Value of the affected Acquired Assets should be increased by the Interest Addition (or the implied value of the Interest Addition for Interest Additions based on additional Acquired Leases, Acquired Mineral Fee Interests, or Acquired Wells not set forth in Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, which shall be based on the Allocated Value of comparable Acquired

Assets listed in Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable), and the computations upon which such Party’s belief is based.
(b)    Effect of Interest Additions. The value of Interest Additions shall be determined using the same principles as provided in Section 5.4 with respect to Title Defects. Interest Additions shall first be offset against Title Defect Values of Surviving Title Defects in determining the Title Defect adjustment, if any, as provided in Section 5.6(c), and, if (i) the sum of the value of all Interest Additions exceeds an amount equal to (ii) the sum of the Title Defect Values with respect to all Surviving Title Defects, then the Base Fixed Purchase Price shall be increased by an amount equal to such excess amount. An Interest Addition need not be contained in Purchaser’s Notice of Title Defects to be taken into account; provided, however, that an Interest Addition shall only be taken into account if Purchaser has received written notice or has actual knowledge of such Interest Addition before the Closing Date.
5.10    Dispute Resolution. If any Open Title Defects, including the existence, waiver, cure, and Title Defect Values thereof, or any Interest Additions, including the existence and values thereof, are not agreed upon under Section 5.8 or, if Seller elects under Section 5.6(b) to attempt to cure any alleged Title Defects after Closing, are not agreed upon prior to the expiration of the Cure Period (collectively, “Title Disputed Matters”), then all such Title Disputed Matters shall be consolidated and resolved by a single Title Expert under the dispute resolution procedure in this Section 5.10.
(a)    Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage, within fifteen (15) Business Days after the Closing or Cure Period, as applicable, one (1) mutually agreed upon title attorney with not less than ten (10) years’ experience in oil and gas title issues in the State(s) where the Acquired Assets which are the subject of the Title Disputed Matters are located and having not worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding such selection (the “Title Expert”). If Seller and Purchaser are unable to agree on the Title Expert within such fifteen (15) Business Day period, then Seller and Purchaser will each select one such title attorney (with each such Party representative meeting the same criteria as set forth above for the Title Expert) within five (5) Business Days thereafter, and the Party representatives so selected will mutually appoint the Title Expert (which Title Expert so appointed shall meet the same criteria as set forth above) within five (5) Business Days after the two Party representatives are selected, and the Title Expert so appointed by the two Party representatives will resolve such matter without further involvement of the two Party representatives. The fees and expenses of the Title Expert shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.
(b)    Materials to Title Expert. Seller and Purchaser shall each present to the Title Expert, with a simultaneous copy to the other Party, a single written statement of its position on each Title Disputed Matter, together with a copy of this Agreement, Purchaser’s Notice of Title Defects, and any supporting material that such Party desires to furnish, not later than fifteen (15) Business Days after appointment of the Title Expert. Each of Seller and Purchaser shall in no event attempt to communicate with the Title Expert with respect to any Title Disputed Matters without providing the other Party the opportunity to jointly discuss or confer with the Title Expert with respect to such Title Disputed Matters.
(c)    Decisions of Title Expert. The Title Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he/she has received the materials under Section 5.10(b). In making a determination, the Title Expert shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party (except as may be specifically requested by the Title Expert), may consider available legal and industry matters as in his/her opinion are necessary or appropriate to make a proper determination. The decision of the Title Expert shall be final, conclusive, binding, non-appealable and enforceable in any court of competent jurisdiction and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to each Title Disputed Matter, provided that the Title Expert may not award Purchaser any greater Title Defect Values than the Title Defect Values asserted by Purchaser in its applicable Notice of Title Defects. The Title Expert shall make a separate determination with respect to each Title Disputed Matter. The written finding of the Title Expert shall only set forth the Title Expert’s decision with respect to each applicable Title Disputed Matter and not the Title Expert’s rationale for the decision. THE TITLE EXPERT SHALL ACT AS AN EXPERT FOR THE LIMITED PURPOSE OF DETERMINING THE SPECIFIC TITLE DISPUTED MATTER PRESENTED TO HIM/HER, SHALL NOT HAVE THE POWERS OF AN ARBITRATOR, SHALL BE LIMITED TO THE PROCEDURES SET FORTH IN THIS SECTION, MAY NOT HEAR OR DECIDE ANY MATTERS EXCEPT THE SPECIFIC TITLE DISPUTED MATTER PRESENTED TO HIM/HER AND MAY NOT AWARD DAMAGES, INTEREST, COSTS, ATTORNEY’S FEES, EXPENSES, OR PENALTIES TO EITHER PARTY. IN ADDITION, THE TITLE EXPERT SHALL AGREE IN WRITING TO KEEP STRICTLY CONFIDENTIAL THE SPECIFICS AND EXISTENCE OF ANY MATTERS SUBMITTED AS WELL AS ALL PROPRIETARY RECORDS OF THE PARTIES, IF ANY, REVIEWED BY THE TITLE EXPERT IN THE PROCESS OF RESOLVING SUCH DISPUTES.
(d)    Adjustments. With respect to Title Disputed Matters submitted to the Title Expert pursuant to this Section 5.10, within five days after all such disputes are finally resolved (by the Title Expert and/or final agreement by the Parties), subject to Section 5.6(a), Section 5.6(b)(ii)(E), and Section 5.8, (1) Purchaser and Seller shall issue joint written instructions to the Escrow Agent to deliver (i) to Purchaser the Escrowed Assignment of such Acquired Assets that were held out of Closing and (ii) to Seller and/or Purchaser, as applicable, the funds in the Escrow Account attributable to Title Disputed Matters pursuant to the determination of the Title Expert or final agreement of the Parties, subject to further adjustments in accordance with Section 3.3, effective as of the Effective Time, in each case, in accordance with the terms of the Escrow Agreement, and (2) if the agreement or determination is that an amount is owed to Seller in respect of any Title Disputed Matters related to Interest Additions, then Purchaser shall pay to Seller concurrently therewith the amounts owed in respect thereof by Purchaser to Seller.
5.11    Special Warranty of Title in the Assignment.
(a)    The Assignment delivered at Closing will contain a special warranty of title, effective as of Closing, whereby Seller shall warrant title to its interest in the Acquired Properties unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller but not otherwise, subject, however, to the Permitted Encumbrances.
(b)    No later than the date five (5) years after the Closing Date, Purchaser may furnish Seller a Notice of Title Defect meeting the requirements of Section 5.5(b) setting forth any matters which Purchaser intends to assert as a breach of the special warranty of title set forth in the Assignment. Seller shall have a reasonable opportunity, but not the obligation, to cure any alleged breach of such special warranty of title. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of title set forth in the Assignment for which Seller has not received on or before the date five (5) years after the Closing Date a valid Notice of Title Defects that satisfies the requirements set forth in Section 5.5(b).
(c)    For purposes of the special warranty of title contained in the Assignment, the value of the Acquired Assets set forth in the exhibits hereto shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranty of title contained in the Assignment shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Base Fixed Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of title contained in the Assignment as a Title Defect prior to the Defect Notice Deadline pursuant to Section 5.5; provided that such calculation shall not take into account the Title Defect Threshold and the Title Defect Deductible.

5.12    Changes in Prices; Well Events. Purchaser shall assume all risk of Loss with respect to: (a) changes in commodity or product prices and any other market factors or conditions from and after the Effective Time; (b) production declines or any adverse change in the production characteristics or downhole condition of an Acquired Well, including any Acquired Well watering out or experiencing a collapse in the casing or sand infiltration; and (c) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear, and none of the foregoing shall constitute Title Defects or otherwise give rise to any Claims by Purchaser before, on, or after the Closing.
5.13    Exclusive Remedy. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THIS ARTICLE V AND ANY INDEMNIFICATIONS PROVIDED FOR UNDER SECTION 14.2(G) (WITH RESPECT TO MATTERS DESCRIBED ON SCHEDULE 7.10) OR SECTION 14.2(I) CONSTITUTE THE ENTIRE AND EXCLUSIVE RIGHTS AND REMEDIES OF PURCHASER AGAINST ANY INDEMNIFIED SELLER PARTY WITH RESPECT TO ANY TITLE DEFECTS OR OTHER TITLE MATTERS OR DEFICIENCIES IN TITLE WITH RESPECT TO THE ACQUIRED ASSETS (COLLECTIVELY, “TITLE MATTERS”). IN THIS REGARD AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF A TITLE DEFECT OR OTHER TITLE MATTER CONSTITUTES, OR RESULTS FROM ANY MATTER OR CIRCUMSTANCE WHICH CONSTITUTES, A BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT, THEN PURCHASER SHALL ONLY BE ENTITLED TO ASSERT SUCH MATTER AS AN TITLE DEFECT AS AND TO THE EXTENT PERMITTED BY THIS ARTICLE V, AND SHALL BE PRECLUDED FROM ASSERTING SUCH MATTER AS THE BASIS OF THE BREACH OF ANY SUCH REPRESENTATION OR WARRANTY. OTHER THAN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THIS ARTICLE V, AND ANY INDEMNIFICATION RIGHTS PURCHASER MAY HAVE UNDER SECTION 14.2(G) (WITH RESPECT TO MATTERS DESCRIBED ON SCHEDULE 7.10) OR SECTION 14.2(I) WITH RESPECT TO INDEMNIFIED TITLE DEFECTS (AS LIMITED BY THE OTHER PROVISIONS OF THIS ARTICLE V AND ARTICLE XIV), PURCHASER (ON BEHALF OF ITSELF, THE OTHER INDEMNIFIED PURCHASER PARTIES, AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) HEREBY RELEASES, DISCHARGES, AND WAIVES ANY AND ALL CLAIMS AND LOSSES, AND ALL RIGHTS AND REMEDIES WHETHER ARISING AT LAW (WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE) OR PURSUANT TO ANY OTHER LEGAL THEORY, KNOWN OR UNKNOWN, AND WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT, OR OTHERWISE, AGAINST ANY OF THE INDEMNIFIED SELLER PARTIES RELATING TO ANY TITLE MATTERS, IN EACH CASE, EVEN IF SUCH CLAIMS OR LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED SELLER PARTIES.
ARTICLE VI
ENVIRONMENTAL MATTERS
6.1    Environmental Defect. The term “Environmental Defect” means, with respect to any Acquired Asset, the failure to be in compliance with, or the existence of any condition that gives rise to any penalty or fine or that requires, if known, or will require, once discovered, removal, cleanup, Remediation or other corrective action under, applicable Environmental Laws in effect on or prior to the Closing Date.
6.2    Environmental Defect Value. The term “Environmental Defect Value” means, with respect to an Environmental Defect, the present value as of the Closing Date of the estimated cost (net to Seller’s interest) to Remediate such Environmental Defect in the lowest cost manner reasonably available, consistent and in compliance with applicable Environmental Laws, taking into account (a) the nature of the Environmental Defect, (b) any subsequent Remediation or cure of the Environmental Defect by Seller within the time frames permitted under this Agreement, and (c) that non-permanent remedies (including without limitation, mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) may be the lowest cost manner reasonably available, to the extent such Remediation is allowed under Environmental Law and authorized by the applicable Governmental Authority, and only to the extent such Remediation does not unreasonably interfere with the present operations of the Assets; provided, however, “Environmental Defect Value” shall not include costs and expenses that would not have been required under Environmental Laws as they exist at the Defect Notice Deadline.
6.3    Environmental Defect Notices.
(a)    Deadline. As a condition to asserting any claim with respect to any alleged Environmental Defect, Purchaser must deliver to Seller a valid written Notice of Environmental Defect as to such alleged Environmental Defect no later than the Defect Notice Deadline.
(b)    Notice of Environmental Defects. On or before the Defect Notice Deadline, Purchaser shall deliver to Seller a written notice (a “Notice of Environmental Defects”) that sets forth Environmental Defects affecting the Acquired Assets that Purchaser desires to assert under this Agreement. The Notice of Environmental Defects, to be valid, shall, with respect to each Environmental Defect set forth therein: (i) describe the nature of and basis for the assertion of such Environmental Defect; (ii) describe the specific Acquired Assets affected by such Environmental Defect; (iii) include references to the specific provisions of Environmental Laws forming the basis of such Environmental Defect; (iv) describe Purchaser’s good-faith estimate of the Environmental Defect Value with respect to each Acquired Asset affected by such Environmental Defect (and identify all assumptions used by Purchaser in calculating such amount); and (iv) include reasonable documentation to establish the existence, nature, and basis of such Environmental Defect and Purchaser’s estimate of the associated Environmental Defect Value.
(c)    Preliminary Notice. To give Seller an opportunity to commence reviewing and curing Environmental Defects asserted by Purchaser, Purchaser shall give Seller, on or before the end of every two (2) calendar week prior to the Defect Notice Deadline, written notice of all alleged Environmental Defects discovered by Purchaser during the preceding calendar two (2) week period, which notice may be preliminary in nature and supplemented prior to the Defect Notice Deadline; provided, however, that in no event shall Purchaser’s failure to provide such preliminary notices be deemed a waiver of any remedies or adjustment for Title Defects available to Purchaser pursuant to this Article V.
6.4    Waiver; Remediation; Adjustment; Deductible.
(a)    Waiver. Each and every Environmental Defect shall be and is hereby conclusively waived by Purchaser, and Purchaser shall not be entitled to any remedies or adjustment for such Environmental Defect, if: (i) Purchaser fails to provide a written Notice of Environmental Defect to Seller of such Environmental Defect in accordance with Section 6.3(b) on or before the Defect Notice Deadline; or (ii) the aggregate Environmental Defect Value with respect to such Environmental Defect (as it affects all applicable Acquired Assets) is less than the Environmental Defect Threshold.
(b)    Remediation. Seller shall have the right and option, but not the obligation, to attempt to Remediate or otherwise cure any Environmental Defects that are not waived under Section 6.4(a) at any time on or before the expiration of the Cure Period. Seller’s election to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 6.7 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature, or Environmental Defect Value of such Environmental Defect. During the period following the Closing and until the expiration of the Cure Period, Purchaser shall provide (or cause to be provided) to Seller and its representatives access to the Acquired Properties and Acquired Records in connection with Seller’s efforts to cure alleged Environmental Defects. Each Environmental Defect that is (i) not waived under Section 6.4(a), (ii) not cured under this Section 6.4(b) and (iii) not an Indemnified Environmental Defect is

referred to in this Agreement as a “Surviving Environmental Defect”. The following shall apply with respect to each Environmental Defect that Seller attempts to cure pursuant to this Section 6.4(b):
(i)    At any time prior to Closing, but subject to the final sentence of Section 6.4(c), Seller may provide Purchaser written notice that it will attempt to cure an Environmental Defect (each, a “Subject Environmental Defect”). If the Subject Environmental Defect is cured by Seller prior to Closing, the Acquired Asset subject to such Subject Environmental Defect shall be assigned to Purchaser at Closing, and there shall be no adjustment to the Base Fixed Purchase Price in respect of such Subject Environmental Defect. If the Subject Environmental Defect is not cured by Seller prior to Closing, (A) the Acquired Assets subject to such Subject Environmental Defect (and any associated Acquired Assets to the extent relating thereto) shall not be conveyed to Purchaser at Closing, (B) the Parties shall enter into the Escrow Agreement, (C) the Base Fixed Purchase Price shall be reduced at Closing by the aggregate Allocated Value of such Acquired Assets (and any such associated Acquired Assets) and such aggregate amount shall be deposited by Purchaser in the Escrow Account, and (D) Seller and Purchaser shall deliver to the Escrow Agent an Escrowed Assignment of such Acquired Assets (and any such associated Acquired Assets).
(ii)    The amount deposited into the Escrow Account and the Escrowed Assignment with respect to a Subject Environmental Defect will remain therein until released as provided in this Section 6.4(b)(ii), and the Acquired Assets included in such Escrowed Assignment and applicable to such Subject Environmental Defect shall be referred to as the applicable “Escrowed Environmental Defect Properties”.
(A)    During the Cure Period, if Seller and Purchaser mutually agree, in their reasonable and good faith opinion, that a Subject Environmental Defect has been completely cured, then Seller and Purchaser shall jointly instruct the Escrow Agent to (1) pay to Seller from the Escrow Account an amount equal to the Allocated Value of the applicable Escrowed Environmental Defect Properties (together with any interest earned thereon) and (2) deliver to Purchaser the Escrowed Assignment attributable to such Escrowed Environmental Defect Properties, in each case, in accordance with the terms of the Escrow Agreement.
(B)    If, at the end of the Cure Period, Purchaser and Seller mutually agree, in their reasonable and good faith opinion, that a Subject Environmental Defect has been partially cured, then, subject to Section 6.4(a), Section 6.5(a) and the Environmental Defect Deductible, (1) Seller and Purchaser shall jointly instruct the Escrow Agent to (a) pay to Purchaser from the Escrow Account an amount equal to the lesser of (i) the Environmental Defect Value attributable to the uncured portion of such Subject Environmental Defect and (ii) the Allocated Value of the applicable Escrowed Environmental Defect Properties (together with interest earned thereon), (b) pay to Seller from the Escrow Account the Allocated Value of such Escrowed Environmental Defect Properties less the amount distributed to Purchaser pursuant to subpart (B)(1)(a) above (together with any interest earned thereon), and (c) deliver to Purchaser the Escrowed Assignment attributable to the applicable Escrowed Title Defect Properties, in each case, in accordance with the terms of the Escrow Agreement, and (2) if the Environmental Defect Value attributable to the uncured portion of such Subject Environmental Defect exceeds the Allocated Value of the applicable Escrowed Environmental Defect Properties, then Seller shall pay to Purchaser concurrently therewith an amount equal to such excess amount.
(C)    If, at the end of the Cure Period, Purchaser and Seller mutually agree, in their reasonable and good faith opinion, that Seller has been unable to cure a Subject Environmental Defect, then, subject to Section 6.4(a), Section 6.5(a) and the Environmental Defect Deductible, (1) Seller and Purchaser shall jointly instruct the Escrow Agent to (a) pay to Purchaser from the Escrow Account an amount equal to the lesser of (i) the agreed upon Environmental Defect Value attributable to such Subject Environmental Defect and (ii) the Allocated Value of the applicable Escrowed Environmental Defect Properties (together with any interest earned thereon), (b) pay to Seller from the Escrow Account an amount equal to the Allocated Value of the applicable Escrowed Title Defect Properties less the amount distributed to Purchaser pursuant to subpart (C)(1)(a) above, and (c) deliver to Purchaser the Escrowed Assignment attributable to the applicable Escrowed Title Defect Properties, in each case, in accordance with the terms of the Escrow Agreement, and (2) if the Environmental Defect Value attributable to such Subject Environmental Defect exceeds the Allocated Value of the applicable Escrowed Environmental Defect Properties, then Seller shall pay to Purchaser concurrently therewith an amount equal to such excess amount.
(D)    If, at the end of the Cure Period, Purchaser and Seller, in their reasonable and good faith opinion, have not agreed whether there has been, or the extent to which there has been, a cure of a Subject Environmental Defect or the extent to which any Party is entitled to any disbursement from the Escrow Account pursuant to this Section 6.4(b)(ii), then such disagreement shall be resolved as provided in Section 6.7 and, subject to Section 6.4(a), Section 6.5(a) and the Environmental Defect Deductible, following such determination by the Environmental Expert, (1) Seller and Purchaser shall jointly instruct the Escrow Agent to (a) pay the amount owed to Purchaser and/or Seller from the Escrow Account to the applicable Parties up to an amount equal to the Allocated Value of the applicable Escrowed Environmental Defect Properties (together with any interest earned thereon) and (b) deliver to Purchaser the Escrowed Assignment attributable to the Escrowed Environmental Defect Properties, in each case, in accordance with the terms of the Escrow Agreement, and (2) if the determination is that an amount is owed to Purchaser in excess of the amount distributed to Purchaser pursuant to subpart (D)(1)(a) above, then Seller shall pay to Purchaser concurrently therewith an amount equal to such excess amount.
(E)    Notwithstanding anything to the contrary herein, all disbursements from the Escrow Account to Purchaser or Seller with respect to any Escrowed Environmental Defect Properties assigned to Purchaser shall be subject to further adjustments in accordance with Section 3.3 (effective as of the Effective Time). To the extent any additional funds are owed by either Party to the other Party as a result of such adjustments and were not already accounted for under Section 3.4 or Section 3.5, such additional amounts shall be paid by the applicable Party to the other Party at the time provided in Section 3.5(i) or within five days following the applicable disbursement from the Escrow Account to Purchaser or Seller, as applicable, which is later.
(c)    Adjustment; Deductible. Purchaser shall be entitled to a downward adjustment to the Base Fixed Purchase Price in the amount, if any, by which (i) the sum of the Environmental Defect Values with respect to all Surviving Environmental Defects exceeds (ii) the Environmental Defect Deductible. If, after taking into account the provisions of this Article VI, the Environmental Defect Deductible is equal to or greater than the sum of the Environmental Defect Values with respect to all Surviving Environmental Defects, then Purchaser shall not be entitled to any Environmental Defect adjustments. Notwithstanding the foregoing, in the event that the Environmental Defect Value of any Environmental Defect equals or exceeds Two Million Dollars ($2,000,000) (such an Environmental Defect, a “Significant Environmental Defect”), Purchaser may elect prior to the expiration of the Cure Period (to the extent not already conveyed to Purchaser) to cause Seller to retain the entirety of the Acquired Asset that is subject to such Significant Environmental Defect, in which event the Purchase Price shall be reduced (subject to the Environmental Defect Deductible) by an amount equal to the Allocated Value of such Acquired Assets; provided, however, in no other event shall any Acquired Assets be excluded from the Contemplated Transactions arising out of or relating to any Environmental Defects.
6.5    Indemnification for Environmental Defects.

(a)    Election. At any time after the delivery by Purchaser of its Notice of Environmental Defects and before the expiration of the Cure Period, Seller may (but shall not be obligated to) make an election by written notice to Purchaser to indemnify, defend, save, and hold harmless Purchaser under Section 14.2(j) (subject to the other provisions and limitations of this Section 6.5 and Article XIV) for all Claims and Losses arising out of, attributable to, or in connection with one or more particular Environmental Defects alleged by Purchaser in its Notice of Environmental Defects (each such Environmental Defect as to which Seller so elects in writing, an “Indemnified Environmental Defect”). Purchaser shall not be entitled to a downward adjustment to the Base Fixed Purchase Price with respect to any alleged Environmental Defect with respect to which Seller elects to indemnify Purchaser pursuant to this Section 6.5.
(b)    Limitations on Losses.
(i)    Subject to Sections 6.5(b)(ii) and (iii) below, the aggregate amount of any Losses or Claims arising out of, attributable to, or in connection with the Indemnified Environmental Defect(s) must exceed the Environmental Defect Indemnity Deductible before Seller shall have any Liability or obligation under this Section 6.5 or Section 14.2(j) with respect to such Loss or Claim, and if the aggregate amount of such Losses and Claims exceeds the Environmental Defect Indemnity Deductible, then the obligation of Seller to indemnify Purchaser under this Section 6.5 and Section 14.2(j) for such Losses and Claims shall only apply from the first dollar of such Losses and Claims in excess of the Environmental Defect Indemnity Deductible. The term “Environmental Defect Indemnity Deductible” shall mean the positive difference, if any, of (A) the Environmental Defect Deductible minus (B) the Environmental Defect Values attributable to any Surviving Environmental Defects.
(ii)    Subject to Section 6.5(b)(iii) below and the further limitations in Article XIV, the aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with all Indemnified Environmental Defects shall not exceed the positive difference, if any, of: (A) the aggregate sum of Purchaser’s asserted Environmental Defect Values in its applicable Notice of Environmental Defects with respect to such Indemnified Environmental Defects; minus (B) the Environmental Defect Indemnity Deductible.
(iii)    Subject to the further limitations in Article XIV, the aggregate Liability of Seller for all Losses and Claims arising out of, attributable to, or in connection with any particular Indemnified Environmental Defect shall not exceed Purchaser’s asserted Environmental Defect Value in its applicable Notice of Environmental Defects with respect to such Indemnified Environmental Defect.
6.6    Agreement on Environmental Defects.
(a)    Attempt to Agree. With respect to each Environmental Defect that is not an Indemnified Environmental Defect and that the Parties do not agree has been waived or Remediated or otherwise cured under Section 6.4 (each, an “Open Environmental Defect”), from the receipt by Seller of Purchaser’s Notice of Environmental Defects until the Closing Date (or, with respect to Environmental Defects that are subject to a Post-Closing Curative Election, until the expiration of the Cure Period) or the earlier acknowledgement of Purchaser in writing that it is not entitled to an Environmental Defect adjustment in respect thereof, Purchaser and Seller shall attempt in good faith to agree on the existence and associated Environmental Defect Value of each such Open Environmental Defect.
(b)    Agreement. If Seller and Purchaser agree on the existence and Environmental Defect Value of any such Open Environmental Defect, then the Environmental Defect Value for such Open

Environmental Defect shall be the agreed Environmental Defect Value for purposes of determining the Environmental Defect adjustment, if any. Upon any such agreement, Seller and Purchaser shall execute a written instrument reflecting such agreement.
(c)    Agreement before Closing. If, before the Closing Date, Seller and Purchaser agree on the existence and Environmental Defect Values of any Open Environmental Defects (other than those that are the subject of a Post-Closing Curative Election), then, subject to Section 6.4(b), the amount of the preliminary Environmental Defect adjustment (i.e. not taking into account any Environmental Defects that are the subject of a Post-Closing Curative Election or any Environmental Disputed Matters), if any, shall be deducted from the Base Fixed Purchase Price at the Closing and shall be reflected in the Closing Amount (which Environmental Defect adjustments shall be finalized and, as and to the extent necessary, adjusted pursuant to the final settlement under Section 3.5 or thereafter (to the extent determined by the Environmental Expert following the Final Determination Date), as applicable, in respect of Environmental Defects that are the subject of a Post-Closing Curative Election and any Environmental Disputed Matters).
(d)    Failure to Agree. If, before the Closing Date, Seller and Purchaser do not agree on the existence and Environmental Defect Values of all Open Environmental Defects (other than those that are the subject of a Post-Closing Curative Election), then (1) the existence and Environmental Defect Value of such Open Environmental Defects that are not agreed (but only those that are not agreed), shall be Environmental Disputed Matters settled after Closing by the Environmental Expert under Section 6.7, and (2) the following shall apply with respect to each Environmental Disputed Matter:
(i)    (A) The Acquired Assets subject to such Environmental Disputed Matter (and any associated Acquired Assets to the extent relating thereto) shall not be conveyed to Purchaser at Closing, (B) the Parties shall enter into the Escrow Agreement, (C) the Base Fixed Purchase Price shall be reduced at Closing by the aggregate Allocated Value of such Acquired Assets (and any such associated Acquired Assets) and such aggregate amount shall be deposited by Purchaser into the Escrow Account, and (D) Seller and Purchaser shall deliver to the Escrow Agent a fully executed Escrowed Assignment of such Acquired Assets (and any such associated Acquired Assets).
(ii)    The amount deposited into the Escrow Account and the Escrowed Assignment with respect to an Environmental Disputed Matter will remain therein until released as provided in Section 6.7(d), and any such Acquired Asset subject to an Environmental Disputed Matter shall be referred to as an “Escrowed Environmental Defect Property”.
6.7    Dispute Resolution. If any Open Environmental Defects, including the existence, waiver, Remediation, and Environmental Defect Values thereof, are not agreed upon under Section 6.6 or, if Seller elects under Section 6.4(b) to attempt to cure any alleged Environmental Defects after Closing, are not agreed upon prior to the expiration of the Cure Period (collectively, “Environmental Disputed Matters”), then all such Environmental Disputed Matters shall be consolidated and resolved by a single Environmental Expert under the dispute resolution procedure in this Section 6.7.
(a)    Selection of Expert. Seller and Purchaser shall act in good faith to promptly execute such engagement letters and other documents as shall be necessary to engage, within fifteen (15) Business Days after the Closing or Cure Period, as applicable, one (1) mutually agreed upon environmental expert in the energy industry with not less than ten (10) years’ experience in environmental issues in the State(s) where the Acquired Assets which are the subject of the Environmental Disputed Matters are located and having not worked as an employee or outside expert for any Party or its Affiliates during the five (5) year period preceding such selection (the “Environmental Expert”). If Seller and Purchaser are unable to agree on the Environmental Expert within such fifteen (15) Business Day period, then Seller and Purchaser will each select one such environmental expert (with each such Party representative meeting the same criteria as set forth above for the Environmental Expert) within five (5) Business Days thereafter, and the Party representatives so selected will mutually appoint the Environmental Expert (which Environmental Expert so appointed shall meet the same criteria as set forth above) within five (5) Business Days after the two Party representatives are selected, and the Environmental Expert so appointed by the two Party representatives will resolve such matter without further involvement of the two Party representatives. The fees and expenses of the Environmental Expert shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.
(b)    Materials to Environmental Expert. Seller and Purchaser shall each present to the Environmental Expert, with a simultaneous copy to the other Party, a single written statement of its position on each Environmental Disputed Matter, together with a copy of this Agreement, Purchaser’s Notice of Environmental Defects, and any supporting material that such Party desires to furnish, not later than fifteen (15) Business Days after appointment of the Environmental Expert. Each of Seller and Purchaser shall in no event attempt to communicate with the Environmental Expert with respect to any Environmental Disputed Matters without providing the other Party the opportunity to jointly discuss or confer with the Environmental Expert with respect to such Environmental Disputed Matters.
(c)    Decisions of Environmental Expert. The Environmental Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he/she has received the materials under Section 6.7(b). In making a determination, the Environmental Expert shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party (except as may be specifically requested by the Environmental Expert), may consider available legal and industry matters as in his/her opinion are necessary or appropriate to make a proper determination. The decision of the Environmental Expert shall be final, conclusive, binding, non-appealable and enforceable in any court of competent jurisdiction and shall be limited to awarding only Seller’s position or Purchaser’s position with respect to each Environmental Disputed Matter, provided that the Environmental Expert may not award Purchaser any greater Environmental Defect Values than the Environmental Defect Values asserted by Purchaser in its applicable Notice of Environmental Defects. The Environmental Expert shall make a separate determination with respect to each Environmental Disputed Matter. The written finding of the Environmental Expert shall only set forth the Environmental Expert’s decision with respect to each applicable Environmental Disputed Matter and not the Environmental Expert’s rationale for the decision. THE ENVIRONMENTAL EXPERT SHALL ACT AS AN EXPERT FOR THE LIMITED PURPOSE OF DETERMINING THE SPECIFIC ENVIRONMENTAL DISPUTED MATTER PRESENTED TO HIM/HER, SHALL NOT HAVE THE POWERS OF AN ARBITRATOR, SHALL BE LIMITED TO THE PROCEDURES SET FORTH IN THIS SECTION, MAY NOT HEAR OR DECIDE ANY MATTERS EXCEPT THE SPECIFIC ENVIRONMENTAL DISPUTED MATTER PRESENTED TO HIM/HER AND MAY NOT AWARD DAMAGES, INTEREST, COSTS, ATTORNEY’S FEES, EXPENSES, OR PENALTIES TO EITHER PARTY. IN ADDITION, THE ENVIRONMENTAL EXPERT SHALL AGREE IN WRITING TO KEEP STRICTLY CONFIDENTIAL THE SPECIFICS AND EXISTENCE OF ANY MATTERS SUBMITTED AS WELL AS ALL PROPRIETARY RECORDS OF THE PARTIES, IF ANY, REVIEWED BY THE ENVIRONMENTAL EXPERT IN THE PROCESS OF RESOLVING SUCH DISPUTES.
(d)    Adjustments. With respect to Environmental Disputed Matters submitted to the Environmental Expert pursuant to this Section 6.7, within five (5) days after all such disputes are finally resolved pursuant to this Section 6.7, subject to Section 6.4(a), Section 6.5(a) and the Environmental Defect Deductible, Purchaser and Seller shall issue joint written instructions to the Escrow Agent to deliver (i) to Purchaser the Escrowed Assignment and (ii) to Seller and/or Purchaser, as applicable, the funds in the Escrow Account attributable to Environmental Disputed Matters pursuant to the determination of the Environmental Expert or final agreement of the Parties, subject to further adjustments in accordance with Section 3.3, effective as of the Effective Time; in each case, in accordance with the terms of the Escrow Agreement.

6.8    Exclusive Remedy. PURCHASER ACKNOWLEDGES THAT THE ACQUIRED ASSETS HAVE BEEN USED TO EXPLORE FOR, DEVELOP, AND PRODUCE HYDROCARBONS, AND THAT THERE (I) MAY HAVE BEEN RELEASES OF WASTES, CRUDE OIL, CONDENSATE, PRODUCED WATER, OR OTHER MATERIALS, INCLUDING HAZARDOUS MATERIALS, ABOVE, IN, ON, OR UNDER THE ACQUIRED ASSETS AND (II) MAY EXIST OTHER CONDITIONS THAT MAY CONSTITUTE AN ENVIRONMENTAL DEFECT OR RESULT IN LIABILITIES UNDER ENVIRONMENTAL LAWS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THIS ARTICLE VI AND ANY INDEMNIFICATIONS PROVIDED FOR UNDER SECTION 14.2(D) AND SECTION 14.2(J) CONSTITUTE THE ENTIRE AND EXCLUSIVE RIGHTS AND REMEDIES OF PURCHASER AGAINST ANY INDEMNIFIED SELLER PARTY WITH RESPECT TO ANY ENVIRONMENTAL DEFECTS OR OTHER CONDITIONS, EVENTS, CIRCUMSTANCES, ACTS, OR OMISSIONS OF, OR RELATING TO, THE ENVIRONMENT, ANY ENVIRONMENTAL LAWS, ANY HAZARDOUS MATERIALS, ANY RELEASES, THE PROTECTION OF THE ENVIRONMENT OR HEALTH, OR ANY ASSUMED ENVIRONMENTAL LIABILITIES (COLLECTIVELY, “ENVIRONMENTAL MATTERS”). IN THIS REGARD AND NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF AN ENVIRONMENTAL DEFECT OR OTHER ENVIRONMENTAL MATTER CONSTITUTES, OR RESULTS FROM ANY MATTER OR CIRCUMSTANCE WHICH CONSTITUTES, A BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER SET FORTH IN THIS AGREEMENT (OTHER THAN AS SET FORTH IN SECTION 7.12), THEN PURCHASER SHALL ONLY BE ENTITLED TO ASSERT SUCH MATTER AS AN ENVIRONMENTAL DEFECT AS AND TO THE EXTENT PERMITTED BY THIS ARTICLE VI, AND SHALL BE PRECLUDED FROM ASSERTING SUCH MATTER AS THE BASIS OF THE BREACH OF ANY SUCH REPRESENTATION OR WARRANTY (OTHER THAN AS SET FORTH IN SECTION 7.12). OTHER THAN THIS ARTICLE VI, SECTION 7.12, AND ANY INDEMNIFICATION RIGHTS PURCHASER MAY HAVE UNDER SECTION 14.2(D) AND SECTION 14.2(J) (AS LIMITED BY THE OTHER PROVISIONS OF THIS ARTICLE VI AND ARTICLE XIV), PURCHASER (ON BEHALF OF ITSELF, THE OTHER INDEMNIFIED PURCHASER PARTIES, AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) HEREBY RELEASES, DISCHARGES, AND WAIVES ANY AND ALL CLAIMS AND LOSSES, AND ALL RIGHTS AND REMEDIES WHETHER ARISING AT LAW (WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE) OR PURSUANT TO ANY OTHER LEGAL THEORY, KNOWN OR UNKNOWN, AND WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT, OR OTHERWISE, AGAINST ANY OF THE INDEMNIFIED SELLER PARTIES RELATING TO ANY ENVIRONMENTAL MATTERS, IN EACH CASE, EVEN IF SUCH CLAIMS OR LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED SELLER PARTIES.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser, as of the Execution Date and the Closing Date, as follows:
7.1    Organization, Existence, and Qualification. Seller is a corporation duly formed and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including its interests in the Acquired Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
7.2    Authority, Approval, and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporation action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
7.3    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.
7.4    Brokers’ Fees. Neither Seller nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’, finders’, or similar fees in respect of the Contemplated Transactions for which Purchaser or its Affiliates will have any responsibility whatsoever.
7.5    Foreign Person. Seller is neither a disregarded entity nor a “foreign person” within the meaning of Section 1445 of the Code.
7.6    Taxes. Except as set forth in Schedule 7.6, (a)  (i) to Seller’s Knowledge, all Property and Production Taxes that have become due and payable have been timely and properly paid, (ii)  subject to valid extensions, all Tax Returns with respect to Property and Production Taxes that were required to be filed have been duly and timely filed and all such Tax Returns are correct and complete in all material respects, (iii) there are no audits, investigations or Proceedings pending or threatened in writing against Seller before any Governmental Authority relating to the payment of any Property and Production Taxes, (iv) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Property and Production Taxes, (v) there are no Liens on any of the Acquired Assets attributable to Taxes other than Permitted Encumbrances, (vi) to Seller’s Knowledge, all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Acquired Assets have been satisfied in all material respects, and (b) none of the Acquired Assets is currently subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
7.7    No Conflicts. Assuming the receipt of all applicable consents and approvals from Third Parties and the waiver of, or compliance with, all Preferential Rights and any maintenance of uniform interest provision under any joint operating agreements constituting an Acquired Contract, in each case, applicable to the Contemplated Transactions, and (in the case of subparts (b) and (c) below) except as would not have a Material Adverse Effect, the execution, delivery, and performance by Seller of this Agreement and the consummation of the Contemplated Transactions will not (a) conflict with or result in a breach of any provision of the Organizational Documents of Seller, (b) result in a default or the creation of any Lien or give rise to any right of termination, cancellation, or acceleration under any of the terms or provisions of any note, bond, mortgage, indenture, or other similar instrument to which Seller is a party or by which Seller or the Acquired Assets may be bound, or (c) violate any Law or Order applicable to Seller or any of the Acquired Assets.
7.8    Consents. Except (a) for compliance with the HSR Act, (b) as set forth in Schedule 7.8, and (c) for Customary Post-Closing Consents, to Seller’s Knowledge, there are no requirements for consents from Persons to any assignment in connection with the transfer of the Acquired Assets by Seller to Purchaser or the consummation of the transactions contemplated by this Agreement by Seller that constitute Material Required Consents.
7.9    Preferential Rights. To Seller’s Knowledge, Schedule 7.9 lists all Preferential Rights to which the Acquired Assets are subject that are or will be triggered in connection with the transfer and conveyance of the Acquired Assets to Purchaser under this Agreement.

7.10    Litigation. Except as set forth in Schedule 7.10, as of the Execution Date, there are no Proceedings pending or, to Seller’s Knowledge, threatened in writing by or before any Governmental Authority against Seller (a) with respect to the Acquired Assets or (b) which are reasonably likely to materially impair or delay Seller’s ability to perform its obligations hereunder.
7.11    No Violation of Laws. Except as set forth in Schedule 7.11, during the period prior to the Execution Date that Seller or its Affiliates operated any Acquired Property, Seller operated such Acquired Property in material compliance will all applicable Laws. This Section 7.11 does not include any tax matters or any Environmental Matters, such matters being addressed exclusively in Section 7.6 and Section 7.12, respectively.
7.12    Environmental. Except as set forth in Schedule 7.12 (collectively, “Disclosed Environmental Matters”), (a) Seller, with respect to its ownership and/or operation of the Water Assets to the extent located in the Covered Areas, and the Water Assets to the extent located in the Covered Areas, are in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Permits required under Environmental Laws for the ownership, lease, and operation of such Water Assets; and (b) Seller has not received any written notice, report, or other information from any Governmental Authority alleging a material violation of or material Liability under Environmental Laws with respect to the Acquired Assets other than any violations or Liabilities that have been resolved to the satisfaction of all applicable Governmental Authorities. Notwithstanding anything to the contrary in this Agreement, the representations contained in this Section 7.12 are the sole and exclusive representations and warranties made by such Seller in any way related to Environmental Matters or Environmental Laws or otherwise to the physical condition of the Acquired Assets.
7.13    Material Contracts.
(a)    Except for Shallow Well JOAs, Schedule 7.13 lists all Acquired Contracts of the type described below as of the Execution Date (the Acquired Contracts of such type contained in such Schedule, collectively, the “Material Contracts”):
(i)    any Acquired Contract that can reasonably be expected to result in aggregate payments of more than $500,000 net to Seller’s interest during the current or any subsequent fiscal year or $500,000 in the aggregate over the term of such Acquired Contract (based solely on the terms thereof);
(ii)    any Acquired Contract that can reasonably be expected to result in aggregate revenues of more than $500,000 net to Seller’s interest during the current or any subsequent fiscal year or $500,000 in the aggregate over the term of such Acquired Contract (based solely on the terms thereof);
(iii)    any Acquired Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $500,000 net to Seller’s interest;
(iv)    any material Acquired Contract that is a Hydrocarbon purchase and sale, gathering, transportation, or processing agreement and that is not terminable without penalty upon sixty (60) days or less notice;

(v)    any Acquired Contract that is a farmout agreement, participation agreement, exploration agreement, joint operating agreement, development agreement or similar Acquired Contract;
(vi)    any Acquired Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;
(vii)    any Acquired Contract that is a drilling contract;
(viii)    any Acquired Contract that contains a call on, or option to purchase, production of Hydrocarbons; and
(ix)    any Acquired Contract that (A) contains or constitutes an existing area of mutual interest agreement, (B) includes non-competition restrictions or other similar restrictions on doing business, or (C) to Seller’s Knowledge, materially restricts Seller’s ability to use the surface of any Acquired Asset to drill and complete wells and/or conduct production operations with respect to such Acquired Assets.
(b)    Except as set forth in Schedule 7.13, there exists no default under any Material Contract by Seller or to Seller’s Knowledge by any other Person that is a party to such Material Contract. To Seller’s Knowledge, all Material Contracts are in full force and effect. Except as disclosed on Schedule 7.13, no written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Except as set forth on Schedule 7.13, there are no mandatory drilling requirements contained in any of the Material Contracts, or to Seller’s Knowledge, any Acquired Leases (other than continuous development or continuous operation provisions in the Acquired Leases), which obligations have not yet been fulfilled. As of the Execution Date, Seller has made available to Purchaser copies of all Material Contracts.
7.14    Current Commitments. To Seller’s Knowledge, Schedule 7.14 sets forth, as of the Execution Date, all outstanding Third Party authorities for expenditures or other written capital commitments (“AFEs”) that (a) relate to and are binding on the Acquired Properties and (b)  require, individually, an expenditure by Seller in excess of $100,000.00 net to Seller’s interest.
7.15    Imbalances. Schedule 7.15 sets forth all gas, production, sales, processing, pipeline, or transportation imbalances with respect to the Acquired Assets as of the date set forth therein.
7.16    Suspense Accounts. To Seller’s Knowledge, Schedule 7.16 sets forth all Third-Party funds held in suspense by Seller with respect to production of Hydrocarbons from any of the Acquired Assets as of the date set forth therein.
7.17    Wells; Plugging and Abandonment. There are no Acquired Wells located on the Acquired Leases (i) in respect of which Seller has received an order from any Governmental Authority requiring that such wells be plugged and abandoned; or (ii) that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that have not been plugged and abandoned in accordance with applicable Law. To Seller’s Knowledge, all Acquired Wells have been drilled and completed within the limits permitted by all applicable Acquired Leases, the Acquired Contracts and pooling or unit orders. To Seller’s Knowledge, no Acquired Well is subject to penalties on allowables after the Effective Time because of overproduction.

7.18    Compliance with Leases and Easements. Except as set forth in Schedule 7.10, (i) to Seller’s Knowledge, except for the suspense funds, Seller has paid, or caused to be paid, in all material respects, all Royalties due by Seller with respect to the Acquired Assets during its period of ownership, and (ii) no written demands or notices of default or non-compliance or dispute (including those received electronically) have been issued to or received by Seller relating to the Acquired Leases or Easements that remain uncured or outstanding.
7.19    Advance Payments. To Seller’s Knowledge, except for any Imbalances, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Royalties), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Acquired Assets at some future time without receiving full payment therefor at or after the time of delivery.
7.20    Non-Consent Operations. As of the Execution Date, Seller has not declined to participate in any operation or activity proposed with respect to the Acquired Assets on Exhibit A-1, Exhibit A-2 or Exhibit A-3 that could result in Seller’s interest in any Acquired Assets becoming subject to a penalty, non-payment or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-3.
7.21    Employee Benefits. Neither Seller nor any of its Affiliates is, with respect to any Business Employee, party to or bound by any collective bargaining, trade union, works council or similar agreement or collective bargaining relationship. Neither any Seller nor any of its Affiliates has recognized any labor organization or other employee representative body with respect to the Business Employees. To Seller’s Knowledge, there are no, and within the past three years have been no, union organizing or decertification activities involving employees of Seller or its Affiliates who provide services in respect of the ownership, management, operation and/or maintenance of any of the Acquired Assets or the business of Seller with respect thereto. There are no, and within the past three years have been no, strikes, work stoppages, walkouts, lockouts, or other material labor disputes involving employees of Seller or its Affiliates who provide services in respect of the ownership, management, operation and/or maintenance of any of the Acquired Assets or the business of Seller with respect thereto.
7.22    Hedge Instruments. Neither the Acquired Properties nor the production therefrom are subject to an Hedge Instruments with respect to which the Purchaser will have any obligations.
7.23    Payout. To Seller’s Knowledge, Schedule 7.23 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Acquired Wells that are subject to a reversion or other adjustment at some level of cost recovery (or passage of time or other event other than termination of an Acquired Lease by its terms).
7.24    Certain Limitations. Any representation of Seller in this Article VII that relates to Acquired Assets in which Seller is a non-operator under a joint operating agreement or similar agreement is limited to the Knowledge of Seller. Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters being material or having a Material Adverse Effect shall not be deemed an indication that such matter is material or does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be set forth on a Schedule for information purposes only, do not necessarily include other matters of a similar nature and shall not expand the scope of the representations and warranties set forth in this Agreement.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller, as of the Execution Date and the Closing Date, as follows:
8.1    Organization, Existence, and Qualification. Purchaser is a limited liability company duly formed and validly existing under the Laws of the jurisdiction of its formation and Purchaser has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Purchaser is duly licensed or qualified to do business as a foreign company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser is duly licensed or qualified to do business in both the Commonwealth of Pennsylvania and the State of West Virginia.
8.2    Authority, Approval, and Enforceability. Purchaser has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Purchaser of this Agreement have been duly and validly authorized and approved by all necessary company action on the part of Purchaser. This Agreement is, and the Transaction Documents to which Purchaser is a party when executed and delivered by Purchaser will be, the valid and binding obligation of Purchaser and enforceable against Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
8.3    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to Purchaser’s knowledge, threatened in writing against Purchaser.
8.4    Brokers’ Fees. Neither Purchaser nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’, finders’, or similar fees in respect of the Contemplated Transactions for which Seller or its Affiliates will have any responsibility whatsoever.
8.5    No Conflicts. Assuming receipt of all consents and approvals from Third Parties applicable to the Contemplated Transactions, and except as would not have a material adverse effect upon the ability of Purchaser to consummate the Contemplated Transactions or perform its obligations hereunder, the execution, delivery, and performance by Purchaser of this Agreement and the consummation of the Contemplated Transactions will not (a) conflict with or result in a breach of any provision of the Organizational Documents of Purchaser, (b) result in a default or the creation of any Lien or give rise to any right of termination, cancellation, or acceleration under any of the terms or provisions of any note, bond, mortgage, indenture, or other similar instrument to which Purchaser is a party or by which Purchaser or any of its assets may be bound, or (c) violate any Law or Order applicable to Purchaser or any of its assets.
8.6    Consents. Except for Customary Post-Closing Consents and except for the filing and other requirements of the HSR Act, there are no consents or approvals of any Third Party that Purchaser is required to obtain in connection with the transfer of the Acquired Assets from Seller to Purchaser or the consummation of the Contemplated Transactions by Purchaser.
8.7    Litigation. There are no Proceedings pending or, to the knowledge of Purchaser, threatened in writing by or before any Governmental Authority against Purchaser which are reasonably likely to materially impair or delay Purchaser’s ability to perform its obligations hereunder.

8.8    Financing. As of Closing, Purchaser has sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the Contemplated Transactions, and perform its obligations under this Agreement and the Transaction Documents.
8.9    Regulatory. At Closing, Purchaser or Purchaser’s Affiliate will be qualified to own and assume operatorship of the Acquired Assets in all jurisdictions where the Acquired Assets are located, and the consummation of the Contemplated Transactions will not cause Purchaser to be disqualified as such an owner or to exceed any acreage limitations imposed by Law or cause Purchaser or Purchaser’s Affiliate to be disqualified as such an operator. To the extent required by any applicable Laws, Purchaser or Purchaser’s Affiliate shall, as of the Closing Date, (a) hold all Permits, lease bonds, and any other surety or similar requirements as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Acquired Assets and (b) have filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.
8.10    Independent Evaluation. Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, and has retained and taken advice concerning the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions from attorneys, advisors, and consultants that are knowledgeable about the oil and gas business and the Laws applicable to the Acquired Assets, the Assumed Liabilities, and the Contemplated Transactions. Purchaser has made all such reviews and inspections of the Acquired Assets and Background Materials as Purchaser has deemed necessary or appropriate to enter into this Agreement. In making its decision to enter into this Agreement, Purchaser has (a) relied on the representations and warranties of Seller set forth in Article VII and in the Assignment and the terms of this Agreement and (b) relied on its own independent investigation and evaluation of the Acquired Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller. Purchaser acknowledges and affirms that on or prior to Closing, Purchaser will have completed its independent investigation, verification, analysis, and evaluation of the Acquired Assets and made all such reviews and inspections of the Acquired Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations or Liabilities hereunder or under any of the other Transaction Documents.
8.11    Accredited Investor. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Acquired Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws. Purchaser has such knowledge, sophistication, and experience in the business and financial matters and in the ownership and operation of oil and gas properties and assets that Purchaser is capable of evaluating the merits and risks of the acquisition of the Acquired Assets, and has so evaluated the merits and risks of such acquisition.
ARTICLE IX
CERTAIN COVENANTS AND AGREEMENTS
9.1    Conduct of Business prior to Closing.
(a)    Operational Covenants. Except (1) as set forth in Schedule 9.1, (2) for the operations covered by the AFEs described in Schedule 7.14, (3) as required in the event of an emergency to protect life, property, or the environment, and (4) as expressly contemplated by this Agreement or expressly consented to in writing by Purchaser (which consent may be withheld at Purchaser’s sole discretion unless otherwise set forth below), Seller shall, from and after the Execution Date until Closing:
(i)    subject to interruptions resulting from force majeure, mechanical breakdown, and planned maintenance, use its commercially reasonable efforts to operate or cause to be operated the Acquired Assets in the Ordinary Course of Business;
(ii)    pay or cause to be paid when due all Royalties and other burdens incurred with respect to the Acquired Assets operated by Seller, except to the extent such burdens are being contested in good faith (unless the nonpayment of such contested burdens could result in the termination of an Acquired Lease, in which case Seller will notify Purchaser and first attempt to reach an agreed resolution with Purchaser with respect to the handling thereof);
(iii)    maintain all material Permits affecting the Acquired Assets;
(iv)    maintain insurance coverage on the Acquired Assets in the amounts and types currently in force;
(v)    give prompt notice to Purchaser of any emergency requiring immediate action, or any emergency action taken, in the event of serious risk to life, property or the environment (including prevention of environmental contamination);
(vi)    pay (or cause to be paid) any and all Property and Production Taxes that become due and payable prior to the Closing Date;
(vii)    maintain, or cause to be maintained, the books of account and records relating to the Acquired Assets in the usual, regular, and ordinary manner and in accordance with the usual accounting practices of Seller;
(viii)    notify Purchaser of any AFEs that are received by Seller after the Execution Date estimated to cost in excess of $100,000 net to Seller’s interest;
(ix)    not (A) enter into an Acquired Contract that, if entered into on or prior to the Execution Date, would have been required to be listed on Schedule 7.13, or (B) terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Material Contract, except contracts terminable by Seller with notice of sixty (60) days’ or less without penalty or detriment, without the written consent of Purchaser (which shall not be unreasonably withheld or delayed);
(x)    not terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, or surrender any material rights under any Acquired Lease or Acquired Easement, without the written consent of Purchaser (which shall not be unreasonably withheld or delayed), provided that Seller shall be permitted to exercise, secure, and acquire Lease renewals and extensions to the extent set forth on Schedule 3.3(a)(i) (and amend any Acquired Lease to provide for renewal or extension);
(xi)    not transfer, sell, mortgage, pledge, or dispose of any material portion of the Acquired Assets other than (A) the sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Acquired Assets or for which replacement equipment has been obtained; and

(xii)    not turn any drilled but uncompleted Acquired Well to sales.
(b)    AFEs. With respect to any AFE received by Seller after the Execution Date and prior to Closing that is estimated to cost in excess of $500,000 net to Seller’s interest, Seller shall forward a copy of such AFE to Purchaser as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Purchaser agrees that it will timely respond to any written request for consent pursuant to this Section 9.1(b). In the event the Parties are unable to agree within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of Purchaser’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Seller’s decision shall control.
(c)    Requests for Approval. Requests for approval of any action restricted by this Section 9.1 shall be delivered to any of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Jared Hall	jhall@hgenergyllc.com (304) 420-1101
Eric Grayson	egrayson@hgenergyllc.com (304) 420-1102
Daryl Sobol	dsobol@hgenergyllc.com (724) 741-1034
(d)    Other Working Interest Owners. Purchaser acknowledges Seller owns undivided interests in certain of the properties comprising the Acquired Assets that it is not the operator thereof, and Purchaser agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 9.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.
(e)    Liability of Seller. Without expanding any obligations which Seller may have to Purchaser, it is expressly agreed that Seller shall never have any liability to Purchaser with respect to any breach or failure of Sections 9.1(a)(i), (ii), or (iii) greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
9.2    Successor Operator. Purchaser acknowledges that it desires to succeed Seller as operator of those Acquired Assets or portions thereof that Seller may, as of the Closing, operate. Purchaser further acknowledges and agrees that Seller cannot and does not covenant or warrant that Purchaser or any Affiliate of Purchaser shall become successor operator of such Acquired Assets or portions thereof. Seller and Purchaser agree however that, as to the Acquired Assets that Seller operates, prior to Closing they shall use their commercially reasonable efforts (at no out-of-pocket cost to Seller) to have Purchaser designated, to the extent legally possible and permitted under any applicable joint operating agreements, as successor operator of such Acquired Assets effective as of the Closing, and Purchaser hereby consents and agrees to accept such designation and the responsibilities and Liabilities as the operator of such Acquired Assets.

9.3    HSR Act. If applicable, within ten (10) Business Days following the Execution Date, Purchaser and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Purchaser and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is reasonably necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act. Purchaser and Seller shall keep each other fully advised with respect to any material requests from or material communications with the DOJ or FTC concerning such filings and, to the extent reasonably practicable, shall consult with each other with respect to all responses thereto. Each of Purchaser and Seller shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Purchaser be required to take any actions that Purchaser reasonably determines will materially impair or substantially reduce the overall benefits Purchaser expects to to realize from the transactions contemplated by this Agreement, including, but not limited to: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with the FTC, DOJ or other Governmental Authority; (ii) litigating, challenging or taking any other action with respect to any judicial or administrative action or proceeding by the FTC, DOJ or other Governmental Authority; or (iii) divesting or otherwise holding separate, or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or its respective Affiliate’s businesses, assets or properties. The filing fees associated with any such HSR Act filing shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.
9.4    Governmental Bonds; Guarantees. Purchaser acknowledges that none of the bonds, letters of credit, guarantees, and other forms of financial assurance, if any, posted by Seller or its Affiliates with Governmental Authorities and/or other Third Parties relating to any of the Acquired Assets are transferable to Purchaser. Prior to the Closing Date, Purchaser shall deliver to Seller evidence of Purchaser or Purchaser’s Affiliate having posted all bonds, letters of credit, and other security with all applicable Governmental Authorities meeting the requirements of such authorities necessary for Seller to own and, where appropriate, operate, the Acquired Assets. In addition, Purchaser shall cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all bonds, letters of credit, guarantees, and other credit support put in place by Seller or its Affiliates relating to any of the Acquired Assets to the extent set forth in Schedule 9.4 or otherwise required under any Material Contract listed on Schedule 7.13 (the “Guarantees”). Without limiting the foregoing, if required by the counterparty to any Guarantee, Purchaser shall provide, effective as of the Closing Date, substitute arrangements of Purchaser or its Affiliates covering all periods covered by the Guarantees. In the event that any counterparty to any such Guarantee does not release Seller and its Affiliates, then, from and after Closing, Purchaser shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such Guarantee (and all costs incurred in connection with such Guarantee); provided that, for the avoidance of doubt, Purchaser shall have no obligation to indemnify Seller for any bond, letter of credit, guarantee or other credit support to the extent it is not set forth on Schedule 9.4 as of the Execution Date or otherwise required under any Material Contract listed on Schedule 7.13. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Guarantees must be returned to Seller, and shall be an Excluded Asset.
9.5    Material Required Consents.
(a)    With respect to each Material Required Consent set forth on Schedule 7.8, reasonably promptly after the Execution Date (and, with respect to each Material Required Consent that is not set forth on Schedule 7.8 but is discovered by either Party after the Execution Date and before the Defect Notice Deadline, reasonably promptly after the discovery thereof, and, with respect to each other consent under an Acquired Lease identified by Purchaser to Seller after the Execution Date and before the Defect Notice Deadline, reasonably promptly after the Purchaser identifies such consent to Seller), Seller shall send to the holder of each such consent a notice in material compliance with the contractual provisions applicable to such consent seeking such holder’s consent to the Contemplated Transactions. Seller and Purchaser will thereafter use their commercially reasonable efforts (at no out-of-pocket cost or expense to either Party) to obtain such consents. Notwithstanding anything to the contrary contained herein, and subject to the satisfaction of Seller’s covenants under this Section 9.5, Seller will have no liability to Purchaser for failure to obtain any such consents.
(b)    If, as of the Closing Date, a holder of a Material Required Consent has not yet delivered such Material Required Consent and the time for granting such consent has not expired, then (1) the Acquired Assets covered by that Material Required Consent shall not be conveyed to Purchaser at Closing, (2) the Base Fixed Purchase Price will be reduced by the Allocated Value of the Acquired Assets so excluded and such aggregate amount shall be deposited by Purchaser into the Escrow Account, and (3) Seller and Purchase shall deliver to the Escrow Agent a fully executed Escrowed Assignment of such Acquired Assets. If Acquired Assets have not been conveyed to Purchaser at the Closing due to a failure to obtain a Material Required Consent, and if such Material Required Consent has been received or deemed received pursuant to the terms of the underlying agreement or instrument on or before the Final Settlement Date, then (i) Seller shall so notify Purchaser and (ii) within five (5) days after Purchaser’s receipt of such notice, Purchaser and Seller shall issue joint written instructions to the Escrow Agent to deliver (A) to Purchaser the Escrowed Assignment and (B) to Seller an amount equal to the Allocated Value of the Acquired Assets covered by such Escrowed Assignment (together with any interest earned thereon), subject to further adjustments in accordance with Section 3.3, effective as of the Effective Time; in each case, in accordance with the terms of the Escrow Agreement. If Acquired Assets have not been conveyed to Purchaser at the Closing due to a failure to obtain a Material Required Consent, and if such Material Required Consent has not been received or deemed received pursuant to the terms of the underlying agreement or instrument on or before the Final Settlement Date, then (i) Seller shall so notify Purchaser and (ii) within five (5) days after Purchaser’s receipt of such notice, Purchaser and Seller shall issue joint written instructions to the Escrow Agent to deliver (A) to Seller the Escrowed Assignment and (B) to Purchaser an amount equal to the Allocated Value of the Acquired Assets covered by such Escrowed Assignment (together with any interest earned thereon); in each case, in accordance with the terms of the Escrow Agreement.
(c)    With respect to each consent to assignment pertaining to the Assets and the Contemplated Transactions other than a Material Required Consent, Purchaser shall have no claim against, and hereby releases and agrees to defend and indemnify the Indemnified Seller Parties from any Claim or Loss for, the failure to obtain such consent, and Purchaser shall be solely responsible from and after Closing for any and all Claims and Losses arising from the failure to obtain such consents.
(d)    Notwithstanding anything contained herein to the contrary, subject to Section 9.5(e), in cases where a Material Required Consent has not been obtained as of the Closing with respect to an Acquired Contract and Purchaser is assigned the Acquired Assets to which the Acquired Contract relates but the Acquired Contract is not transferred to Purchaser, then the following shall apply: (i) Seller and Purchaser shall continue after Closing to use commercially reasonable efforts to obtain the Material Required Consent so that such Acquired Contract can be transferred to Purchaser upon receipt of the Material Required Consent; (ii) the Acquired Contract shall be held by Seller for the benefit of Purchaser; (iii) Purchaser shall pay all amounts due thereunder; and (iv) Purchaser shall be responsible for all Liabilities under such Acquired Contract and for the performance of any obligations under such Acquired Contract (excluding any obligation to provide any bonds, letters of credit, guarantees or other credit support) to the extent that Purchaser has been transferred the Acquired Assets necessary to perform under such Acquired Contract until such Material Required Consent is obtained. With respect to any Acquired

Contract for which the applicable Material Required Consent for the assignment or transfer to the Purchaser is obtained at any time, Seller shall transfer such Acquired Contract to Purchaser by execution and delivery of an instrument of conveyance in the form of the Assignment and Assumption Agreement.
(e)    In addition, the Parties covenant and agree as set forth in Exhibit N (the “Contract Solution”).
9.6    Preferential Rights.
(a)    With respect to each Preferential Right set forth on Schedule 7.9, reasonably promptly after the Execution Date (and, with respect to each Preferential Right that is not set forth on Schedule 7.9 but is discovered by either Party after the Execution Date and before the Defect Notice Deadline, reasonably promptly after the discovery thereof), Seller shall send to the holder of each such Preferential Right a notice in material compliance with the contractual provisions applicable to such Preferential Right.
(b)    If, prior to Closing, a holder of a Preferential Right has notified Seller that it elects to exercise its Preferential Right and purchase the Acquired Assets (or portions thereof) to which its Preferential Right applies, then the Acquired Assets subject to such Preferential Right shall be excluded from the Acquired Assets to be assigned to Purchaser at the Closing (but only to the extent of the portions of such Acquired Assets affected by the Preferential Right, and subject to the remaining provisions of this Section 9.6), and the Base Fixed Purchase Price shall be reduced by the Allocated Value of the Acquired Assets (or portions thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Right prior to Closing. If such holder of such Preferential Right thereafter fails to consummate the purchase of the Acquired Assets covered by such Preferential Right on or before the end of the period of time under such Preferential Right for closing such sale and Seller is permitted to transfer such Acquired Assets (or portions thereof) to Purchaser pursuant to the terms of such Preferential Right, then (i) Seller shall so notify Purchaser, (ii) within ten (10) Business Days after Purchaser’s receipt of such notice, Purchaser shall purchase and accept from Seller such Acquired Assets pursuant to the terms of this Agreement and for the Allocated Value of such Acquired Assets, subject to adjustments in accordance with Section 3.3, and (iii) Seller shall assign to Purchaser such Acquired Assets pursuant to an instrument in substantially the same form as the Assignment. If, as of the Closing Date, a Preferential Right has (A) expired without exercise, (B) been waived, or (C) not been exercised or waived and the time for exercising such Preferential Right has not expired, then the Acquired Assets covered by that Preferential Right shall be sold and transferred to Purchaser at Closing subject to the rights of the Preferential Right holder, and no adjustment to the Fixed Purchase Price will be made with respect to such Preferential Right and, in the event the holder of such Preferential Right thereafter exercises such Preferential Right, Purchaser will comply with all of the terms thereof, will convey the applicable Acquired Assets to the holder of the Preferential Right, and will be entitled to all proceeds paid by such holder with respect thereto.
9.7    Casualty Loss. If, after the Execution Date but prior to the Closing Date, a Casualty Loss occurs with respect to a portion of the Acquired Assets, then, notwithstanding such Casualty Loss, this Agreement shall remain in full force and effect and (a) Purchaser will nevertheless be required to close, (b) there shall be no reduction of the Base Fixed Purchase Price in respect of such Casualty Loss (except as otherwise expressly set forth in this Section 9.7), and (c) upon Closing, Purchaser shall be entitled to all rights of Seller, if any, to insurance proceeds under insurance policies issued by Third Parties, to condemnation awards, and to other claims against Third Parties with respect to the Casualty Loss (excluding any Liabilities of or against any Indemnified Seller Parties); provided, however, Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, title, interests, and claims against Third Parties for the recovery of Seller’s costs and expenses (if any) incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty Loss.

Until Closing (or if no Closing occurs, termination of this Agreement), Seller shall maintain insurance coverage it currently has in effect with respect to the Acquired Properties. Notwithstanding the foregoing, if the amount of the Casualty Loss is greater than $1,000,000, then (i) Purchaser shall nevertheless be required to close and the Base Fixed Purchase Price will be reduced by the lesser of (1) the aggregate amount necessary to repair or restore the affected Acquired Asset(s) to its condition prior to such Casualty Loss or (2) the Allocated Value of the affected Acquired Asset(s); provided that if such amount is in dispute as of Closing, then the amount determined in good faith by Seller after consultation with its insurers shall be used to adjust the Base Fixed Purchase Price at Closing and such dispute shall be finally determined by the Accounting Referee in accordance with Section 3.5, and (ii)  Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the Casualty Loss.
9.8    Revenues. Seller shall be entitled to all amounts earned from the sale of Hydrocarbons produced prior to the Effective Time from or attributable to the Acquired Properties and Purchaser shall be entitled to all amounts earned from the sale of Hydrocarbons produced on or after the Effective Time from or attributable to the Acquired Properties. After the Closing, any revenues received by Seller applicable to any post-Effective Time production of Hydrocarbons from the Acquired Properties shall be paid by Seller to Purchaser within thirty (30) days after receipt of such revenues, and any revenues received by Purchaser applicable to any pre-Effective Time production of Hydrocarbons from the Acquired Properties shall be paid by Purchaser to Seller within thirty (30) days after receipt of such revenues. Payments under this Section 9.8 shall not constitute an adjustment to any portion of the Fixed Purchase Price. Adjustments to the Fixed Purchase Price after the Closing shall be made only under Section 3.5.
9.9    Suspense Accounts. At the Closing, Seller shall transfer to Purchaser, and Purchaser shall assume, the suspense accounts maintained by Seller related to the amounts set forth on Schedule 7.16 holding monies payable to Third Party owners of royalty, overriding royalty, working, or other interests in respect of past production of Hydrocarbons attributable to the Acquired Properties. At the Closing, Purchaser shall be deemed to assume full and complete Liability and responsibility for maintaining and administering all such suspense accounts and the proper handling and payment of all such suspended amounts, as well as for compliance with all unclaimed property Laws.
9.10    Employee Matters.
(a)    Business Employees. Reasonably promptly following the Execution Date, Seller shall use commercially reasonable efforts to deliver to Purchaser a list of each employee (i) of Seller or its Affiliates, including any such individual on a leave of absence, (ii) who provides services in respect of the ownership, management, operation and/or maintenance of any of the Acquired Assets or the business of Seller with respect thereto, and (iii) whom Seller agrees to make available to Purchaser (each, a “Business Employee”), and Purchaser may offer employment (effective as of the earlier of (X) the date such Business Employee is no longer providing services under the Transition Services Agreement or (Y) the last day of the Transition Services Agreement) to any or all of such Business Employees. Such list shall also include such Business Employee’s (A) name; (B) job title; (C) date of hire; and (D) base salary or hourly wage rate, as applicable. Each offer of employment by Purchaser to a Business Employee shall be in writing. Each Business Employee who accepts such an offer of employment and commences employment with Purchaser is referred to herein as a “Transferred Employee” as of his or her effective date of hire.
(b)    Purchaser and Seller intend that the transactions contemplated by this Agreement shall not result in a severance-qualifying termination of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated by this Agreement and that the Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the effective date of hire, and Purchaser and Seller shall make commercially reasonable efforts to ensure the same; provided, however, that Seller shall be responsible for any severance payable to any Business Employee that is triggered under any Employee Benefit Plan.
(c)    COBRA. Seller and its selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(b)) shall be solely responsible for providing continuation coverage to the extent required by Section 4980B of the Code to those individuals who are “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b) with respect to the transactions contemplated by this Agreement (other than the Transferred Employees). Purchaser shall be responsible for COBRA continuation coverage for any Transferred Employee who incurs a “qualifying event” (as such term is defined in Section 4980B(f)(3) of the Code) on or following the Closing Date.
(d)    No Third Party Beneficiaries. The provisions of this Section 9.10 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 9.10, express or implied, shall confer upon any other Person, including any employee (or any dependent or beneficiary thereof), any Third Party beneficiary rights or other rights or remedies, including any right to continuance of employment or any other service relationship with Purchaser, Seller or any of their Affiliates, or any right to compensation or benefits or any term of condition of employment or service of any nature or kind whatsoever under this Agreement or otherwise. Nothing in this Section 9.10, express or implied, shall: (i) interfere with the right of Purchaser or any of its Affiliates to terminate the employment or other service relationship of any Transferred Employee at any time, (ii) obligate Purchaser or its Affiliates to adopt, enter into or maintain any benefit or compensation plan, program or arrangement at any time, (iii) be construed as the establishment of or an amendment to any benefit or compensation plan, program, policy, agreement, arrangement or contract, or (iv) limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract.
9.11    Non-Solicitation; No-Hire. From and after the Closing Date until the first (1st) anniversary of the Closing Date, without Seller’s prior written consent, neither Purchaser nor any of its Affiliates shall hire, retain, or attempt to hire or retain any employee of Seller or in any way interfere with the relationship between Seller and any of its employees; provided, however, the non-solicitation restriction in this Section 9.11 shall not apply in the event an employee of Seller contacts Purchaser (or any of its Affiliates) regarding employment in response to an advertisement identifying employment opportunities published by Purchaser (or any of its Affiliates) in a newspaper of general circulation or on its web site or if an employee of Seller contacts Purchaser (or any of its Affiliates) without having been directly solicited. Purchaser shall be permitted to contact any of Seller’s independent contractors whose services relate to the Assets to discuss post-Closing services.
9.12    Confidentiality. Purchaser acknowledges that, pursuant to its access to the Acquired Records, Acquired Assets, and other information, Purchaser will become privy to confidential and other information of Seller and its Affiliates, and agrees that such information shall be held confidential by Purchaser and its Entity Representatives in accordance with the terms of the Confidentiality Agreement. Unless and until the Closing, the Confidentiality Agreement shall remain in full force and effect. If Closing should occur, then the Confidentiality Agreement shall terminate except as to (a) information related to the Excluded Assets, (b) information related to assets other than the Assets, and (c) the terms of this Agreement (as to all of which the Confidentiality Agreement shall extend to and remain in full force and effect with respect to both Purchaser and Seller, as applicable, following Closing).
9.13    Public Announcements. Neither Party shall make any press release or other public announcements concerning the transaction contemplated by this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party forty-eight (48) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit either Party from issuing or making a public announcement or statement (or require the consent of the other party) if such Party deems it necessary to do so in order to comply with any applicable Law, or any applicable rules, regulations, or Orders of any Governmental Authority having jurisdiction, or with disclosure requirements of applicable securities Laws or the Securities and Exchange Commission or any applicable stock exchanges, provided that such Party provides the other Party with a written draft of the text of such public announcement prior to issuing or making such public announcement.
9.14    Record Retention. Purchaser, for a period of seven (7) years following Closing, will (a) retain the Acquired Records, (b) upon reasonable prior written notice, provide Seller, its Affiliates, and its and their Entity Representatives with access to the Acquired Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates, and its and their Entity Representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 14.2 for review and copying at Seller’s expense.
9.15    Breaches before Closing. During the period prior to Closing, each Party (the “Notifying Party”) shall notify the other Party promptly after the Notifying Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is untrue or will be untrue as of the Closing Date or that any covenant or agreement to be performed or observed by the other Party prior to or on the Closing Date has not been or will not be so performed or observed; provided that Purchaser shall not be deemed to have such actual knowledge solely by virtue of the inclusion of materials in the Intralinks virtual data room hosted by Seller.
9.16    Amendment of Schedules. Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right (but not the obligation) until the Closing to add, supplement, or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in Section 10.3 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
9.17    Hedging Contracts. The Parties covenant and agree as set forth in Exhibit M (the “Hedging Solution”).
9.18    Water Assets. The Parties acknowledge that Seller currently owns a fifty percent (50%) undivided interest in the water assets described on Exhibit C and related contracts (the “Water Assets”), some of which are currently used in connection with the operation of the Acquired Properties. Seller shall, from and after the Execution Date and for a period of one (1) year following the Closing, use commercially reasonable efforts to negotiate and consummate an exchange agreement (upon terms reasonably acceptable to Seller) with Seller’s co-owner in the Water Assets to geographically partition ownership of the Water Assets such that thereafter Seller would own all of a portion of the Water Assets and such co-owner would own all of the remaining portion of the Water Assets (such transaction, a “Water Assets Transaction”). Purchaser shall have the right to approve any Water Assets Transaction in its sole discretion, which approval will not be unreasonably withheld, delayed, or conditioned. If a Water Assets Transaction is consummated prior to Closing, then the Parties agree that Seller will transfer to Purchaser (or to Purchaser’s Affiliate designee) at Closing, for no additional consideration and (except as set forth in Section 7.12) without warranty of any kind, those Water Assets as are then being used in connection with operation of the Acquired Properties and in and to which Seller then owns a one hundred percent (100%) interest as a result of such Water Assets Transaction (the “Applicable Fully Owned Water Assets”). If a Water Assets Transaction is not consummated prior to Closing, then (a) Seller and Purchaser will execute and deliver at Closing a services agreement in the form attached as Exhibit L, and (b) if such a Water Assets Transaction is consummated thereafter within one (1) year following the Closing, then Seller will thereafter notify Purchaser of such Water Assets Transaction and will transfer to Purchaser (or to Purchaser’s Affiliate designee), and Purchaser (or such designee) will accept, for no additional consideration and (except as set forth in Section 7.12) without warranty of any kind, the Applicable Fully Owned Water Assets.
9.19    Firm Transportation Agreements. The Parties covenant and agree as set forth in Exhibit I (the “Marketing Solution”).
9.20    Financing Statements and Cooperation.
(a)    Seller acknowledges, without obligation, that Purchaser or its Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Acquired Assets in documents filed by Purchaser or its Affiliates or assignee with the Securities Exchange Commission pursuant to the Securities Act of 1933, or in other materials (including offering materials for securities offered and sold as eligible for resale under Rule 144A of the Securities Act), and that such financial statements may be required to be independently audited (together with any supplementary oil and gas information required by ASC 932-235, the “Requisite Financial Statement Information”). At Purchaser’s reasonable request, from and after the Execution Date and for up to twenty four (24) months after the date of the Closing, Seller shall, at Purchaser’s sole cost and expense, use reasonable efforts to (i) make available to Purchaser such asset level financial information maintained by Seller (and in the form so maintained) regarding the Acquired Assets as Purchaser may reasonably request relating to periods beginning prior to the Closing and necessary for Purchaser to comply with its obligations under the Securities Act and (ii) upon written request from Purchaser, reasonably cooperate, and cause its accountants to reasonably cooperate, with Purchaser and its accountants in connection with Purchaser’s preparation of the Requisite Financial Statement Information. Notwithstanding anything to the contrary, (A) Seller shall in no event be required to create new records relating to the Acquired Assets or financial statements, (B) the access to be provided to Purchaser shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours and (C) such assistance shall not include any actions that Seller reasonably believes would result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege. All non-public or otherwise confidential information regarding Seller obtained by Purchaser or their representative shall be kept confidential for a period of one (1) year from such disclosure in accordance with the terms of the Confidentiality Agreement as if the Confidentiality Agreement were still in effect.
(b)    All of the information provided by Seller pursuant to this Section 9.20 is given without any representation or warranty, express or implied, and no member of Indemnified Seller Parties or Seller’s accountants shall have any liability or responsibility with respect thereto.  Purchaser shall reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller in complying with this Section 9.20.
ARTICLE X
CONDITIONS TO CLOSING
10.1    Mutual Conditions to Closing. The obligations of each Party to consummate the transactions provided for herein are subject, at the option of such Party, to the satisfaction on or prior to

Closing of each of the following conditions (each of which may be waived by such Party (on its behalf) in its sole discretion):
(a)    Changes in Laws; Orders. No Governmental Authority shall have enacted, issued, promulgated, or deemed applicable any Law, and no preliminary or permanent injunction or other Order will have been issued (and remain in force) by any Governmental Authority, in each case, that has the effect of permanently enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Contemplated Transactions, and no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, grant, or issue any such Law or Order.
(b)    Legal Proceedings. No Proceeding by any Third Party shall be pending before any Governmental Authority (i) seeking to restrain, prohibit, enjoin, or declare illegal, or (ii) seeking substantial damages in connection with, the transactions contemplated by this Agreement.
(c)    Governmental Approvals. All material consents and approvals of any Governmental Authority required at or prior to Closing for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except Customary Post-Closing Consents and FERC waivers, shall have been granted, and the necessary waiting period (and any extensions thereof), including those under the HSR Act (if applicable) shall have expired or been terminated.
(d)    Adjustment to Base Fixed Purchase Price. The sum of (a) the aggregate of the actual Title Defect Values for all actual Title Defects that are timely asserted by Purchaser in good faith, plus (b) the aggregate of the actual Environmental Defect Values for all Environmental Defects that are timely asserted by Purchaser in good faith, plus (c) the aggregate amount of all Casualty Losses, plus (d) the aggregate amount of all adjustments to the Base Fixed Purchase Price pursuant to Section 9.5, plus (e) in the case of Purchaser, the aggregate amount of all adjustments to the Base Fixed Purchase Price pursuant to Section 9.6, shall not exceed an amount equal to twenty percent (20%) of the Base Fixed Purchase Price. Purchaser shall have the right, prior to giving effect to Section 12.1(f), to elect to waive any asserted Title Defect or Environmental Defect, as applicable.
10.2    Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions (each of which may be waived by Seller in its sole discretion):
(a)    Representations and Warranties. Each of the representations and warranties of Purchaser contained herein (i) that are qualified by the term “material” or contain terms such as “material adverse change”, “material adverse effect”, or other terms or dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
(b)    Performance. Purchaser will have performed or complied, in all material respects, with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Purchaser is required prior to or on the Closing Date.
(c)    Closing Deliverables. Purchaser shall be ready, willing, and able to deliver to Seller at the Closing the documents and items required to be delivered by Purchaser under Section 11.2.

10.3    Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions provided for herein are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions (each of which may be waived by Purchaser in its sole discretion):
(a)    Representations and Warranties. Each of the representations and warranties of Seller contained herein (i) that are qualified by the term “material” or contain terms such as “material adverse change”, “material adverse effect”, or other terms or dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
(b)    Performance. Seller will have performed or complied, in all material respects, with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or on the Closing Date.
(c)    Closing Deliverables. Seller shall be ready, willing, and able to deliver to Purchaser at the Closing the documents and items required to be delivered by Seller under Section 11.2.
ARTICLE XI
CLOSING
11.1    Date of Closing. Subject to the conditions set forth in this Agreement, the purchase and sale of the Acquired Assets pursuant to this Agreement (the “Closing”) will take place at the Houston, Texas offices of Seller, or at such other location as the Parties mutually agree in writing, at 10:00 a.m. Houston, Texas time on the later of (a) June 28, 2017, (b) five (5) Business Days after the satisfaction or waiver of the conditions set forth in Section 10.1, subject to the Parties rights under Section 12.1, or (c) such other date as the Parties mutually agree in writing. The date Closing actually occurs shall be the “Closing Date”.
11.2    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Assignment. Seller and Purchaser shall (i) duly execute, acknowledge, and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Acquired Assets are located, including any necessary statements of consideration, and (ii) duly execute and deliver the Assignment and Assumption Agreement.
(b)    Additional Assignments and Assumptions; Official Forms. Seller and Purchaser shall duly execute, acknowledge, and deliver such other assignments, assumptions, bills of sale, or deeds necessary to transfer the Acquired Assets to Purchaser and for Purchaser to assume the Assumed Liabilities, including any conveyances on official forms of relevant Governmental Authorities and related documentation necessary to transfer the Acquired Assets to Purchaser, and for Purchaser to assume the Assumed Liabilities in accordance with this Agreement and the requirements of Law.

(c)    Transition Services Agreement. Purchaser and Seller shall duly execute and deliver a Transition Services Agreement substantially in the form of Exhibit E (the “Transition Services Agreement”).
(d)    Preliminary Settlement Statement. Seller and Purchaser shall duly execute and deliver the Preliminary Settlement Statement.
(e)    Water Services Agreement. Seller and Purchaser shall execute and deliver the water services agreement substantially in the form attached as Exhibit L.
(f)    Closing Payment. Purchaser shall deliver the Closing Payment to Seller by wire transfer of immediately available funds as provided in Section 3.4(b).
(g)    Escrowed Funds. Purchaser shall deliver any and all amounts in the Escrow Account as are required pursuant to the provisions of Sections 5.6(b)(i), 5.8(d)(i), 6.4(b)(i), 6.6(d)(i) and/or 9.5(b) by wire transfer of immediately available funds.
(h)    Letters in Lieu. On forms supplied by Seller and reasonably acceptable to Purchaser, Seller and Purchaser shall duly execute and deliver letters in lieu of transfer orders directing all purchasers of production to make payment to Purchaser of the proceeds attributable to production from the Acquired Properties from and after the Effective Time; provided that such letters-in-lieu shall be delivered at the expiration of the Accounting Services under the Transition Services Agreement.
(i)    Releases. Seller shall deliver to Purchaser required releases in recordable form of any mortgage, deed of trust, or security agreement securing Indebtedness created by Seller that encumbers the Acquired Assets sufficient to fully and forever release any such Indebtedness.
(j)    Change of Operator Forms. On forms supplied by Seller and reasonably acceptable to Purchaser, Seller and Purchaser shall duly execute federal and state change of operator forms with respect to those Acquired Assets of Seller that will be operated by Purchaser after the Closing; provided that such change of operator forms shall be delivered at the expiration of the Operating Services under the Transition Services Agreement.
(k)    Closing Certificates. Purchaser shall deliver to Seller a certificate duly executed by an officer of Purchaser substantially in the form of Exhibit F as to the satisfaction of the closing conditions set forth in Section 10.2(a) and 10.2(b), and Seller shall deliver to Purchaser a certificate duly executed by an officer of Seller substantially in the form of Exhibit F as to the satisfaction of the closing conditions set forth in Section 10.3(a) and 10.3(b).
(l)    Non-Foreign Affidavit. Seller shall deliver to Purchaser an affidavit of non-foreign status substantially in the form of Exhibit G.
(m)    Other Deliveries. Seller and Purchaser shall execute and deliver any other agreements, instruments, and documents which are required by other terms of this Agreement to be executed and/or delivered at or by Closing.
11.3    Records. In addition to the obligations set forth under Section 11.2 above, no later than five (5) Business Days following the Closing Date, Seller shall make available in electronic form all Acquired Records currently maintained by Seller in electronic form (provided that, for clarity, Seller shall have no obligation to convert any physical Records into electronic form), and no later than thirty (30) days following the Closing Date, Seller shall make the all remaining Acquired Records (in the format currently maintained by Seller) available to Purchaser for pickup from Seller’s offices during normal business hours. Seller may retain copies of the Acquired Records.
11.4    Risk of Loss. Subject to the Assumed Liabilities, as of the consummation of the Closing, beneficial ownership and the risk of loss of the Acquired Assets will pass from Seller to Purchaser effective from and after the Effective Time.
ARTICLE XII
TERMINATION
12.1    Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:
(a)    by the mutual written agreement of the Parties;
(b)    by Seller, if Purchaser has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 10.2 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, Purchaser shall have until the date that is ten (10) Business Days following receipt of such notice to cure all such breaches, and termination under this Section 12.1(b) shall not become effective unless Purchaser fails to cure all such breaches prior to the end of such period;
(c)    by Purchaser, if Seller has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 10.3 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, Seller shall have until the date that is ten (10) Business Days following receipt of such notice to cure all such breaches, and termination under this Section 12.1(c) shall not become effective unless Seller fails to cure all such breaches prior to the end of such period;
(d)    by either Party, if the Closing has not occurred on or before September 27, 2017 (the “Outside Date”), provided that such failure has not resulted primarily from the terminating Party’s material breach of its representations, warranties, covenants, or agreements contained in this Agreement;
(e)    by Seller, if either (i) the full amount of the Deposit or the full amount of the Hedging Deposit has not been received by Seller from Purchaser within one (1) Business Day following the Execution Date; or
(f)    by either Party if the condition set forth in Section 10.1(d) has not been satisfied on or before the Closing Date.
provided, however, neither Seller nor Purchaser shall have the right to terminate this Agreement pursuant to Section 12.1(b), Section 12.1(c) or Section 12.1(d) if such Party is at such time in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement.
12.2    Effect of Termination. In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made. If this Agreement is terminated pursuant to any provision of Section 12.1, then, except as provided in this Section 12.2 and except for the provisions of Article I, Section 4.1(d), Section 4.3(c), Section 4.3(d), Section 4.4, Section 9.12, Section 12.3, Section 14.12, and Article XV (other than Sections 15.16, 15.17, 15.18, and 15.19), this

Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder and Seller shall thereafter be free to market, negotiate with and sell the Acquired Assets to any Third Party.
(a)    Purchaser Breach; Seller Remedies. If Seller is entitled to terminate this Agreement pursuant to Section 12.1(b) and each of the conditions contained in Section 10.3 has been either fulfilled or waived in writing (other than conditions the fulfillment of which is expressly provided to occur at the Closing), then Seller shall have the right, as its sole and exclusive remedy and in lieu of all other damages, to terminate this Agreement pursuant to Section 12.1(b), as applicable, and, in connection therewith, receive the Deposit as liquidated damages (and not as a penalty) free and clear of any claims thereon by Purchaser, in lieu of all other damages. THE PARTIES ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY SUCH DEFAULT, FAILURE, INABILITY, OR REFUSAL BY PURCHASER WOULD BE IMPOSSIBLE OR EXTREMELY IMPRACTICAL TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES. If Seller is entitled to the Deposit pursuant to this Section 12.2(a) in connection with a termination pursuant to Section 12.1(b), then the Parties shall, within five (5) Business Days of the date that this Agreement is terminated, execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to Seller free and clear of any claims thereon by Purchaser. For the avoidance of doubt, prior to Closing, retention of the Deposit shall constitute full and complete satisfaction of any and all damages that Seller may have against Purchaser, and Seller shall have no right to seek any other remedies available at Law or in equity against Purchaser, including specific performance. The provision for payment of the Deposit as liquidated damages in this Section 12.2(a) has been included because, in the event of a termination of this Agreement permitting Seller to retain the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult, if not impossible, to measure accurately.
(b)    Seller Breach; Purchaser Remedies. If Purchaser is entitled to terminate this Agreement pursuant to Section 12.1(c), and each of the conditions contained in Section 10.2 has been either fulfilled or waived in writing (other than conditions the fulfillment of which is expressly provided to occur at the Closing), then Purchaser shall have the right, as its sole and exclusive remedy and in lieu of all other damages, to elect to either (i) terminate this Agreement pursuant to Section 12.1(c) and, in conjunction therewith, receive a return of the Deposit and seek to recover damages from Seller in an amount up to but not exceeding the amount of the Deposit, or (ii) seek the specific performance of Seller hereunder. If Purchaser is entitled to the return of the Deposit pursuant to this Section 12.2(b), then the Parties shall, within five (5) Business Days of the date that this Agreement is terminated, execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to Purchaser free and clear of any claims thereon by Seller. For the avoidance of doubt, if Purchaser is entitled to terminate this Agreement pursuant to Section 12.1(c) and Purchaser elects to seek, but is unable to obtain, the specific performance of Seller pursuant to subclause (ii), above, Purchaser shall nevertheless be entitled to terminate this Agreement pursuant to Section 12.1(c) and receive the Deposit pursuant to subclause (i) above and seek to recover monetary damages from Seller in an amount up to, but not exceeding, the amount of the Deposit.
(c)    Termination for other Reasons. If this Agreement is terminated for any reason other than as set forth in Section 12.1(b) or Section 12.1(c) then the Parties shall have no liability or obligation hereunder as a result of such termination, and the Parties shall, within five (5) Business Days of the date that this Agreement is terminated, execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to Purchaser free and clear of any claims thereon by Seller.

(d)    Hedging Transactions and the Hedging Deposit and Deposit. Notwithstanding anything to the contrary herein, in the event that this Agreement is terminated prior to Closing, Seller shall be entitled to recover from Purchaser any and all Losses and Liabilities suffered by Seller in connection with the Hedging Transactions all as provided in Exhibit M, and the Hedging Deposit and Deposit shall be retained by Seller and/or (except, with respect to the Deposit, to the extent Seller is entitled under Section 12.2 to retain the Deposit) returned to Purchaser in accordance with the provisions of Exhibit M.
12.3    Return of Documentation and Confidentiality. In addition to any obligations under the Confidentiality Agreement, upon termination of this Agreement, Purchaser shall promptly return or destroy (and provide written certification of such destruction) to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents, and other information furnished by any Indemnified Seller Party to any Indemnified Purchaser Party or prepared by or on behalf of Purchaser in connection with its due diligence investigation of the Acquired Assets and the Indemnified Purchaser Parties shall not retain any copies, extracts, or other reproductions in whole or in part of such documents and information. An officer of Purchaser shall certify, on behalf of Purchaser (and not in his or her individual capacity), Purchaser’s compliance with this Section 12.3 to Seller in writing.
ARTICLE XIII
TAX MATTERS
13.1    Apportionment.
(a)    Straddle Period. All Property and Production Taxes for any taxable period that begins prior to and ends on or after the Effective Time (a “Straddle Period”) shall be apportioned between Purchaser and Seller as of the Effective Time, (i) in the case of Property Taxes, based on the number of days in the Straddle Period that occurred before the Effective Time, in the case of Seller, and on or after the Effective Time, in the case of Purchaser (provided that West Virginia Property Taxes for which the assessed valuation is based, in whole or in part, on the value of production in prior years, shall be apportioned between Purchaser and Seller as of the Effective Time based on the period of ownership of the applicable Acquired Assets during the “assessment year” as defined in WV Code §11-3-1(f)(2)), and (ii) in the case of Production Taxes, based on the Production Taxes that relate to (A) actual severance or production, expressed in volume or units, or other transactions that give rise to such Production Taxes occurring during the days in the Straddle Period that occurred before the Effective Time (in the case of Seller) and (B) actual severance or production, expressed in volume or units, or other transactions that give rise to such Production Taxes occurring during the days in the Straddle Period that occur on or after the Effective Time (in the case of Purchaser).
(b)    Liability of Parties. At the Closing, subject to Section 13.1(a), (i) Purchaser shall assume all Liability for Property and Production Taxes attributable to the ownership or operation of the Acquired Assets with respect to all taxable periods that begin on or after the Effective Time, and (ii) Seller shall retain all Liability for Property and Production Taxes attributable to Seller’s ownership or operation of the Acquired Assets with respect to all taxable periods ending prior to the Effective Time.
(c)    To the extent the actual amount of a Property and Production Tax is not known at the time an adjustment is to be made with respect to such Property and Production Tax pursuant to Section 3.3, Section 3.4 or Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Property and Production Tax for purposes of such adjustment. To the extent the actual amount of a Property and Production Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Property and Production Tax that is allocable to such Party under this Section 13.1.
(d)    Rights of Parties. Purchaser shall have the right to all deductions, credits, and refunds pertaining to Property and Production Taxes allocated to Purchaser pursuant to this Section 13.1 and Seller shall have the right to all deductions, credits and refunds pertaining to Property and Production Taxes allocated to Seller pursuant to this Section 13.1. All deductions, credits, and refunds pertaining to Property Taxes with respect to a Straddle Period shall be apportioned between Purchaser and Seller as of the Effective Time, based on the number of days in the Straddle Period that occurred before the Effective Time (in the case of Seller) and on or after the Effective Time (in the case of Purchaser).
13.2    Tax Reports and Returns. Purchaser shall timely file all Tax Returns with respect to Property and Production Taxes and pay all Property and Production Taxes with respect to such Tax Returns for any Straddle Period (to the extent such Tax Returns are required to be filed after Closing) and all Tax periods that begin on or after the Effective Time, and Seller shall timely file all Tax Returns with respect to Property and Production Taxes and pay all Property and Production Taxes with respect to such Tax Returns for any Straddle Period (to the extent such Tax Returns are required to be filed before Closing) and all Tax periods that end before the Effective Time (regardless of when due). Seller shall promptly forward to Purchaser any reports or documents received by Seller after the Closing that relate to the Straddle Period, and provide any information in Seller’s possession or control that relate to the Straddle Period that is necessary for Purchaser to file any Tax Returns relating to Property and Production Taxes with respect to the Straddle Period in accordance with this Section 13.2. The Parties agree that (x) this Section 13.2 is intended to solely address the timing and manner in which certain Tax Returns relating to Property and Production Taxes are filed and the Property and Production Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 13.2 shall be interpreted as altering the manner in which Property and Production Taxes are allocated to and economically borne by the Parties.
13.3    Transfer Taxes. The Purchase Price excludes, and Purchaser shall be liable for the entire amount of any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization, and similar Taxes, fees, transfer fees, and charges incurred or required to be paid by any of the Indemnified Parties in connection with the Contemplated Transactions (“Transfer Taxes”). Seller and Purchaser shall cooperate in establishing the applicability of any occasional sale or other exemption from Transfer Taxes that may be applicable to the transfer to Purchaser of the Acquired Assets. If required by applicable law, Seller will charge and collect any applicable sales Tax unless Purchaser provides a valid exemption or direct pay certificate. Purchaser and Seller shall cooperate with one another in the preparation of any necessary Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes).
13.4    Form 8594. Seller and Purchaser acknowledge that, under Section 1060 of the Code, the Parties must report information regarding the allocation of the Purchase Price and any other amounts treated as consideration for federal Income Tax purposes to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 (Asset Acquisition Statement under Section 1060) to their federal income Tax Returns for the Tax period which includes the Closing Date. Seller and Purchaser shall cooperate in the preparation of Internal Revenue Service Form 8594 to report the allocation of the Purchase Price among the Acquired Assets. To the extent permitted by Code Section 1060 and any Treasury Regulations promulgated thereunder, any such allocations shall be consistent with the Purchase Price allocation as set forth in Exhibit B. The allocations shall be revised, as necessary, in a manner consistent with Section 1060 of the Code to take into account any adjustments to the Purchase Price pursuant to this Agreement, including any indemnification payments pursuant to Article XIV. Any disputes between the Parties as to the allocation of the Purchase Price or adjustment to the allocation pursuant to this

Section 13.5 shall be resolved through binding dispute resolution by the Accounting Referee in accordance with the dispute resolution procedures set forth in Sections 3.5(d)-3.5(f), mutatis mutandis. Except as required by Law, none of the Parties (or their applicable Affiliates) shall take any Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with the allocation of the Purchase Price (plus other capitalized costs) as so agreed or as adjusted; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
13.5    Section 1031 Exchange Accommodation.
(a)    Notwithstanding anything herein to the contrary, but subject to this Section 13.5, either Party (in such capacity, the “Exchanging Party”) may at any time prior to Closing assign all or any portion of its rights under this Agreement and take such other steps as required to satisfy the requirements of one or more like-kind exchange pursuant to Code section 1031 with respect to such Exchanging Party (an “Exchange Transaction”). Subject to the other provisions of this Section 13.5, the other Party (in such capacity, the “Non-Exchanging Party”) shall, as and when reasonably requested by the Exchanging Party from time to time, execute and deliver, or cause to be executed and delivered, all such documents and instruments, and take, or cause to be taken, all such further actions as the Exchanging Party may determine is reasonably necessary or appropriate for purposes of causing the Contemplated Transactions, in whole or in part, to satisfy the requirements of Code section 1031 with respect to the Exchanging Party.
(b)    Notwithstanding the foregoing, unless the Exchanging Party provides for reimbursement or indemnity reasonably acceptable to the Non-Exchanging Party: (i) the Non-Exchanging Party shall not be obligated to pay any additional costs or incur any additional obligations or Liabilities in connection with the Contemplated Transactions if such costs, obligations, or Liabilities arise out of or result from the Exchange Transaction; and (ii) the Non-Exchanging Party shall not be obligated to take title to any other assets or property, or to undertake any obligations to any Third Party, as a result of the Exchange Transaction. The Non-Exchanging Party shall provide no assurance to the Exchanging Party that any particular tax treatment will be given to the Exchanging Party as a result of the Exchange Transaction, and the Non-Exchanging Party shall have no obligation to the Exchanging Party or any other Person if the Exchange Transaction fails to qualify as a “like kind exchange” under Code section 1031 or similar state or local tax provision.
(c)    The Parties acknowledge and agree that a whole or partial assignment by the Exchanging Party of rights under this Agreement or any of the Acquired Assets to a qualified intermediaries or exchange accommodation titleholder as required by Code section 1031 and the administrative rules governing same (an “Intermediary”) shall not (i) release the Exchanging Party from any of its Liabilities and obligations under this Agreement or any other Transaction Document, (ii) expand any Liabilities or obligations of the Non-Exchanging Party under this Agreement or any other Transaction Document or (iii) delay the Closing of, or payment under, this Agreement, in connection with the Exchange Transaction. The Exchanging Party and any such Intermediary, and their successors and assigns, shall be jointly and severally liable for the obligations and Liabilities of the Exchanging Party under this Agreement and the other Transaction Documents, and shall indemnify, defend, and hold harmless the Non-Exchanging Party from and against all Claims and Losses, if any, arising out of or resulting from an Exchange Transaction without regard to the Indemnification Threshold, including any Claims and Losses (but only to the extent such Claims and Losses would not have arisen if the Contemplated Transactions had been conducted without the Exchange Transaction) arising out of or resulting from the transfer, assignment, or conveyance of any Acquired Assets to an Intermediary instead of the Exchanging Party.
13.6    Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any Proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Acquired Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.
ARTICLE XIV
ASSUMPTION; INDEMNIFICATION; SURVIVAL
14.1    Assumption by Purchaser.
(a)    Without limiting Purchaser’s rights to indemnity under this Article XIV, including with respect to Section 14.2, and Purchaser’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, if applicable, effective from and after Closing, Purchaser assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all Assumed Liabilities.
14.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in this Article XIV, Seller shall be responsible for, shall pay on a current basis, and shall defend, indemnify, and hold harmless the Indemnified Purchaser Parties for, from, and against any and all Losses incurred, suffered, or paid by, or asserted against, or resulting to any of the Indemnified Purchaser Parties and which result from, arise out of or in connection with, are based upon or related to, or exist by reason of:
(a)    any breach by Seller of any of its representations or warranties contained in Article VII or in the certificate delivered by Seller pursuant to Section 11.2(k);
(b)    any breach by Seller of any of its covenants or agreements contained in this Agreement;
(c)    any Liability for Seller Taxes;
(d)    the Retained Environmental Liabilities;
(e)    claims for personal injury, illness and wrongful death or claims by Third Parties based on Seller’s and/or its Affiliates’ gross negligence or willful misconduct, in each case, arising out of Seller’s and/or its Affiliates’ operation of the Assets prior to the Closing Date;
(f)    failure to properly and timely pay, in accordance with the terms of any Acquired Lease, Acquired Contract and applicable Laws, all Royalties with respect to the Acquired Assets that are due by Seller and/or any of its Affiliates and attributable to Seller’s and/or any of its Affiliates’ period of ownership or operation of the Acquired Assets prior to the Effective Time (other than suspense funds);
(g)    the matters set forth on Schedule 7.10 to the extent the Claims thereunder relate to periods prior to the Effective Time;
(h)    the Retained Employee Liabilities;
(i)    Indemnified Title Defects, if any; or

(j)    Indemnified Environmental Defects, if any.
14.3    Indemnities of Purchaser. Effective as of Closing, Purchaser shall be responsible for, shall pay on a current basis, and shall defend, indemnify, and hold harmless the Indemnified Seller Parties for, from, and against any and all Losses incurred, suffered, or paid by, or asserted against, or resulting to any of the Indemnified Seller Parties and which result from, arise out of or in connection with, are based upon or related to, or exist by reason of:
(a)    any breach by Purchaser of any of its representations or warranties contained in Article VIII or in the certificate delivered by Purchaser pursuant to Section 11.2(k);
(b)    any breach by Purchaser of any of its covenants or agreements contained in this Agreement;
(c)    any of the Assumed Liabilities; or
(d)    any other matter from or against which Purchaser has agreed to defend or indemnify the Indemnified Seller Parties under this Agreement.
14.4    No Third-Party Claims. Any claim for indemnity under this Agreement by any current or former Indemnified Purchaser Party or Indemnified Seller Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Seller and Purchaser shall have any rights against either Purchaser or Seller under the terms of this Agreement except as may be exercised on its behalf by Seller or Purchaser, as applicable, pursuant to this Section 14.4. Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the Indemnified Parties affiliated or associated with such Party in its sole discretion and shall have no liability hereunder to any such other Indemnified Party for any action or inaction under this Section 14.4.
14.5    Limitation on Liability.
(a)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not have any liability for any indemnification under Sections 14.2(a) or (with respect to covenants to be performed prior to Closing) Section 14.2(b) for any individual Loss unless the amount of such Loss exceeds the Indemnification Threshold, provided that liabilities with respect to the breach of the representations and warranties in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6 and Section 7.7 shall not be limited by this Section 14.5(a).
(b)    Notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing in this Section 14.5, Seller shall not have any liability for any indemnification under Sections 14.2(a), until and unless the aggregate amount of all Losses under Sections 14.2(a) for which Claim Notices are timely delivered by Purchaser exceeds the Indemnification Deductible, and then only to the extent such Losses exceed the Indemnification Deductible, provided that liabilities with respect to the breach of the representations and warranties in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6 and Section 7.7 shall not be limited by this Section 14.5(b).
(c)    Notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing in this Section 14.5, in no event shall Seller’s aggregate liability under Sections 14.2(a) exceed an amount equal to fifteen percent (15%) of the Final Fixed Purchase Price, provided that liabilities with respect to the breach of the representations and warranties in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6 and Section 7.7 shall not be limited by this Section 14.5(c).

(d)    Notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing in this Section 14.5, in no event shall Seller’s aggregate liability under this Agreement, the other Transaction Documents, and otherwise in connection with the Contemplated Transactions exceed an amount equal to the Final Fixed Purchase Price.
(e)    The liability and obligations of Seller under Section 14.2(i) shall be limited in all respects as provided in Section 5.7(b) and the Liability and obligations of Seller under Section 14.2(j) shall be limited in all respects as provided in Section 6.5(b).
(f)    The amount of any Liabilities for which any of the Indemnified Purchaser Parties or Indemnified Seller Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such indemnified Party under any insurance arrangements.
(g)    No Indemnified Purchaser Party or Indemnified Seller Party shall be entitled to indemnification under Article XIV for, and Losses shall not include, (i) Non-Compensatory Damages, or (ii) any Claim or Loss with respect to any item for which an adjustment has already been made to the Base Fixed Purchase Price under the terms of this Agreement.
(h)    No Indemnified Purchaser Party or Indemnified Seller Party shall be entitled to indemnification under Article XIV for, and Losses shall not include, any Claim or Loss to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing. Each Indemnified Party shall make reasonable efforts to mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses or Claims that are indemnifiable hereunder and, if an Indemnified Party fails to so mitigate any indemnifiable Losses or Claims under the preceding sentence, the Party that would otherwise have an indemnity obligation hereunder with respect to such Losses and Claims shall have no liability for any portion of such Losses and Claims that reasonably could have been avoided or mitigated had the Indemnified Party made such efforts.
(i)    No Indemnified Seller Party other than Seller shall have any liability to any Indemnified Purchaser Party hereunder or under any other agreement delivered by or on behalf of any Indemnified Seller Party in connection with the Contemplated Transactions.
(j)    The Parties shall treat, for Tax purposes, any amounts paid under this Article XIV as an adjustment to the Fixed Purchase Price.
14.6    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, AND RELEASE PROVISIONS AND THE ASSUMPTION OF THE ASSUMED LIABILITIES PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES AND LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE XIV COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING THE INDEMNIFYING PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY THE INDEMNIFIED PARTY, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. EACH OF SELLER AND PURCHASER UNDERSTAND THAT PURSUANT TO THIS AGREEMENT, EACH PARTY IS SOMETIMES AN INDEMNIFYING PARTY AND SOMETIMES AN INDEMNIFIED

PARTY. EACH INDEMNIFYING PARTY REPRESENTS TO THE INDEMNIFIED PARTY (A) THAT IT, THE INDEMNIFYING PARTY HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT IT WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO, AND (B) THAT IT, THE INDEMNIFYING PARTY, FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
14.7    Exclusive Remedy.
(a)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, subject to the terms of Article V and Article VI, Section 14.2 (as limited by this Agreement) and the special warranty of title contained in the Assignment are Purchaser’s sole and exclusive remedies against any Indemnified Seller Party with respect to the Contemplated Transactions and the sale of the Acquired Assets, including with respect to breaches of Seller’s representations, warranties, covenants, and agreements contained in this Agreement and all other Claims and Losses arising out of, relating to, or in connection with the Acquired Assets and the Assumed Liabilities.
(b)    Except for the remedies specified in Section 14.2 (as limited by this Agreement) and for the special warranty of title contained in the Assignment, effective as of Closing, subject to the terms of Article V and Article VI, Purchaser, on its own behalf and on behalf of the other Indemnified Purchaser Parties, hereby RELEASES, REMISES, AND FOREVER DISCHARGES the Indemnified Seller Parties from any and all Proceedings, Claims, and Losses whatsoever, in Law or in equity, known or unknown, absolute or contingent, which Purchaser or its Affiliates might now or subsequently may have, based on, relating to, or arising out of the Acquired Assets or the ownership, use, or operation thereof prior to Closing, or the condition, quality, status, or nature of any of the Acquired Assets prior to Closing, including rights to contribution under the CERCLA or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates.
(c)    No Party or Person is asserting the accuracy, completeness, or truth of any representation and warranty set forth in this Agreement; rather the Parties have agreed that should any representation or warranty of any Party prove inaccurate, incomplete, or untrue, the other Party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies, or causes of action (whether in Law or in equity or whether in contract or in tort or otherwise) are permitted to any Party as a result of the failure, breach, inaccuracy, incompleteness, or untruth of any such representation and warranty.
14.8    Indemnification Procedures. All claims for indemnification under Section 4.1(d), Section 9.4, Section 14.2, and Section 14.3 shall be asserted and resolved as follows:
(a)    For purposes of this Article XIV, the term “Indemnifying Party” when used in connection with particular Claims or Losses shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Claims or Losses pursuant to this Article XIV, and the term “Indemnified Party” when used in connection with particular Claims or Losses shall mean the Person or Persons having the right to be indemnified with respect to such Claims or Losses by a Party pursuant to Article XIV.
(b)    To make claim for indemnification under Section 4.1(d), Section 9.4, Section 14.2, or Section 14.3, an Indemnified Party shall notify the Indemnifying Party of its claim pursuant to this Section 14.8, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim, provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 14.8 shall not relieve the Indemnifying Party of its obligations under Section 4.1(d), Section 9.4, Section 14.2, or Section 14.3 (as applicable) except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party, provided that the Indemnifying Party’s failure to respond during such thirty (30) day period shall be deemed notice that the Indemnifying Party is disputing its Liability. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its Liability, then it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. Subject to the remaining provisions of this Section 14.8(d), the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnification Deductible or otherwise), the performance of any obligation by, or the limitation of any material right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.8(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its Liability (which it will be deemed to be disputing if it fails to respond) or admits its Liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party (if it is ultimately determined that the Indemnified Party is entitled to indemnification under this Agreement), with counsel of the Indemnified Party’s choosing (though the Indemnifying Party will still have the right to participate in, but not control, the defense of such Third-Party Claim at its own expense and with its own counsel), subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, then the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its Liability to indemnify the Indemnified Party from and against the applicable Claims or Losses and consent to such settlement,

(ii) if Liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Loss or Claim complained of, (ii) admit its liability for such Loss or Claim, or (iii) dispute the claim for such Loss or Claim. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Loss or Claim or that it disputes the claim for such Loss or and Claim, then the Indemnifying Party shall be deemed to be disputing the claim for such Loss or Claim.
(g)    Notwithstanding anything herein to the contrary, for purposes of this Article XIV, when determining the amount of Liabilities resulting from a breach of a representation or warranty contained in this Agreement or in the certificates delivered by the Parties hereunder (but not for purposes of determining whether a breach of a representation or warranty has occurred), all materiality qualifications (including Material Adverse Effect and any correlative terms) contained in the representations and warranties or in such certificates shall be disregarded.
14.9    Survival.
(a)    The representations and warranties of Seller in Article VII (other than the representations and warranties in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 7.6) and Section 7.7 and the reaffirmation of such representations and warranties in the certificate delivered at Closing by Seller pursuant to Section 11.2(k), shall, in each case, survive the Closing and expire and terminate at 5:00 p.m., Houston, Texas time on the date that is twelve (12) months after the Closing Date.
(b)    The representations and warranties of Seller in Section 7.1, Section 7.2, Section 7.3, Section 7.4, and Section 7.7 and the reaffirmation of such representations and warranties in the certificate delivered at Closing by Seller pursuant to Section 11.2(k), shall, in each case, survive the Closing and remain in full force and effect indefinitely.
(c)    The representations and warranties of Seller in Section 7.5 and Section 7.6, the reaffirmation of such representations and warranties in the certificate delivered at Closing by Seller pursuant to Section 11.2(k), the covenants and agreements of the Parties contained in Article XIII shall, in each case, survive the Closing and expire and terminate at 5:00 p.m., Houston, Texas time on the date that is thirty (30) days after the date on which the applicable statute of limitations has expired.
(d)    All other covenants and agreements of Seller contained in this Agreement shall (i) with respect to each such covenant and agreement required to be performed at or prior to Closing, survive the Closing and expire and terminate at 5:00 p.m., Houston, Texas time on the date that is twelve (12) months after the Closing Date, and (ii) with respect to each such covenant and agreement required to be performed after Closing (except as otherwise specifically set forth in Section 14.9(g)), survive the Closing and expire and terminate at such time as such covenant or agreement has been fully performed.
(e)    All of the representations and warranties of Purchaser contained in this Agreement (together with the reaffirmation of such representations and warranties in the certificate delivered at Closing by Purchaser pursuant to Section 11.2(k)) and in the other Transaction Documents, and all of the covenants and agreements of Purchaser contained in this Agreement and in the other Transaction Documents, in each case, shall survive Closing and remain in full force and effect indefinitely.

(f)    Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(g)    Notwithstanding Sections 14.9(a), 14.9(b), 14.9(c), 14.9(d), 14.9(e), and 14.9(f) above: (i) the indemnities in Sections 14.2(a), 14.2(b) and 14.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except, in each case, solely as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date; (ii) the indemnities in Sections 14.2(i) and 14.2(j) shall survive Closing and remain in full force and effect indefinitely; (iii) the indemnities in Section 14.3 (other than Section 14.3(b)) shall survive Closing and remain in full force and effect indefinitely; (iv) the indemnities in Section 14.2(d) (other than for any fines or penalties relating to violations of any Environmental Law, which will survive for the applicable statute of limitations period), Section 14.2(e), Section 14.2(f) and Section 14.2(g) shall survive Closing for the lesser of the applicable statute of limitations period or a period of thirty-six (36) months after the Closing Date; (v) with respect to the matters set forth in Section 14.2(h) shall survive Closing without time limit; and (vi) with respect to the matters set forth in Section 14.2(c) shall survive Closing for the applicable statute of limitations period.
14.10    Waiver of Right to Rescission. Seller and Purchaser acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As such, following Closing, Purchaser and Seller each waive any right to rescind this Agreement or any of the Contemplated Transactions.
14.11    Subrogation. To the extent of the indemnification obligations in this Agreement, Purchaser and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.
14.12    Non-Compensatory Damages. NONE OF THE INDEMNIFIED PURCHASER PARTIES NOR INDEMNIFIED SELLER PARTIES SHALL BE ENTITLED UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT TO RECOVER FROM SELLER OR PURCHASER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND (EXCEPT TO THE EXTENT CONSTITUTING DIRECT DAMAGES) (COLLECTIVELY, “NON-COMPENSATORY DAMAGES”) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, PURCHASER, ON BEHALF OF EACH OF THE INDEMNIFIED PURCHASER PARTIES, AND SELLER, ON BEHALF OF EACH OF THE INDEMNIFIED SELLER PARTIES, WAIVE ANY RIGHT TO RECOVER ANY NON-COMPENSATORY DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. Subject to Section 14.7, this Section 14.12 shall not restrict either Party’s right to obtain specific performance or an injunction.

ARTICLE XV
MISCELLANEOUS
15.1    Legal Fees. If either Party institutes a Proceeding against the other Party relating to the provisions of this Agreement, the Party to such Proceeding which does not prevail will reimburse the prevailing Party therein (regardless of whether the prevailing Party is the plaintiff or the defendant in such Proceeding) for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party. The applicable Governmental Authority shall be empowered to designate the prevailing party for purposes of this Section 15.1.
15.2    Expenses.
(a)    Except as otherwise specifically provided, all fees, costs, and expenses incurred by Seller or Purchaser in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs, and expenses.
(b)    All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Acquired Assets to Purchaser (including the Assignment) shall be borne by Purchaser.
15.3    Governing Law. This Agreement and all Claims or causes of action (whether in contract, tort, or based on any other legal theory) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed entirely within such State, without regard to any choice-of-law or conflicts-of-law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Texas; provided, however, in connection with the determination of the existence of any Environmental Defect or Title Defect or with respect to conveyancing matters as to any Acquired Asset, the Laws of the state where such Acquired Asset is located shall govern and control such determination.
15.4    Jurisdiction and Venue. Except as otherwise provided in Section 3.5, Section 5.10, Section 6.7 and Section 13.5, any Proceeding arising under or relating to this Agreement or the other Transaction Documents, the interpretation of this Agreement or the other Transaction Documents, or the enforcement of any provision of this Agreement or the other Transaction Documents (whether in Law, equity, or other theory) shall be brought or otherwise commenced in any state court or the United States District Court located in Houston, Texas. Each Party consents to the exclusive jurisdiction of such courts (and the appellate courts thereof) and agrees not to commence any such Proceeding except in such courts. Each Party agrees not to assert (by way of motion, as a defense, or otherwise), and hereby irrevocably and unconditionally waives in any such Proceeding commenced in such court, any objection or claim that such Party is not subject personally to the jurisdiction of such court or that such Proceeding has been brought in an inconvenient forum. If such courts refuse to exercise jurisdiction hereunder, then the Parties agree that such jurisdiction shall be proper in any court in which jurisdiction may be obtained. Each Party irrevocably consents to service of process by delivery of the copy of the process pursuant to the notice provisions set forth in Section 15.7 with the same force and effect as if such service had been made within the State of Texas.

15.5    Waiver of Jury Trial. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
15.6    Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
15.7    Notices.
(a)    Addresses. All notices under this Agreement (other than those permitted or required under Section 9.1(c)) shall be in writing and shall be delivered either personally, by internationally recognized overnight courier, by electronic mail (following affirmative confirmation of receipt by return email), or by registered or certified mail (return-receipt requested), postage prepaid, in any such case to the other Party at its addresses set forth below:

If to Seller:	Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 Attention: John Lewis Email: John.Lewis@nblenergy.com

With a copy to:	Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 Attention: Legal Department Email: Aaron.Carlson@nblenergy.com

If to Purchaser:	HG Energy II Appalachia, LLC 5620 Dupont Road Parkersburg, West Virginia 26101 Attention: Jared Hall Email: jhall@hgenergyllc.com

With a copy to:	Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Attention: David Castro Jr.; Anthony Speier, P.C. Email: david.castro@kirkland.com;
anthony.speier@kirkland.com

(b)    When Notice Received. Any such notice shall be deemed to have been delivered and received: (i) in the case of personal delivery, on the date of actual receipt by the applicable individual designated; (ii) in the case of electronic transmission, on the date electronic confirmation of receipt from the receiving Party has been received by the transmitting Party if such confirmation of receipt is received before 5:00 p.m. (Houston, Texas time) on a Business Day (otherwise on the next Business Day after such confirmation is received); (iii) in the case of an internationally recognized overnight courier, on the date of actual receipt by the applicable individual designated; and (iv) in the case of mailing by registered or certified mail (return-receipt requested), on the date of actual receipt by the applicable individual designated. In the case of electronic transmission, the sending Party shall use commercially reasonable efforts to promptly thereafter mail or deliver a copy of the notice by internationally recognized courier or by registered or certified mail (return-receipt requested); provided, however, that the delivery or mailing of, or the failure to deliver or mail, such a copy shall not affect the effectiveness or the time of delivery or receipt of the notice:
(c)    Change of Address. A Party may change its notice address by notice to the other Party in accordance with this Section 15.7.
15.8    Entire Agreement; Conflicts.
(a)    Entire Agreement. This Agreement (including the Appendix, Exhibits, and Schedules), the Confidentiality Agreement, and (when executed) the other Transaction Documents contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof, and all prior and contemporaneous negotiations, understandings, and agreements between the Parties on the matters contained herein and therein are expressly merged into and superseded by this Agreement, the Confidentiality Agreement, and (when executed) the other Transaction Documents. The provisions of this Agreement, the Confidentiality Agreement, and (when executed) the other Transaction Documents may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements relating to such subject matter except as specifically set forth in this Agreement, the Confidentiality Agreement, and (when executed) the other Transaction Documents.
(b)    Conflicts. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any exhibit hereto, the terms and provisions of this Agreement shall govern and control; provided, however, the inclusion in any of the exhibits hereto of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 15.8(b).
15.9    Amendments and Waivers.
(a)    Amendments. This Agreement may not be amended except by a written agreement of the Parties that is identified as an amendment to this Agreement.
(b)    Waivers. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Party to be charged with the waiver. No waiver of, or consent to a change in, or modification of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, or modification of other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of Seller and Purchaser under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
15.10    Binding Effect; Assignment.
(a)    Binding Effect. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns, and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)    Assignments Prohibited. Except as provided in Section 13.5, no Party may assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations under this Agreement, without the prior written consent of the other Parties, which consent may be withheld in each such Party’s sole and absolute discretion, and any attempt to do so shall be void; provided that Purchaser shall be permitted to assign its rights or interests or delegate its obligations under this Agreement to any Affiliate of Purchaser without Seller’s consent. In the event of any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder.
15.11    Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic image scan transmission in .pdf shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
15.12    Third-Party Beneficiaries. This Agreement confers certain indirect rights and remedies upon the Indemnified Seller Parties and the Indemnified Purchaser Parties, as applicable, as set forth in Section 4.1(d) and Article XIV, each of which is, subject to the terms of Section 14.4, an express and intended indirect third-party beneficiary of such Section and Article, however, no other Person (other than the Parties, their respective successors and permitted assigns and a Party’s Party Affiliates) has any rights or remedies under this Agreement or is an intended beneficiary of any provision of this Agreement. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of the other Indemnified Seller Parties or the other Indemnified Purchaser Parties; and (b) no Party hereunder shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit except to the extent such rights are brought, exercised, and administered by a Party hereto in accordance with Section 14.4.
15.13    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Purchaser. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction or with respect to any event or circumstance shall not affect the validity or enforceability of such provision in any other jurisdiction or with respect to any other event or circumstance, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.
15.14    DTPA. Purchaser certifies that it is not a “consumer” within the meaning of the Texas Business and Commerce Code, as amended and any similar Laws related to the protection of consumers applicable in any other jurisdictions (the “DTPA”). Purchaser covenants, for itself and for and on behalf of any successor or assignee, that, if the DTPA is applicable to this Agreement, (A) AFTER CONSULTATION WITH ATTORNEYS OF PURCHASER’S OWN SELECTION, PURCHASER HEREBY VOLUNTARILY WAIVES AND

RELEASES ALL OF PURCHASER’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS AND (B) PURCHASER SHALL DEFEND AND INDEMNIFY THE INDEMNIFIED SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY OF THE INDEMNIFIED PURCHASER PARTIES OR ANY OF THEIR SUCCESSORS AND ASSIGNS BASED IN WHOLE OR IN PART ON THE DTPA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
15.15    Headings. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
15.16    Removal of Name. As promptly as practicable, but in any case within thirty (30) days after expiration or termination of the Operating Services under the Transition Services Agreement, Purchaser shall eliminate any reference to the name “Noble Energy, Inc.” and any variations or extensions of such name from the Acquired Assets, and shall have no right to use any logos, trade names, trademarks, service marks, and other marks belonging to Seller or any of its Affiliates.
15.17    Litigation Support. For so long as any Party actively is contesting or defending against any Claim or Proceeding brought by or against any Third Party in connection with (a) this Agreement or the Contemplated Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction, on or before the Closing Date relating to the Acquired Assets, the other Party shall reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification for the foregoing under Section 4.1(d), Section 9.4, or Article XIV).
15.18    Further Assurances. From time to time after the Closing, Seller shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to Purchaser, and Purchaser shall execute, acknowledge, and deliver, and cause to be executed, acknowledged, and delivered to Seller, such further documents and instruments, and take such other and further actions, as may be reasonably requested by each such Party in order to convey and deliver the Acquired Assets to Purchaser, to perfect Purchaser’s title thereto, and to accomplish the orderly transfer of the Acquired Assets to Purchaser in the manner contemplated by this Agreement, and to more effectively assure to Seller the full assumption by Purchaser of, and release of Seller from, the Assumed Liabilities, and to otherwise fully accomplish the Contemplated Transactions, in each case subject to the terms and conditions in this Agreement.
15.19    Filings, Notices, and Certain Governmental Approvals. Promptly after Closing, (a) Purchaser shall record all assignments of Acquired Assets executed at Closing in the records of the applicable Governmental Authority, (b) Purchaser shall, if applicable, send notices to vendors supplying goods and services for the Acquired Assets and to the operator of such Acquired Assets of the assignment of such Acquired Assets to Purchaser, (c) the Parties shall actively pursue the unconditional approval of all applicable Governmental Authorities and other Persons of the assignment of the Acquired Assets to Purchaser, and (d) the Parties shall actively pursue (but with no obligation to pay any amounts to obtain) all other consents and approvals that may be required in connection with the assignment of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser, that, in each case, shall not have been obtained prior to Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline, or area-wide bond. Without limiting the generality of the foregoing, within thirty (30) days after the last day of the calendar month in which the Closing occurs, Purchaser shall file “well transfer requests” with respect to each Well included in the Acquired Assets in the Pennsylvania Public Utility Commission (the “PUC”) Act 13 online system. Purchaser agrees to include the transferred wells on its “annual report” with the PUC and to pay any and all related impact fees.
15.20    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that Purchaser may be a partnership or limited liability company, Seller, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than Purchaser (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that Seller has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith with respect to the transactions contemplated hereby or therewith against (a) any former, current or future general or limited partner, owner, member, director, officer, agent, Affiliate, incorporator, controlling Person, fiduciary, representative or employee of Purchaser or an Affiliate of Purchaser (or any of the foregoing Persons successors or permitted assignees) or (b) any former, current or future director, owner, officer of a financing source (including the Financing Sources), agent, employee, Affiliate, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder or member of any of the foregoing, but in each case not including Purchaser (each, but excluding for the avoidance of doubt, the Recourse Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Purchaser against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of Purchaser under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature page follows.]

IN WITNESS WHEREOF, Seller has executed this Agreement as of the Execution Date.

SELLER:

NOBLE ENERGY, INC.

By:    /s/ Christopher E. Klawinski__
Christopher E. Klawinski
Vice President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, Purchaser has executed this Agreement as of the Execution Date.

PURCHASER:

HG ENERGY II APPALACHIA, LLC

By:    /s/ Jared Hall______
Jared Hall
President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX A
DEFINED TERMS
Certain Defined Terms. As used in the Agreement, the following terms have the meanings set forth below:
“Accounting Referee” has the meaning specified in Section 3.5(d).
“Acquired Assets” has the meaning specified in Section 2.2.
“Acquired Contracts” has the meaning specified in Section 2.2(k).
“Acquired Data” has the meaning specified in Section 2.2(m).
“Acquired Easements” has the meaning specified in Section 2.2(g).
“Acquired Leases” has the meaning specified in Section 2.2(a).
“Acquired Mineral Fee Interests” has the meaning specified in Section 2.2(b).
“Acquired Personal Property” has the meaning specified in Section 2.2(j).
“Acquired Properties” has the meaning specified in Section 2.2(e).
“Acquired Real Estate” has the meaning specified in Section 2.2(i).
“Acquired Records” has the meaning specified in Section 2.2(n).
“Acquired Undeveloped Lease” means that portion, if any, of an Acquired Lease not located in any Acquired Unit.
“Acquired Undeveloped Mineral Fee Interest” means that portion, if any, of an Acquired Mineral Fee Interest not located in any Acquired Unit.
“Acquired Unit” has the meaning specified in Section 2.2(c).
“Acquired Wells” has the meaning specified in Section 2.2(d).
“AFE” has the meaning specified in Section 7.14.
“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that all private equity funds, portfolio companies and parallel investment entities owned, managed or controlled by Quantum Energy Partners shall not be considered or otherwise deemed to be an “Affiliate” of Purchaser. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Aggregate Net Mineral Acres” means, as to any Designated Area (other than a Specified Designated Area) and Target Formation, the aggregate number of Net Mineral Acres, less the portion of any Acquired Lease and/or Acquired Mineral Fee Interest located in an Acquired Unit, covered by all

APPENDIX A
1

Acquired Leases or all Acquired Mineral Fee Interests, as applicable, in such Designated Area and Target Formation.
“Agreement” has the meaning specified in the introductory paragraph.
“Allocated Value” has the meaning specified in Section 3.6.
“Applicable Fully Owned Water Assets” has the meaning specified in Section 9.18.
“Applicable Rate” means the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition), plus an additional ten (10) percentage points applicable on the first (1st) Business Day prior to the due date of payment and thereafter on the first (1st) Business Day of each succeeding month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law). If multiple prime rates are quoted in the table, then the highest prime rate will be utilized.
“Asset” has the meaning specified in Section 3.6.
“Assignment” means (a) with respect to the Acquired Assets (other than the Acquired Mineral Fee Interests), the Assignment, Bill of Sale and Conveyance from Seller to Purchaser substantially in the form of Exhibit D-1, and (b) with respect to the Acquired Mineral Fee Interests, the Mineral Interest Deed from Seller to Purchaser substantially in the form of Exhibit D-2.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement from Seller to Purchaser substantially in the form of Exhibit D-3, to be executed and delivered by the Parties at Closing to more fully evidence (in addition to the Assignment) the assignment to Purchaser of certain of the Acquired Contracts and assumption by Purchaser of certain of the Assumed Liabilities.
“Assumed Environmental Liabilities” means any and all Claims and Losses (including any civil fines and penalties, personal injury, illness, or death of any natural person, any damage to, or destruction or loss or diminution in value of, any property, and any costs and expenses for the modification, repair, or replacement of any facilities on the Lands), arising out of or relating to the Acquired Assets, the condition, ownership, maintenance, or use of the Acquired Assets, or Operations on or with respect to the Acquired Assets, by any Person, whether before, on, or after the Effective Time, in any way: (a) arising under any past, present, or future Environmental Law or any Permit issued under any past; present, or future Environmental Law, including any violation, breach, or noncompliance with any such Environmental Law or any such Permit, and contribution obligations under CERCLA; (b) arising out of or relating to the assessment, clean-up, removal, or other Remediation of any Hazardous Material or other waste or materials of any kind, including but not limited to NORM; (c) arising out of or relating to any Release of Hazardous Materials or other contamination or pollution of the Environment; or (d) arising out of or related to any other Environmental Matter with respect to the Acquired Assets; but expressly excluding the Retained Environmental Liabilities.
“Assumed FT Agreements” means the transportation agreements identified in the Marketing Solution which Purchaser will assume and be assigned.
“Assumed Liabilities” means all Claims and Losses (whether known or unknown or absolute or contingent) resulting from, arising out of or in connection with, attributable to, based upon, or otherwise relating to the Acquired Assets or the use, ownership, or operation thereof, (except as otherwise noted below, whether such Claims or Losses arose prior to, on, or after the Effective Time), including, but without limiting the generality of the foregoing: (a) all Liabilities for the payment of Property and Production Taxes

APPENDIX A
2

(other than Property and Production Taxes for which Seller is responsible under Section 13.1); (b) all Liabilities for payment to Royalty owners, working interest owners, and other interest owners; (c) all Liabilities for maintaining, administering, and payment with respect to suspense accounts and revenues held in suspense, as well as for compliance with all unclaimed property Laws; (d) all Liabilities with respect to gas production, sales, transportation, processing, or other imbalances and make-up obligations; (e) all Liabilities for the payment of Property Expenses attributable to periods on or after the Effective Time; (f) all Liabilities under Acquired Leases, Acquired Easements, and Acquired Contracts, and all Liabilities as required by Law to the extent arising on or after the Effective Time; (g) all Claims and Proceedings with respect to the Acquired Assets or the use, ownership, or operation thereof; (h) all Assumed Environmental Liabilities and all Plugging and Abandonment Obligations; and (i) all other Claims and Losses relating to the Acquired Assets or the use, ownership, or operation thereof; provided, however, “Assumed Liabilities” does not include any Claims or Losses to the extent arising from, based upon, or attributable to the Excluded Assets or any Liabilities for which Seller is obligated to indemnify any Indemnified Purchaser Party under Section 14.2.
“Background Materials” means Acquired Data, the Acquired Records and other documents and materials requested by Purchaser.
“Base Fixed Purchase Price” has the meaning specified in Section 3.1(a).
“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in the State of Texas are authorized or obligated to close.
“Business Employee” has the meaning specified in Section 9.10(a).
“Casualty Loss” means (a) any damage to or destruction of any Acquired Assets that occurs as a result of acts of God, fire, explosion, terrorist attack, earthquake, windstorm, flood, drought, or similar occurrence or (b) a taking in condemnation or under right of eminent domain of any Acquired Asset, without regard to any related insurance proceeds, and specifically excluding, for the avoidance of doubt, changes in market conditions, including product and commodities prices, the availability of supply and distribution channels, production declines, adverse conditions or changes in production characteristics, or downhole conditions of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration, and depreciation through ordinary wear and tear.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Claim” means any notice, claim, demand, allegation, cause of action, chose in action, or other communication alleging or asserting Liability or seeking contribution, indemnification, cost recovery, or compensation for Losses or injunctive or other equitable relief.
“Claim Notice” has the meaning specified in Section 14.8(b).
“Closing” has the meaning specified in Section 11.1.
“Closing Amount” has the meaning specified in Section 3.4(b).
“Closing Date” has the meaning specified in Section 11.1.
“Closing Payment” has the meaning specified in Section 3.4(b)(i).

APPENDIX A
3

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Completion Costs” means, with respect to an Acquired Well, all costs and expenses to complete and equip the well through the tanks or production flow lines, or plugging and abandoning the well as a dry hole.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 23, 2016, by and between HG Energy II, LLC and Seller.
“Contemplated Transactions” means the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the other transactions provided by this Agreement or any of the other Transaction Documents.
“Contract Solution” has the meaning specified in Section 9.5(e).
“COPAS” means the Council of Petroleum Accountant Societies of North America.
“Covered Areas” means the areas described in Exhibit K.
“Cure Period” has the meaning specified in Section 5.6(b).
“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal, or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any wells, in each case, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations.
“Defect Notice Deadline” has the meaning specified in Section 5.5(a).
“Defensible Title” has the meaning specified in Section 5.1.
“Deposit” has the meaning specified in Section 3.2.
“Designated Area” means (a) each of the counties listed in Exhibit B.
“Disclosed Environmental Matters” has the meaning specified in Section 7.12.
“DOI” means United States Department of Interior and any sub-agencies, bureaus or offices thereof, including, but not limited to, the United States Bureau of Land Management, the United States Bureau of Indian Affairs, and the Bureau of Ocean Energy Management, Regulation and Enforcement.
“DOJ” means the U.S. Department of Justice.
“DTI Farmout” means that certain Farmout Agreement dated October 16, 2013, by and between Dominion Transmission, Inc. and CNX Gas Company LLC, as partially assigned to Seller, and as amended to date.
“Due Diligence Review” has the meaning specified in Section 4.1(a).

APPENDIX A
4

“Earn-Out Payment” and “Earn-Out Payments” have the meanings specified in Section 3.1(b).
“Earn-Out Payment 1” has the meaning specified in Section 3.1(b).
“Earn-Out Payment 2” has the meaning specified in Section 3.1(b).
“Earn-Out Payment 3” has the meaning specified in Section 3.1(b).
“Easement” means any easement, right-of-way, license, servitude, surface lease, surface use agreement, or other similar asset, right, or interest in real property.
“Effective Time” means January 1, 2017, at 12:01 a.m., Houston, Texas time.
“Employee Benefit Plan” means each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) employment, termination, severance, retention, or change in control agreement or arrangement, and (c) deferred compensation, incentive compensation, equity or equity-linked, retirement, savings, pension, health, dental, vision or life insurance, death benefit, retiree, welfare, cafeteria plan, workers compensation, short term disability, vacation, fringe benefit plan or other benefit plan, program, policy or agreement, in each case, which is sponsored or maintained by Seller or by an ERISA Affiliate for the benefit of any current or former employee of Seller.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other incorporated or unincorporated enterprise, association, organization, or entity.
“Entity Representative” means, with respect to any Entity, such Entity’s owners, directors, partners, managers, members, stockholders, officers, employees, agents, advisors, and attorneys.
“Environment” means soil, land surface, or subsurface strata, surface waters, groundwaters, stream sediments, ambient and other air, atmosphere, plant and animal life, or other environmental medium or natural resource.
“Environmental Assessment” has the meaning specified in Section 4.3(a).
“Environmental Defect” has the meaning specified in Section 6.1.
“Environmental Defect Deductible” means an amount equal to one percent (1.0%)of the Base Fixed Purchase Price.
“Environmental Defect Threshold” means $100,000.
“Environmental Defect Value” has the meaning specified in Section 6.2.
“Environmental Disputed Matters” has the meaning specified in Section 6.7.
“Environmental Expert” has the meaning specified in Section 6.7(a).
“Environmental Matters” has the meaning specified in Section 6.8.
“Environmental Law” means any Law whenever in effect relating to: (a) protection of human health or the Environment or workplace safety or occupational health; (b) Liability for or costs of

APPENDIX A
5

Remediation or prevention of Releases of Hazardous Materials; (c) Liability for or costs of any other actual or future threat to human health or the Environment; or (d) any wrongful death, personal injury, or property damage that is caused by or related to the handling, storage, or the presence of, or exposure of any Person to a Hazardous Material, including CERCLA, the Emergency Planning and Community Right to Know Act, the Hazardous Substances Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Endangered Species Act, the National Environmental Policy Act, the River and Harbors Appropriation Act, and any state counterparts of the foregoing. The term “Environmental Law” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority.
“Equipment” means all equipment, fixtures, physical facilities, and surface and subsurface machinery used or held for use in connection with the operation, production, treating, storing, or transportation of Hydrocarbons from the Wells, including all such tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, Christmas trees, derricks, platforms, separators, compressors, gun barrels, and similar items, but excluding Operating Inventory.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) treated as a single employer with Seller within the meaning of Section 414(b), (c), (m), or (o) of the Code.
“Escrow Account” has the meaning specified in Section 5.6(b)(i).
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means, if applicable, an escrow agreement dated as of the Closing Date by and among Purchaser, Seller and the Escrow Agent, in the form required by the Escrow Agent (with such changes thereto as the Parties and Escrow Agent may agree).
“Escrowed Assignment” has the meaning specified in Section 5.6(b)(i).
“Escrowed Environmental Defect Property” and “Escrowed Environmental Defect Properties” have the meanings specified in Sections 6.4(b)(ii) and 6.6(d)(ii).
“Escrowed Title Defect Property” has the meaning specified in Section 5.6(b)(ii). “Environmental Defect Value” has the meaning specified in Section 6.2.
“Exchange Transaction” has the meaning specified in Section 13.5(a).
“Exchanging Party” has the meaning specified in Section 13.5(a).
“Excluded Assets” has the meaning specified in Section 2.3.
“Execution Date” has the meaning specified in the introductory paragraph.

APPENDIX A
6

“FERC” means the U.S. Federal Energy Regulatory Commission.
“Final Determination Date” has the meaning specified in Section 3.5(g).
“Final Fixed Purchase Price” has the meaning specified in Section 3.5(g).
“Final Settlement Date” has the meaning specified in Section 3.5(a).
“Final Settlement Disputes” has the meaning specified in Section 3.5(d).
“Final Settlement Statement” has the meaning specified in Section 3.5(a).
“Fixed Purchase Price” has the meaning specified in Section 3.1(a).
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles in effect as of the Execution Date, applied consistently with Seller’s application in prior periods.
“Governmental Authority” means any federal, state, local, tribal, or foreign government, court of competent jurisdiction, administrative or regulatory body, agency, bureau, commission, governing body of any national securities exchange, or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.
“Guarantees” has the meaning specified in Section 9.4.
“Hazardous Material” means any: (a) Hydrocarbons, petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; (b) waste, gas, or other substance or material that is explosive or radioactive; (c) “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” as designated, listed, or defined (whether expressly or by reference) in any statute, regulation, Environmental Law, or other Law (including CERCLA and any other so called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); (d) other substance or material (regardless of physical form) that is subject to any Environmental Law or other Law that regulates or establishes standards of conduct in connection with, or that otherwise relates to, the protection of human health, plant life, animal life, natural resources, property, or the enjoyment of life or property from the presence in the Environment of any solid, liquid, gas, odor, noise, or form of energy; or (e) compound, mixture, solution, product, or other substance or material that contains any substance or material referred to in clause (a), (b), (c), or (d) above.
“Hedging Deposit” has the meaning specified in Section 3.2(b).
“Hedging Solution” has the meaning specified in Section 9.17.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, natural gas liquids, and other liquid or gaseous hydrocarbons produced in association with the foregoing.
“Income Tax” means any United States federal, state, local, or foreign Tax based on or measured by reference to net income, profits, revenue, or similar measure.

APPENDIX A
7

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); and (b) all obligations of such Person evidenced by a note, bond, debenture, or similar instrument.
“Indemnification Deductible” means an amount equal to two percent (2.0%) of the Base Fixed Purchase Price.
“Indemnification Threshold” means $100,000.
“Indemnified Environmental Defect” has the meaning specified in Section 6.5.
“Indemnified Party” has the meaning specified in Section 14.8(a).
“Indemnified Purchaser Parties” means Purchaser and its Affiliates, and the respective Entity Representatives of the foregoing.
“Indemnified Seller Parties” means Seller and its Affiliates, and the respective Entity Representatives of the foregoing.
“Indemnified Title Defect” has the meaning specified in Section 5.7(b).
“Indemnifying Party” has the meaning specified in Section 14.8(a).
“Intellectual Property” means, with respect to any Person, any intellectual property, industrial property, and other proprietary rights (or portion thereof) owned, licensed, or developed by such Person or any of its Affiliates, or in which such Person or any of its Affiliates has any rights or interests, including any trademark, service mark, trade name, fictitious business name, or other similar intangible asset, registered or unregistered copyrights, patents, inventions, software or systems, and all versions, forms and embodiments thereof, including source code and object code, information that derives economic value from not being generally known to other Persons, including trade secrets and customer lists, and applications for registration and registrations of any of the foregoing (whether pending, existing, abandoned, or expired).
“Interest Addition” has the meaning specified in Section 5.9(a).
“Intermediary” has the meaning specified in Section 13.5(c).
“Knowledge” means, with respect to Seller, the actual knowledge, following reasonable inquiry of such Entity Representative’s direct reports, of the following Entity Representatives of Seller: Donnie Moore (Vice President – Marcellus and Texas Business Units), Tim Baumgart (Vice President – Land), Brad Brian (Senior Finance Manager), and Marc McGill (Director of EHSR).
“Lands” has the meaning specified in Section 2.2(c).
“Law” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, permit, writ, or decree, whether legislative, municipal, administrative, or judicial in nature, enacted, adopted, passed, promulgated, made, or put into effect by or under the authority of any Governmental Authority.

APPENDIX A
8

“Liability” means, with respect to any Person, any Indebtedness or other liability or obligation of such Person of any kind, nature, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, in contract, tort, strict liability, or otherwise, including all costs and expenses relating to the foregoing.
“Lien” means any mortgage, deed of trust, pledge, assessment, security interest, lien, adverse claim, levy, charge, or other encumbrance.
“Loss” means any actual loss, damage, injury, Liability, fine, sanction, penalty, Tax, charge, fee, cost (including costs incurred in settlement of any Proceeding), or expense (including any legal fees, expert fees, accounting fees, or advisory fees) of any kind or character.
“Marcellus Formation” means (a)  in southwest Pennsylvania (Mercer, Lawrence, Butler, Beaver, Allegheny, Washington and Greene Counties in Pennsylvania, and Hancock, Brooke, Ohio, Marshall, Wetzel and Monongalia Counties in West Virginia), specifically from the stratigraphic equivalent of the top of the Burkett in the GH-10C-CV (API 37-059-25397) at 7580' MD through to the stratigraphic equivalent of the top of the Onondaga at 7892' MD and illustrated in the log attached as Exhibit H-1; (b) in north West Virginia (Marion, Preston, Taylor, Tucker, Grant and Barbour Counties in West Virginia), specifically from the stratigraphic equivalent of the top of the Burkett in the DEPI #14815 (API 47-001-02850) at 7350' MD through to the stratigraphic equivalent of the top of the Onondaga at 7710' MD and illustrated in the log attached as Exhibit H-1; (c) in north West Virginia (Upshur, Randolph, Webster, Lewis, Harrison and Doddridge Counties in West Virginia), specifically from the stratigraphic equivalent of the top of the Burkett in the CENT3A (47-097-03847) at 7272’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7569’ MD and illustrated in the log attached as Exhibit H-1; and (d) in western West Virginia (Tyler, Pleasants, Wood, Wirt, Ritchie, Calhoun, Roane, Jackson, Gilmer, Braxton, Clay and Nicholas Counties in West Virginia), specifically from the equivalent of the top of the Burkett in the PENS1C (47-08510011) at 6270’ MD through to the stratigraphic equivalent of the top of the Onondaga at 6380’ MD and illustrated in the log attached as Exhibit H-1.
“Marketing Solution” has the meaning specified in Section 9.19.
“Material Adverse Effect” means an event or occurrence that, individually or in the aggregate, results in a material adverse effect on: (a) the ownership, operation, or value of the Acquired Assets considered as a whole; or (b) the ability of Seller to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change, event, development, or effect arising from or relating to: (A) general business or economic conditions, including such conditions related to the business or Operations of Seller; (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States; (C) financial, banking, commodities, products, or securities markets (including any disruption thereof and any decline in the price of any commodity, product, security or any market index); (D) disruptions in transportation and distribution channels, including channels into which Seller sells any commodities or products; (E) reclassification or recalculation of reserves, or production declines or any adverse condition or change in the production characteristics or downhole condition of any wells, including any well watering out, or experiencing a collapse in the casing or sand infiltration; (F) depreciation of any Acquired Assets that constitute personal property through ordinary wear and tear; (G) changes in GAAP; (H) changes in Laws, Orders, or other binding directives issued by any Governmental Authority; (I) acts of God, including storms or meteorological events; or (J) the entering into (or public announcement of) this Agreement or the taking of

APPENDIX A
9

any action contemplated and as permitted by this Agreement or the other Transaction Documents; and (ii) any adverse change in or effect on the Acquired Assets or Operations of Seller that is cured before the earlier of the Closing Date and the termination of this Agreement; provided that, in each case, the changes and effects described in clauses (A), (D) and (H) do not disproportionately affect the Acquired Assets (relative to similar assets in the same geographic region) or Seller, taken as a whole.
“Material Contracts” has the meaning specified in Section 7.13.
“Material Required Consents” means a consent by a Third Party that, (a) if not obtained prior to the assignment of an Acquired Asset, would either terminate Seller’s interest therein or void or nullify, or provide the Third Party with the right to void, the assignment with respect thereto; or (b) is denied in writing; provided, however, “Material Required Consent” does not include (i) any consent that by its terms cannot be unreasonably withheld, (ii) any Customary Post-Closing Consent, (iii) any Preferential Right, (iv) transfer orders and other filings and notices that are routine and customary in connection with the transfer of oil and gas assets where the Acquired Assets are located; and (v) compliance with the HSR Act or similar Laws of any Governmental Authority.
“Midstream Easements” means those Easements associated with the Water Assets.
“Negotiation Period” has the meaning specified in Section 3.5(c).
“Net Mineral Acre” means (a) as calculated separately with respect to each Acquired Lease, the product of (i) the number of gross acres of land covered by such Acquired Lease, multiplied by (ii) the lessor’s Undivided Interests in the Target Formation Hydrocarbons in the lands covered by such Acquired Lease, multiplied by (iii) Seller’s aggregate Working Interest in such Acquired Lease (provided, however, if items (a)(ii) and (iii) of this definition vary as to different tracts, parcels, areas or depths burdened by such Acquired Lease, a separate calculation shall be performed with respect to each such tract, parcel, area or depth), and (b) as calculated with respect to each Acquired Mineral Fee Interest, the product of (i) the number of gross acres of land covered by such Acquired Mineral Fee Interest, multiplied by (ii) Seller’s Undivided Interests in the Target Formation Hydrocarbons in the lands covered by such Acquired Mineral Fee Interest (provided, however, if item (b)(ii) of this definition varies as to different tracts, parcels, areas or depths covered by such Acquired Mineral Fee Interest, a separate calculation shall be performed with respect to each such tract, parcel, area or depth).
“Net Revenue Interest” or “NRI” means, with respect to any Acquired Lease, Acquired Mineral Fee Interest, or Acquired Well, that interest of Seller in Hydrocarbons produced and marketed from or attributable to the Target Formation of such Acquired Lease, Acquired Mineral Fee Interest, or Acquired Well, after giving effect to all Royalties.
“Non-Compensatory Damages” has the meaning specified in Section 14.12.
“Non-Exchanging Party” has the meaning specified in Section 13.5(a).
“NORM” means naturally occurring radioactive material.
“Notice of Environmental Defects” has the meaning specified in Section 6.3(b).
“Notice of Title Defects” has the meaning specified in Section 5.5(b).
“Notifying Party” has the meaning specified in Section 9.15.

APPENDIX A
10

“Objection Date” has the meaning specified in Section 3.5(b).
“Objection Report” has the meaning specified in Section 3.5(b).
“Open Environmental Defect” has the meaning specified in Section 6.6(a).
“Operations” means oil and gas exploration, development, and production, and all operations relating thereto, including: (a) the acquisition, purchase, sale, development, operation, maintenance, use and abandonment of oil, gas, and mineral leases and related interests; (b) the drilling, reworking, production, purchase, sale, transportation, storage, processing, treating, manufacture, and disposal of, or for, Hydrocarbons and associated by-products and wastes; and (c) the acquisition, construction, installation, maintenance, use, and operation of related Equipment and Operating Inventory.
“Open Title Defect” has the mean specified in Section 5.8(a).
“Operating Inventory” means rolling stock, pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as operating inventory.
“Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.
“Ordinary Course of Business” means any action taken in the ordinary course of Seller’s business and Operations.
“Organizational Documents” means, with respect to any Entity, the articles or certificate of incorporation, formation, organization, or association; general or limited partnership agreement; limited liability company or operating agreement; bylaws; and other agreements, documents, or instruments relating to the organization, management, or operation of such Entity or relating to the rights, duties, and obligations of the equityholders of such Entity, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, and similar agreements.
“Outside Date” has the meaning specified in Section 12.1(d).
“Overhead Costs” has the meaning specified in Section 3.3(a)(iii).
“Party” and “Parties” have the meanings specified in the introductory paragraph.
“Party Affiliate” has the meaning specified in Section 15.20.
“Per Net Mineral Acre Price” means, as to any Designated Area and Target Formation, the per Net Mineral Acre value set forth in Exhibit B applicable to Acquired Leases in such Designated Area and Target Formation or the per Net Mineral Acre value set forth in Exhibit B applicable to Acquired Mineral Fee Interests in such Designated Area and Target Formation, as applicable.
“Permit” means any permit, license, certificate of authority, franchise, concession, registration, or similar qualification or authorization issued, granted, or given by or under the authority of any Governmental Authority.
“Permitted Encumbrances” has the meaning specified in Section 5.2.

APPENDIX A
11

“Permitted Gap in Production” means a situation, with respect to an Acquired Asset, where one of the following applies:
(a)    unless the lack of production is permitted under the terms of the applicable lease covering such Acquired Asset (including because of force majeure or by operation of a shut-in royalty clause), the well(s) located on a lease covering the Acquired Asset or lands pooled or unitized therewith have produced (in the aggregate) in paying quantities determined on an annual basis during 2014, 2015 and 2016 (or such shorter period of time since such well(s) commenced production). For purposes of this definition, the Parties agree that a lease will be deemed to have produced in paying quantities so long as annual reported production attributable to the wells(s) on such lease equals or exceeds 500 MCF of gas or 20 bbl of oil, condensate or natural gas liquids (or the equivalent combination thereof);
(b)    Seller can establish that all necessary shut-in payments under the terms of the applicable lease covering such Acquired Asset were properly tendered, irrespective of whether the lessor has accepted such payments; or
(c)    Seller can establish, by affidavit of a Certified Public Accountant (or comparable evidence reasonably satisfactory to Purchaser), that a well or group of wells located on a lease covering the Acquired Asset or lands pooled or unitized therewith have produced aggregate revenues in excess of Seller’s aggregate operating expenses for such well or group of wells for each twelve (12)-month period (taking into account any cessation of production that is permitted under the terms of the applicable lease) during the five (5) years preceding the Execution Date (or such shorter period of time since such well(s) commenced production).
For purposes of this definition, proof of production may be obtained through any of the following: records of the West Virginia or Pennsylvania Department of Environmental Protection, severance or ad valorem tax payment records, royalty payment records, shut-in payment records, county auditor records or other evidence reasonably establishing the existence of production in paying quantities. The Parties expressly acknowledge and agree that (i) lack of data will not create the presumption of zero production unless verified by another source and (ii) “free gas” production may be considered production for purposes of calculating production rates.
“Person” means any natural person, Entity, or Governmental Authority.
“Plugging and Abandonment Obligations” means any and all Claims and Losses (whether known or unknown or absolute or contingent) resulting from, arising out of or in connection with, attributable to, based upon, or otherwise relating to any of the following, whether arising prior to, on, or after the Effective Time: (a) the plugging, replugging, and abandonment of all Acquired Wells; (b) the removal, abandonment, and disposal of all Acquired Personal Property and other fixtures, structures, pipelines, equipment, abandoned property, trash, refuse, and junk located on or comprising part of the Acquired Assets; (c) the capping and burying of all associated flow lines located on or comprising part of the Acquired Assets; (d) the restoration of the surface and subsurface of the Acquired Assets to the condition required by applicable Laws, Permits, Orders, Acquired Leases, and Acquired Contracts; (e) the dismantling, salvaging, removal, and abandonment of any and all Equipment and Operating Inventory; (f) all other Claims and Losses relating to the items described in clauses (a) through (e) above arising under Acquired Leases, Acquired Contracts, or other agreements, and all Claims made by Governmental Authorities or Third Parties claiming any vested interest in assets constituting the Acquired Assets; and (g) obtaining and maintaining all bonds, surety arrangements, and supplemental or additional bonds and surety arrangements, that may be required by Laws, Permits, Orders, or contracts, or may otherwise be required by any Governmental Authorities.

APPENDIX A
12

“Post-Closing Curative Election” means an election under Section 5.6(b) or Section 6.4(b) to attempt to cure after Closing any Title Defects or Environmental Defects, respectively.
“Preferential Right” means a right of first refusal or other preferential purchase right provision applicable to any Acquired Assets.
“Preliminary Settlement Statement” has the meaning specified in Section 3.4(a).
“Proceeding” means any action, proceeding, litigation, suit, or arbitration (whether civil, criminal, administrative, or judicial in nature) commenced, brought, conducted, or heard before any Governmental Authority, arbitrator, or arbitration panel.
“Production Tax” (with correlative meanings) means any federal, state or local Tax that is based on or measured by the production of Hydrocarbons from the Acquired Assets or the receipt of proceeds therefrom, including any sales, use, excise or severance Taxes (but excluding any Property Taxes, Income Taxes, Transfer Taxes, state imposed impact fees, and any franchise, employment, labor, unemployment, or similar Tax).
“Property and Production Tax” means all Property Taxes and Production Taxes.
“Property Expenses” means all operating expenses (including costs of insurance and title examinations) and capital expenditures (including lease bonuses, broker fees, other lease acquisition costs, and Completion Costs) incurred in the ownership and operation of the Acquired Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Acquired Assets under the relevant operating agreement or unit agreement, if any, but excluding Claims and Losses attributable to (a) personal injury or death, property damage, or violation of any Law, (b) Assumed Environmental Liabilities, (c) Plugging and Abandonment Obligations, (d) obligations with respect to imbalances, (e) obligations to pay working interests, Royalties, or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Acquired Assets, including those held in suspense, (f) Taxes, (g) any amounts paid to obtain any Material Required Consent or any specified payment obligation required pursuant to any Acquired Lease or Acquired Contract in order to transfer any Acquired Asset to Purchaser, (h) costs of Acquired Lease renewals or extensions of the Acquired Leases, (i) title curative costs or (j) any amounts for which Purchaser is entitled to indemnity hereunder.
“Property Tax” (with correlative meanings) means any federal, state or local personal or real property and ad valorem or similar Taxes and state imposed impact fees assessed against the Acquired Assets or based upon or measured by the ownership of the Acquired Assets (but excluding any Production Taxes, Income Taxes, and any franchise, employment, labor, unemployment, or similar Tax).
“PUC” has the meaning specified in Section 15.19.
“Purchase Price” has the meaning specified in Section 3.1.
“Purchaser” has the meaning specified in the introductory paragraph.
“Records” means any lease files, land files, well files, Acquired Contract files, gas gathering and processing files, division order files, abstracts, title opinions, environmental, health and safety documents, Property and Production Tax records and similar records of Seller to the extent relating directly to the Acquired Assets.

APPENDIX A
13

“Recourse Parties” has the meaning specified in Section 15.20.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.
“Remediate” or “Remediation” means (with correlative meanings), with respect to any Environmental Defect, (a) the response required or allowed under Environmental Laws that completely cures, addresses removes or otherwise resolves (for current and future use in the same manner as being currently used) the identified Environmental Defect in its entirety at the lowest cost (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws or (b) any response required to attain compliance with Environmental Law. “Remediation” may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, if such response is allowed under Environmental Laws and by Governmental Authorities and completely addresses and resolves (for current and future use in the manner as being currently used) the identified Environmental Defect in its entirety.
“Requisite Financial Statement Information” has the meaning specified in Section 9.20(a).
“Retained Employee Liabilities” means all employment or employee related liabilities in respect of employees and former employees of the Seller or its Affiliates (including any Transferred Employee and those individuals who are or were, or who are alleged to be or to have been, employees of the Seller but who are or were not classified by the Seller as such) based upon, arising out of, relating to or otherwise in connection with employment by the Seller or any of its Affiliates at any time on or prior to or on the Closing Date, whether pursuant to benefit plans or otherwise and all liabilities under any Employee Benefit Plan or any other employee benefit plan program or arrangement at at any time maintained by Seller or any of its Affiliates, including with respect to Transferred Employees, and dependents and beneficiaries of Transferred Employees, incurred before or on the Closing Date.
“Retained Environmental Liabilities” means, to the extent arising on or prior to the Closing Date, (a) any fines or penalties relating to violations of any Environmental Law imposed or assessed in connection with Seller’s ownership or operation of the Acquired Assets, (b) any Liability arising from the disposal or transportation by Seller of any Hazardous Materials generated or used upon the Acquired Assets to any location not on the Acquired Assets and (c) except for Purchaser’s obligations under Section 4.1 (d) and Section 4.3(d), any Liability associated with an Acquired Asset that is excluded from the transactions contemplated hereunder pursuant to Section 6.4(c).
“Retained FT Agreements” means the transportation agreements identified in the Marketing Solution which Seller will retain.
“Rhinestreet Formation” means specifically from the stratigraphic equivalent of the top of the Rhinestreet in the NV 39F (API 37-125-24701) at 6628’MD through to the stratigraphic equivalent of the top of the Burkett, which top is at 7102’MD, and illustrated in the log attached as Exhibit H-2.
“Royalties” means royalties, overriding royalties, production payments, net profits interests, other non-cost bearing revenue interests or similar payment burdens upon, measured by, or payable out of production of Hydrocarbons therefrom.
“Seller” has the meaning specified in the introductory paragraph.

APPENDIX A
14

“Seller Taxes” means (a) all Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Property and Production Taxes allocable to Seller pursuant to Section 13.01 (taking into account, and without duplication of, such Property and Production Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 3.3, Section 3.4 or Section 3.5, as applicable, and (ii) any payments made from one Party to the other in respect of Property and Production Taxes pursuant to Section 13.2(c)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Seller that is not part of the Acquired Assets, (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Acquired Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (e) any and all liabilities of Seller in respect of any Taxes (other than Transfer Taxes, Property and Production Taxes or the Taxes described in clauses (a), (b) or (c) of this definition).
“Significant Environmental Defect” has the meaning specified in Section 6.4(c).
“Shallow Well JOAs” means joint operating agreements entered into by the parties thereto prior to any depth severance of the Lands covered by such agreements.
“Specified Designated Area” means the Designated Areas described on Exhibit J.
“Straddle Period” has the meaning specified in Section 13.1(a).
“Subject Environmental Defect” has the meaning specified in Section 6.4(b)(i).
“Subject Title Defect” has the meaning specified in Section 5.6(b)(i).
“Surviving Environmental Defect” has the meaning specified in Section 6.4(b).
“Surviving Title Defect” has the meaning specified in Section 5.6(b).
“Target Formation” means (a) with respect to an Acquired Well, each geological zone and depth open to production and from which Hydrocarbons are being produced as of the Effective Time, and (b) with respect to an Acquired Lease or Acquired Mineral Fee Interest, the Marcellus Formation, the Utica/Point Pleasant Formation, and/or the Rhinestreet Formation as set forth for such Acquired Property Interest Exhibit A-1 or Exhibit A-2, as applicable.
“Target NMA” has the meaning specified in Section 5.1(d).
“Target NRI” has the meaning specified in Section 5.1(a).
“Tax” and “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes including income, profits, gross receipts, gross income, net receipts, capital gains, net worth, doing business, license, payroll, employment, excise, severance, stamp, occupation, premium, excess profits, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, severance, natural resources, production, property, transfer, ad valorem, registration, stamp, value added, document, filing, recording, authorization, fuel, alternative or add-on minimum, estimated, or other tax, levy or assessment, duty, impost, charge, or fee of any kind whatsoever of any Governmental Authority, whether computed on a separate or consolidated, unitary or combined basis or in

APPENDIX A
15

any other manner, including any interest, penalty, or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
“Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, attachments, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax, and including any amendment thereof.
“Technical Data” means proprietary geologic, geophysical, seismic data and seismic licenses, but excluding any and all interpretive data and analysis of any of the foregoing (it being understood that all such interpretive data and analysis shall constitute an Excluded Asset).
“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” has the meaning specified in Section 14.8(b).
“Title Defect” has the meaning specified in Section 5.3.
“Title Defect Deductible” means an amount equal to two percent (2.0%) of the Base Fixed Purchase Price.
“Title Defect Value” has the meaning specified in Section 5.4.
“Title Defect Threshold” means $50,000.
“Title Disputed Matters” has the meaning specified in Section 5.10.
“Title Expert” has the meaning specified in Section 5.10(a).
“Title Indemnity Agreement” has the meaning specified in Section 5.7(b).
“Title Matters” has the meaning specified in Section 5.13.
“Transaction Documents” means this Agreement, the Assignments, the Assignment and Assumption Agreement, the Escrow Agreement, the Transition Services Agreement, and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing.
“Transfer Taxes” has the meaning specified in Section 13.3.
“Transferred Employee” has the meaning specified in Section 9.10(a).
“Transition Services Agreement” has the meaning specified in Section 11.2(c).
“Treasury Regulations” means the regulations issued by the United States Department of Treasury under the Code.

APPENDIX A
16

“Undivided Interest” means the specified percentage undivided interest (on an eight-eighths basis) in the applicable properties and assets (whether tangible or intangible, real or personal).
“United States” and “U.S.” means the United States of America.
“Utica/Point Pleasant Formation” means specifically from the stratigraphic equivalent of the top of the Onondaga in the Protégé Dangel #1 (API 34-111-24305) at 6282'MD through to one hundred (100) feet below the stratigraphic equivalent of the base of the Utica/Point Pleasant (otherwise known as the top of the Trenton Limestone), which base is at 10,797’, and illustrated in the log attached as Exhibit H-3.
“WARN Act” means the Worker Adjustment and Retraining Notification Act.
“Water Assets” has the meaning specified in Section 9.18.
“Water Assets Transaction” has the meaning specified in Section 9.18.
“Working Interest” or “WI” means, with respect to any Acquired Well, that share of the costs and expenses of maintenance, development, and operations attributable to the interest of Seller in such Acquired Well, but without regard to the effect of any Royalties.
[End of Appendix]

APPENDIX A
17